Exhibit 10.4

CONFIDENTIAL

EXECUTION VERSION

DEVELOPMENT, COMMERCIALIZATION AND SUPPLY AGREEMENT

DATED AS OF MARCH 22, 2011

BY AND AMONG

AUXILIUM PHARMACEUTICALS, INC. AND

AUXILIUM INTERNATIONAL HOLDINGS, INC.

AND

ASAHI KASEI PHARMA CORPORATION

Confidential treatment requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2. The confidential portions of this exhibit have been omitted and are marked accordingly. The confidential portions have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

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ARTICLE 1	DEFINITIONS	1

ARTICLE 2	LICENSES	16

2.1	Grant to Asahi	16
2.2	Grant to Auxilium	17
2.3	Additional Licensing Provisions	18
2.4	Performance by Affiliates and Subcontractors	18
2.5	Exclusivity	19
2.6	Right of First Negotiation	19
2.7	Restrictive Covenants	20

ARTICLE 3	GOVERNANCE	21

3.1	Joint Steering Committee	21
3.2	Joint Steering Committee Membership	22
3.3	Joint Steering Committee Meetings	23
3.4	Decision-Making	23
3.5	Alliance Managers	23
3.6	Limits on JSC and Committee Authority	24
3.7	Disbanding the JSC	24
3.8	Committees	24
3.9	Manufacturing and Supply Committee	25
3.10	Development and Regulatory Committee	26
3.11	Actions	27
3.12	Exchange of Information	28
3.13	Minutes of Committee Meetings	28
3.14	Expenses	28

ARTICLE 4	DEVELOPMENT	29

4.1	Overview	29
4.2	Objectives Under the Development Plan	30
4.3	Development Plan and Development Budget	30
4.4	Development Costs	31
4.5	Records, Reports and Information	32
4.6	Ownership and Transfer of Development Data	33
4.7	Right to Audit	33

ARTICLE 5	REGULATORY	34

5.1	Regulatory Data and Regulatory Materials	34
5.2	Regulatory Filings and Regulatory Approvals	35
5.3	Communications	37
5.4	No Other Regulatory Filings	37
5.5	Rights of Reference	37
5.6	Adverse Event Reporting; Safety Data Exchange and Medical Inquiries	38
5.7	Regulatory Authority Communications Received by a Party	39
5.8	Recall, Withdrawal, or Market Notification of Product	41

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5.9	Regulatory Diligence	42

ARTICLE 6	COMMERCIALIZATION	43

6.1	Commercialization in the Field in the Territory	43
6.2	Commercialization Plan	43
6.3	Asahi’s Performance	45
6.4	Reports	45
6.5	Compliance	46
6.6	Provisions applicable to Sales Representatives (and Wholesalers and Distributors) and/or Medical Science Liaisons	46
6.7	Promotional Materials	46
6.8	Product Trademarks and Product Trade Dress	48
6.9	Commercialization Data	50
6.10	Global Branding Strategy	50

ARTICLE 7	SUPPLY	51

7.1	General	51
7.2	Development Supply	51
7.3	Commercial Supply	51
7.4	Exclusivity	51
7.5	Packaging and Labeling; Certain Other Manufacturing Activities	51
7.6	Forecasting and Ordering	52
7.7	Pricing, Invoicing, and Manufacturing Standard Cost Audit	54
7.8	Shipping and Delivery	55
7.9	Quality and Compliance	55
7.10	Disputes and Remedies	57
7.11	Shortages	58
7.12	Manufacturing Supply Assurance	59
7.13	Safety Stock Obligations	59
7.14	Product Specification and Manufacturing Changes	59
7.15	Termination of Supply Obligations	59
7.16	Auxilium Notice	60

ARTICLE 8	PAYMENTS	60

8.1	Upfront Payment	60
8.2	Milestone Payments	60
8.3	Royalty Payments	61
8.4	Royalty Payments and Reports; Floor Price	62
8.5	Third Party Royalties and Other Payments	63
8.6	Taxes and Withholding	64
8.7	Currency Conversion	65
8.8	General Payment Procedures	65
8.9	Late Payments	65
8.10	Legal Restrictions	65
8.11	Records; Audits	65

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ARTICLE 9	INTELLECTUAL PROPERTY MATTERS	66

9.1	Ownership of Intellectual Property	66
9.2	Disclosures; Disputes Regarding Inventions	67
9.3	Patent Filings, Prosecution and Maintenance	67
9.4	Defense and Enforcement of Patents	70
9.5	Patent Term Extensions	73
9.6	Patent Marking	73
9.7	Patent Challenge	73

ARTICLE 10	REPRESENTATIONS, WARRANTIES AND COVENANTS	73

10.1	Mutual Representations and Warranties	73
10.2	Additional Representations, Warranties and Covenants of Auxilium	74
10.3	Additional Representations, Warranties and Covenants of Asahi	76
10.4	Disclaimer	77
10.5	No Other Representations or Warranties	77

ARTICLE 11	INDEMNIFICATION	78

11.1	Indemnification by Auxilium	78
11.2	Indemnification by Asahi	78
11.3	Indemnification Procedures	78
11.4	Limitation of Liability	80
11.5	Insurance	81

ARTICLE 12	CONFIDENTIALITY	81

12.1	Confidential Information	81
12.2	Confidentiality Obligations	82
12.3	Permitted Disclosure and Use	83
12.4	Notification	83
12.5	Publicity; Filing of this Agreement	83
12.6	Publication	84
12.7	Use of Names	84
12.8	Survival	84

ARTICLE 13	TERM AND TERMINATION	85

13.1	Term	85
13.2	Termination for Breach	85
13.3	Termination as a Result of Bankruptcy	85
13.4	Termination by Auxilium	85
13.5	Termination by Asahi	85

ARTICLE 14	EFFECTS OF TERMINATION	85

14.1	Effects of Termination	85
14.2	Effects of Termination	88
14.3	Expiration of this Agreement	88
14.4	Accrued Rights	89

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14.5	Survival	89
14.6	Rights in Bankruptcy	90

ARTICLE 15	DISPUTE RESOLUTION	90

15.1	Disputes	90
15.2	Arising Between the Parties	90
15.3	Dispute Resolutions	91
15.4	Patent and Trademark Dispute Resolution	91
15.5	Injunctive Relief	91

ARTICLE 16	MISCELLANEOUS	91

16.1	Entire Agreement; Amendment	91
16.2	Force Majeure	91
16.3	Notices	92
16.4	No Strict Construction; Interpretation	92
16.5	Assignment	92
16.6	Further Actions	93
16.7	Severability	93
16.8	No Waiver	93
16.9	Independent Contractors	93
16.10	English Language; Governing Law	93
16.11	Counterparts	93

Schedules:

Schedule 1.12: Auxilium Patents

Schedule 1.15: BTC License Agreement

Schedule 6.8.1: XIAFLEX Trademark and Logo

Schedule 7.6: Forecast Methodology

Schedule 10.2: Disclosure Schedule

Schedule 12.5.1: Press Release

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DEVELOPMENT, COMMERCIALIZATION AND SUPPLY AGREEMENT

This Development, Commercialization and Supply Agreement (this “Agreement”), dated as of March 22, 2011 (the “Effective Date”), is made by and among Auxilium Pharmaceuticals, Inc., a Delaware corporation, and Auxilium International Holdings, Inc., a Delaware corporation, (together referred to as “Auxilium”), and Asahi Kasei Pharma Corporation, a Japanese corporation (“Asahi”). Auxilium and Asahi are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Auxilium has developed and is currently further developing a pharmaceutical product hereinafter defined as the Product for the treatment of Dupuytren’s Contracture and Peyronie’s Disease;

WHEREAS, Asahi has significant experience in the development and commercialization of pharmaceutical products in the Territory; and

WHEREAS, Asahi and Auxilium desire to establish a collaboration for the further development and commercialization of the Product in the Field in the Territory.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following initially capitalized terms shall have the meanings set forth in this ARTICLE 1 or as otherwise defined elsewhere in this Agreement:

1.1 “Advertising and Promoting Costs” means the Out-of-Pocket Costs and internal costs (including labor cost of Asahi’s sales force) paid by Asahi for, and attributable to, or reasonably allocable to, the marketing, promoting, selling or offering for sale of the Product for an indication in the Field in the Territory, including planning, market research, Pre-Marketing, advertising, educating, marketing and promoting, by Asahi of the Product in the Field in the Territory, including, (i) advertising agency fees, (ii) costs for conducting medical education or seminars in the Territory, (iii) costs for exhibiting at medical conventions and participating in professional medical association meetings in the Territory, (iv) costs for direct mail, internet programs and journal advertising in the Territory, (v) costs for conducting post-marketing surveillance that is not required for obtaining or maintaining Regulatory Approval for the Product in the Territory, (vi) costs and expenses associated with detailing and (vii) costs for creation of Promotional Materials and campaigns. For purposes of clarity, the costs and expenses associated with Asahi’s sales force which are not attributable to, or reasonably allocable to, the marketing, promoting, selling or offering for sale of the Product in the Field in the Territory shall not be considered Advertising and Promoting Costs hereunder.

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1.2 “Affiliate” means any Person directly or indirectly controlled by, controlling or under common control with, a Party, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), shall be presumed to exist with respect to a Person in the event of the possession, direct or indirect, of (i) the power to direct or cause the direction of the management and policies of such Person (whether through ownership of securities, by contract or otherwise), or (ii) at least fifty percent (50%) of the voting securities or other comparable equity interests. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case, such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct or cause the direction of the management and policies of such Person. For the avoidance of doubt, neither of the Parties shall be deemed to be an “Affiliate” of the other.

1.3 “Asahi Applied Know-How” means all Know-How that is (i) (a) Controlled by Asahi (or its Affiliates) as of the Effective Date or comes under the Control of Asahi (or its Affiliates) during the Term (other than as a result of the licenses granted by Auxilium to Asahi under this Agreement) and (b) incorporated by Asahi in any Product prior to any termination or expiration of this Agreement (provided, however, that such Know-How is necessary or reasonably useful for the Development, Packaging and Labeling, Manufacture or Commercialization of any Product) or (ii) an Asahi Invention. For clarity, “Asahi Applied Know-How” shall not include Asahi Applied Patents.

1.4 “Asahi Applied Patent” means any Patent that is (i) (a) Controlled by Asahi (or its Affiliates) as of the Effective Date or comes under the Control of Asahi (or its Affiliates) during the Term (other than as a result of the licenses granted by Auxilium to Asahi under this Agreement) and (b) claims any Asahi Applied Know-How or (ii) an Asahi Collaboration Patent.

1.5 “Asahi Applied Technology” means the Asahi Applied Know-How and the Asahi Applied Patents.

1.6 “Asahi Invention” means an Invention that is Invented, solely or jointly with a Third Party, by an employee of Asahi or its Affiliates or a Person under an obligation of assignment to Asahi or its Affiliates.

1.7 “Auxilium Invention” means an Invention that is Invented solely or jointly with a Third Party, by an employee of Auxilium or its Affiliates or a Person under an obligation of assignment to Auxilium or its Affiliates.

1.8 “Auxilium Know-How” means all Know-How that is (i) Controlled by Auxilium (or its Affiliates) as of the Effective Date or at any time during the Term or (ii) an Auxilium Invention or a Joint Invention, in each case of (i) or (ii), which is necessary or reasonably useful for the Development, Packaging and Labeling or Commercialization of the Product in the Field in the Territory; provided, however, that “Auxilium Know-How” shall not

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include any Auxilium Manufacturing Know-How. For clarity, “Auxilium Know-How” shall not include (a) the Auxilium Patents or (b) the Auxilium Manufacturing Patents.

1.9 “Auxilium Manufacturing Know-How” means all Know-How that is (i) Controlled by Auxilium (or its Affiliates) as of the Effective Date or (ii) an Auxilium Invention or a Joint Invention, in each case of (i) or (ii), which is necessary or reasonably useful for the Manufacture of the Product for Commercialization in the Field in the Territory, including any CMC information.

1.10 “Auxilium Manufacturing Patent” means any Patent that is (i) Controlled by Auxilium (or its Affiliates) as of the Effective Date or at any time during the Term or (ii) an Auxilium Collaboration Patent, in each case of (i) or (ii), which is necessary or reasonably useful for the Manufacture of the Product for Commercialization in the Field in the Territory; provided, however, that an “Auxilium Manufacturing Patent” shall not include any Auxilium Patent.

1.11 “Auxilium Manufacturing Technology” means the Auxilium Manufacturing Know-How and Auxilium Manufacturing Patents; provided, however, that “Auxilium Manufacturing Technology” shall not include any Auxilium Technology.

1.12 “Auxilium Patent” means any Patent in the Territory that (i) is Controlled by Auxilium (or its Affiliates) as of the Effective Date, including the Patents listed in Schedule 1.12 (including those licensed under the BTC License Agreement), or (ii) comes under the Control of Auxilium during the Term (including an Auxilium Collaboration Patent), in each case of (i) or (ii) which is necessary or reasonably useful for the Development or Commercialization of the Product in the Field in the Territory.

1.13 “Auxilium Technology” means the Auxilium Patents and Auxilium Know-How.

1.14 “Biosimilar Version” means, with respect to a Product in the Territory, a Third Party pharmaceutical product (other than such Product hereunder) that: (i) contains injectable collagenases derived from Clostridium histolyticum as the sole active ingredient (and labeled for the same indications of treatment as such Product) and (ii) has been granted a marketing authorization by an abridged procedure that relies in whole or in part on safety and efficacy data generated for the marketing authorization for such Product as determined by the applicable Governmental Authority in the Territory.

1.15 “BTC License Agreement” means that certain Amended and Restated Development and License Agreement, dated as of December 11, 2008, by and between Auxilium and BioSpecifics Technologies Corp. (“BTC”), a copy of which is attached hereto as Schedule 1.15.

1.16 “Bulk Product” means the finished form of the Product, packaged in unlabeled vials.

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1.17 “Commercialize”, “Commercializing” or “Commercialization” means all activities directed to the marketing, promoting, selling or offering for sale of a Product for an indication, including planning, market research, Pre-Marketing, advertising, educating, marketing, promoting, importing, exporting, distributing, pharmacovigilance and post-marketing safety surveillance and reporting. For clarity, “Commercialization” shall not include any activities related to clinical research, Manufacturing or Development of the Product.

1.18 “Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement, including to Manufacture, Develop or Commercialize the Product, those efforts and resources consistent with the usual practices of such Party in pursuing the manufacture, development or commercialization of its own pharmaceutical products that are of similar market potential as such Product, taking into account all relevant factors including product labeling or anticipated labeling, present and future market potential, past performance of such Product and such Party’s other pharmaceutical products that are of similar market potential, financial return, medical and clinical considerations, present and future regulatory environment and competitive market conditions, all as measured by the facts and circumstances at the time such efforts are due. Without limiting the foregoing, Commercially Reasonable Efforts requires, with respect to such obligations, that the Party: (i) promptly assign responsibility for such obligation to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (ii) set annual objectives for carrying out such obligations, and (iii) allocate resources designed to advance progress with respect to such objectives.

1.19 “Competitive Product” means any pharmaceutical product, in the Field, that has the same therapeutic indications as the Product.

1.20 “Control” means, when used in reference to intellectual property, other intangible property, or materials, that a Party owns or has a license or sublicense to such intellectual property, other intangible property or materials, and has the ability to grant a license or sublicense or other right to use such intellectual property, other intangible property or materials, as applicable, as provided for herein, without (i) requiring the consent of a Third Party or (ii) violating the terms of any agreement or other arrangement with any Third Party.

1.21 “Cover(ed)” means, with respect to any Patent and the subject matter at issue, that, but for a license granted under a Valid Claim of such Patent, the manufacture, development, use, sale, offer for sale or importation of the subject matter at issue would infringe such Valid Claim, or in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

1.22 “Develop”, “Developing” or “Development” means all activities relating to research, non-clinical, preclinical and clinical trials, toxicology testing, statistical analysis and reporting, which are necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining all Regulatory Approvals, including (i) Phase IV Clinical Trials and other post-Regulatory Approval studies that are required or reasonably useful to obtain or maintain Regulatory Approval, (ii) the development aspects of the Territory-Specific Analytical Release Testing and Characterization, (iii) physician/investigator-initiated studies and (iv) all other development-related activities that

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are deemed by the JSC to be commercially useful; provided, however, that “Develop”, “Developing” and “Development” shall not include any activities related to Commercialization or Manufacture.

1.23 “Development Activities” means those Development activities undertaken by or on behalf of a Party or its Affiliates with respect to the Product in the Field.

1.24 “Development Costs” means the costs and expenses incurred by a Party or its Affiliates attributable to, or reasonably allocable to, the Development of the Product in the Field, including costs of conducting Phase I clinical trials, Phase II clinical trials, Phase III Clinical Trials and Phase IV Clinical Trials (as well as other post-Regulatory Approval studies (including physician/investigator—initiated studies)). “Development Costs” shall include (i) Out-of-Pocket Costs and (ii) internal costs (e.g., staff or administrative) that are attributable to, or reasonably allocable to, the Development of the Product in the Field. For clarity, Development Costs shall exclude Regulatory Costs.

1.25 “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.26 “Drug Substance” means the collagenases derived from Clostridium histolyticum.

1.27 “Drug Substance Specifications” means those Manufacturing, performance and quality-control specifications for the Drug Substance in the Territory, which are initially as set forth in the U.S. Regulatory Approval for the Product, as such specifications may be amended from time to time pursuant to the terms of this Agreement and/or the Quality Agreements.

1.28 “EMA” means the European Medicines Agency or its successor.

1.29 “Facility” means, as applicable, a Party’s Manufacturing facility and such other facilities used by such Party (or those of its Affiliates or Third Party contractors) in the manufacture, packaging, labeling or storage of (i) Product, (ii) Drug Substance or (iii) materials utilized in the manufacture, packaging or labeling of Product or Drug Substance, including raw materials, auxiliary materials, intermediates, containers and packing materials, in each case, with respect to the Product for Development or Commercialization in the Field in the Territory hereunder.

1.30 “FDA” means the U.S. Food and Drug Administration or its successor.

1.31 “FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.

1.32 “Field” means the treatment in humans of (i) Dupuytren’s Contracture, (ii) Peyronie’s Disease and (iii) such other New Indications as the Parties agree to include hereunder in accordance with Section 2.6, if any. For purposes of clarity, the “Field” shall not include any new indications for the Product other than as set forth in the foregoing clauses (i) and (ii) and any New Indications.

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1.33 “Finished Product” means the Product in its full packaging and final presentation form ready for release to end-users.

1.34 “First Commercial Sale” means, with respect to a Product, the first sale of such Product in the Territory by or on behalf of Asahi or its Affiliates to a Third Party (including wholesalers or distributors), after receipt of Regulatory Approval (including Pricing Approval, to the extent required for sale of a Product in the Territory, and any necessary labeling negotiations that may be required after Regulatory Approval and such Pricing Approval) for such Product in the Territory.

1.35 “Fiscal Year” means a period of twelve (12) consecutive months beginning on April 1st of a year and ending on March 31st of the subsequent year.

1.36 “GAAP” means generally accepted accounting principles in the United States, as consistently applied.

1.37 “General Development Activities” means all Development Activities other than (i) Territory Development Activities and (ii) Territory-Specific Analytical Release Testing and Characterization.

1.38 “Good Clinical Practices” or “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable, (i) those standards required by the MHLW, (ii) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (iii) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (iv) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (v) the equivalent Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.39 “Good Laboratory Practices” or “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, (i) those standards required by the MHLW, (ii) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and (iii) the equivalent Laws in any relevant country, each as may be amended and applicable from time to time.

1.40 “Good Manufacturing Practices” or “GMP” means all applicable Good Manufacturing Practices including, as applicable, (i) those standards required by the MHLW, (ii) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601 and 610, (iii) the principles detailed in the ICH Q7 guidelines, and (iv) the

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equivalent Laws in any relevant country, each as may be amended and applicable from time to time.

1.41 “Governmental Authority” means any multinational, federal, state, local, municipal or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal), in each case, having jurisdiction over the applicable subject matter.

1.42 “IND” means an application to the applicable Regulatory Authority, such as a clinical trial application or a clinical trial exemption, the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction, including the Clinical Trial Notification to the MHLW and the Investigational New Drug Application to the FDA.

1.43 “Invented” means the acts of (an) inventor(s), as determined in accordance with Laws relating to inventorship set forth in the patent Laws of the United States (Title 35, United States Code), in discovering, conceiving and completing an Invention.

1.44 “Invention” means any writing, invention, discovery, improvement, technology or other Know-How (in each case, whether patented or not) in the Field that is not existing as of the Effective Date and is Invented under this Agreement during the Term.

1.45 “Joint Invention” means an Invention that is Invented jointly by an employee of, or Person under an obligation of assignment to, each of Auxilium and Asahi or their respective Affiliates.

1.46 “Joint Steering Committee” or “JSC” means the joint steering committee formed by the Parties as described in Section 3.1.

1.47 “Know-How” means any proprietary data, results, material(s), technology, and nonpublic information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports and plans, market research, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data and procedures.

1.48 “Laws” means all applicable laws, statutes, rules, regulations, directives, decisions, ordinances, guidelines and other pronouncements of any Governmental Authority.

1.49 “Manufacture” or “Manufacturing” means all activities related to the manufacturing of the Bulk Product, Drug Substance, or any ingredient thereof, including manufacturing for clinical use or commercial sale, in-process and Bulk Product or Drug Substance testing, quality assurance and quality control required for release of the Product in the Field (which are initially as required for release of the Product in the Field in the U.S., as such

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quality assurance and quality control requirements may be changed from time to time pursuant to the terms of this Agreement and/or the Quality Agreements), handling and storage of Bulk Product or Drug Substance and ongoing stability tests and regulatory activities related to any of the foregoing; provided, however, that for purposes of clarity “Manufacture” shall include fill and lyophilization of Drug Substance but shall exclude Packaging and Labeling (whether in commercial or clinical packaging presentation). For clarity, Manufacturing shall exclude Manufacturing Development Activities and Territory-Specific Analytical Release Testing and Characterization.

1.50 “Manufacturing Development Activities” means development of test methods, stability testing, formulation development, process development, quality assurance activities, quality control activities, qualification and validation activities, analytic process development, manufacturing process validation, scale-up and all other activities, including CMC-related activities, necessary for or related to the Manufacture of the Product for use in the Field. For clarity, Manufacturing Development Activities shall exclude Territory-Specific Analytical Release Testing and Characterization.

1.51 “Manufacturing Standard Cost” means the standard cost per Unit of Bulk Product, calculated annually in accordance with GAAP. This includes the cost of raw materials, labor, and other direct and identifiable variable costs and appropriate costs for equipment pools, plant operations and plant support services. The costs for plant operations and support services would include utilities, maintenance, engineering, safety, human resources, finance, plant management and other similar activities, as well as shipping costs to a finished goods warehouse. The plant operations and support services costs would be allocated to the Product consistent with GAAP, based on budgeted volumes. Costs which cannot be identified to a specific activity supporting Manufacturing, such as charges for corporate overhead which are not related to Manufacturing, would not be included in Manufacturing Standard Cost hereunder.

1.52 “Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to sell the Product (but excluding Pricing Approval) in any particular country or regulatory jurisdiction.

1.53 “Medical Science Liaison” means an individual who is employed by or on behalf of Asahi or its Affiliates and who provides field based medical information, educational services and other educational efforts directed towards the medical and/or scientific community.

1.54 “MHLW” means the Japanese Ministry of Health, Labor and Welfare, or a successor agency thereto.

1.55 “Net Sales” means the gross amount invoiced by or on behalf of Asahi or any of its Affiliates on account of sales of the Product, less the following deductions specifically and solely related to the Product and actually allowed:

1.55.1 customary trade, cash or quantity discounts actually paid, granted or accrued, to the extent not already reflected in the amount invoiced;

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1.55.2 excise and sales taxes and customs duties to the extent included in the price and separately itemized on the invoice price (but specifically excluding, for clarity, any income taxes assessed against the income arising from such sale);

1.55.3 packing, freight, shipment and insurance costs to the extent included in the price and separately itemized;

1.55.4 amounts actually paid, granted or accrued on (i) returns or rejection in accordance with Asahi’s returned goods policy provided to Auxilium or (ii) recalls;

1.55.5 allowances, rebates and bona fide price reductions actually given to trade customers, wholesalers, distributors and pharmaceutical benefit managers, group purchasing organizations and other managed care organizations (collectively, “Customers”) based upon purchase of the Product and calculated as follows: such allowances, rebates and bona fide price reductions = A x B / C, where A = aggregate allowances, rebates and bona fide price reductions actually given to all Customers, B = aggregate sales of the Product to all Customers, and C = aggregate sales of all of Asahi’s pharmaceutical products including the Product to all Customers; and

1.55.6 compulsory payments and rebates directly related to the sale of the Product paid to a Governmental Authority pursuant to governmental regulations by reason of any national or local health insurance program or similar program.

For clarity, Net Sales shall not be reduced by the amount of any commissions paid to individuals, whether they are associated with independent sales agencies or regularly employed by Asahi (or any agent, distributee, or designee thereof), or for a cost of collection or any other amount not specifically set forth in Subsections 1.55.1 – 1.55.6, inclusive, above. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to, and paid by, Third Parties shall not be deducted from the invoice price in the calculation of Net Sales. In the case of any sale of the Product for value other than in an arm’s length transaction exclusively for cash, such as barter or counter-trade, Net Sales shall be determined by referencing Net Sales at which substantially similar quantities of the Product are sold in an arm’s length transaction for cash.

Notwithstanding the foregoing, amounts billed by Asahi or its Affiliates for the sale of Product among Asahi or its Affiliates for resale shall not be included in the computation of Net Sales hereunder. Net Sales shall be accounted for in accordance with GAAP. Asahi and its Affiliates will sell the Product as a stand-alone product and will not sell the Product as part of a bundle with other products or offer package deals to customers that include the Product, except to the extent required to obtain sales contracts with government entities, and in such case, the price of the Product relevant for the calculation of Net Sales will be the average price in the preceding calendar quarter of the Product sold separately less the average discount of all products sold as part of the package.

1.56 “NHI” means the Japanese national health insurance system, or its successor system.

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1.57 “NHI Price” means the reimbursement price of the Product for purposes of the NHI.

1.58 “NHI Price Approval” means approval of the NHI Price by the MHLW.

1.59 “Out-of-Pocket Costs” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with GAAP), other than Affiliates or employees, by either Party.

1.60 “Patents” means patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, any patent issued with respect to any such patent applications, any reissue, reexamination, utility models or designs, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts thereof in any country.

1.61 “Patent Term Extension” means any term extensions, supplementary protection certificates and equivalents thereof offering Patent protection beyond the initial term with respect to any issued Patents.

1.62 “Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.63 “Phase III Clinical Trials” means a clinical trial identified as a Phase III clinical trial in the Development Plan and conducted as a pivotal trial for purposes of filing a MAA for a Product that provides for the clinical study of such Product on a sufficient number of patients to confirm with statistical significance the efficacy, and confirm the safety of such Product, sufficient to support such MAA for such Product.

1.64 “Phase IV Clinical Trials” means certain post-marketing studies to delineate additional information about a pharmaceutical product’s risks, benefits, and optimal use, commenced after receipt of regulatory approval for a product in the indication for which such trial is being conducted.

1.65 “PMDA” means the Pharmaceuticals and Medical Devices Agency of Japan, which is an extra-ministerial bureau of the MHLW and is responsible for, among other things, the evaluation of new drugs, and offers face-to-face consultation services, or a successor agency thereto.

1.66 “Pre-Marketing” means marketing activities undertaken prior to and in preparation for the launch of the Product in the Territory. Pre-Marketing shall include market research, key opinion leader development, advisory boards, medical education, disease-related public relations, health care economic studies, sales force training and other pre-launch activities prior to the First Commercial Sale of the Product in the Territory.

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1.67 “Pricing Approval” means the approval, agreement, determination or decision from a Governmental Authority, including the NHI Price Approval, establishing the price and/or reimbursement for the Product for sale in the Territory, prior to the sale of the Product in the Territory.

1.68 “Product” means, in all cases excluding any dermal formulations labeled for topical administration, any dosage strength of the pharmaceutical product consisting of the lyophilized form of injectable collagenases derived from Clostridium histolyticum [**] and a sterile diluent containing NaCl and CaCl2.

1.69 “Product Approval” means the approval of a Governmental Authority necessary for the marketing and sale of the Product in a given country or regulatory jurisdiction, which may include the approval of an MAA (but shall not include any Pricing Approvals).

1.70 “Product Complaint” means any written, verbal or electronic expression of dissatisfaction regarding any Product sold by or on behalf of Asahi or any of its Affiliates in the Territory, including reports of actual or suspected product tampering, contamination, mislabeling or inclusion of improper ingredients.

1.71 “Product Specifications” means (i) with respect to the Bulk Product, those Manufacturing, performance, quality-control, and Packaging and Labeling specifications for the Bulk Product in the Territory, which are initially as set forth in the applicable U.S. FDA Regulatory Approval for the Bulk Product, as such specifications may be amended from time to time pursuant to the terms of this Agreement and/or the Quality Agreements, and (ii) with respect to the Product, those Manufacturing, performance, quality-control, and Packaging and Labeling specifications for the Product in the Territory, which are initially as set forth in the applicable Japanese MHLW Regulatory Approval for the Product, as such specifications may be amended from time to time pursuant to the terms of this Agreement and/or the Quality Agreements.

1.72 “Promotional Materials” means all written, printed, video or graphic advertising, promotional, educational and communication materials (other than the Product labels and package inserts) for marketing, advertising and promoting of the Product in the Field in the Territory, for use (i) by a Sales Representative, a Medical Science Liaison, a wholesaler or a distributor, or (ii) in advertisements, web sites or direct mail pieces.

1.73 “Quality Agreements” means each quality agreement relating to the Product or the Drug Substance, as applicable, between Asahi and Auxilium (and its designated manufacturer, as the case may be).

1.74 “Re-Examination Period” means a period (which, for clarity, as of the Effective Date, is ten (10) years in the case of a product approved with an “orphan” indication and eight (8) years for all other new chemical entities) following receipt of Regulatory Approval (i) during which the approved product is afforded data exclusivity in the Territory and (ii) at the end of which the efficacy and the safety of such product will be re-examined by the Regulatory Authority.

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

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1.75 “Regulatory Approvals” means all necessary approvals (including INDs, MAAs, Product Approvals, Pricing Approvals, import permits, and, in each case any supplements and amendments thereto), licenses, registrations or authorizations of any Governmental Authority, necessary for the manufacture, distribution, use, promotion and sale of the Product in a given country or regulatory jurisdiction.

1.76 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or regulatory jurisdiction, including, in the Territory, the MHLW and the PMDA.

1.77 “Regulatory Costs” means the costs and expenses incurred by Asahi or its Affiliates attributable to, or reasonably allocable to, the preparation, obtaining or maintaining of Regulatory Materials and Regulatory Approvals for the Product (other than Pricing Approval and Manufacturing-related Regulatory Approvals), including any filing fees and such costs and expenses incurred by Auxilium or its Affiliates to the extent requested by Asahi or required by this Agreement. “Regulatory Costs” shall include (i) Out-of-Pocket Costs and (ii) internal costs (e.g., staff or administrative) that are specifically attributable to the preparation of Regulatory Materials, and obtaining or maintenance of Regulatory Approvals, for the Product in the Field in the Territory. For clarity, Regulatory Costs shall exclude Development Costs and any costs and expenses incurred by Auxilium or its Affiliate to supply Regulatory Data that are already in the possession of Auxilium or its Affiliates other than as a result of Auxilium’s obligations hereunder.

1.78 “Regulatory Data” means any and all research data, pharmacology data, chemistry, manufacturing and control data, preclinical data, clinical data and all other documentation submitted, or required to be submitted, to Regulatory Authorities in association with regulatory filings for the Product (including any applicable Drug Master Files (“DMFs”), Chemistry, Manufacturing and Control (“CMC”) data, or similar documentation).

1.79 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority that are necessary in order to Develop, Manufacture, obtain marketing authorization, market, sell or otherwise Commercialize the Product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, MAAs, presentations, responses, and applications for other Product Approvals.

1.80 “Royalty Term” means, on a Product-by-Product basis in the Territory, the period of time beginning on the First Commercial Sale of such Product and ending upon the latest of: (i) the date on which such Product (including, the use, sale, offer for sale, importation, development or manufacturing thereof) is no longer Covered by a Valid Claim, (ii) the fifteenth (15th) anniversary of the First Commercial Sale of such Product, or (iii) Biosimilar Entry with respect to such Product.

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1.81 “Sales Representative” means an individual who is employed by or on behalf of Asahi (or its Affiliates or subcontractors) and who performs details and other promotional efforts with respect to the Product.

1.82 “Territory” means Japan.

1.83 “Territory Development Activities” means those Development Activities consistent with the applicable Development Plan that are (i) necessary solely for obtaining or maintaining Regulatory Approval for the Product in the Field in the Territory and (ii) post-Regulatory Approval-filing date Development Activities for the Product in the Field in the Territory. Notwithstanding the foregoing, in the event that Asahi requests that Auxilium perform certain Development Activities, within the Territory, which are not necessary solely for obtaining Regulatory Approval in the Territory, and Auxilium agrees at its sole discretion to perform such activities within the Territory, then such activities as are conducted in the Territory shall be deemed Territory Development Activities. For clarity, (i) those Development Activities which Auxilium proposes (absent Asahi’s request) to conduct in the Territory shall not be included in the definition of Territory Development Activities, and shall therefore be deemed General Development Activities, and (ii) Territory Development Activities shall not include activities associated with Territory-Specific Analytical Release Testing and Characterization.

1.84 “Territory-Specific Analytical Release Testing and Characterization” means all activities associated with carrying out the analytical testing and release of the Product which are necessary for delivery of the Product for Development or sale in the Field in the Territory, but which are not necessary for delivery of the Product for Development or sale in the Field in the U.S. Such activities shall include: transferring test methods, developing and validating new analytical tests required in the Territory, amending the release specifications to be in compliance with local Laws in the Territory, conducting the release testing of the Product and final release of the Product (including raw materials, intermediates, drug substance, drug product and sterile diluents). For clarity, preparation of reference standards to be used for Territory-Specific Analytical Release Testing and Characterization includes analytical tests other than release testing (e.g., mass spectrophotometry, isoelectrofocusing, N- and C-terminal sequencing, amino acid analysis, etc.), which activities shall also be deemed Territory-Specific Analytical Release Testing and Characterization hereunder.

1.85 “Third Party” means any Person other than Auxilium or Asahi or their respective Affiliates.

1.86 “Unit of Bulk Product” means one 0.9 mg vial of the lyophilized form (as of the Effective Date) of injectable Drug Substance and one 3 mL vial of sterile diluent containing NaCl and CaCl2, packaged in unlabeled vials.

1.87 “Unit of Product” means one 0.9 mg vial of the lyophilized form (as of the Effective Date) of injectable Drug Substance and one 3 mL vial of sterile diluent containing NaCl and CaCl2, packaged and labeled for commercial sale.

1.88 “U.S.” means the United States of America and its possessions and territories.

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1.89 “Valid Claim” means a claim of an Auxilium Patent, an Asahi Applied Patent or a Joint Collaboration Patent that (i) has not been rejected, revoked or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken or (ii) has not been finally abandoned, disclaimed or admitted to be invalid or unenforceable through reissue or disclaimer.

1.90 “Yen” means Japanese yen, and “¥” shall be interpreted accordingly.

1.91 Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “include”, “includes” and “including” are not limiting; (ii) “hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) words of one gender include the other gender; (iv) words using the singular or plural number also include the plural or singular number, respectively; (v) references to a contract or other agreement mean such contract or other agreement as from time to time amended, modified or supplemented; (vi) references to a Person are also to its permitted successors and assigns; (vii) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless expressly stated otherwise; (viii) references to a Law include any amendment or modification to such Law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the Effective Date; and (ix) Dupuytren’s Contracture is analogous to Dupuytren’s Disease as such term is used in the BTC License Agreement.

1.92 Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
“Abandoned Collaboration Patents”	9.3.2
“Abandoned Joint Inventions”	9.3.2
“Agreement”	Preamble
“Alliance Manager”	3.5
“Asahi”	Preamble
“Asahi Collaboration Patents”	9.1.1
“Asahi Funded Patent Rights”	9.3.1
“Auxilium”	Preamble
“Auxilium Collaboration Patents”	9.1.1
“Audit”	8.11
“Auxilium Press Release”	12.5.1
“Bankrupt Party”	14.6
“Biosimilar Entry”	8.3.2
“Breaching Party”	13.2
“BTC”	1.15
“CDS”	5.1.1
“CMC”	1.78

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Term	Section
“Commercialization Budget”	6.2.3(d)
“Commercialization Data”	6.9
“Commercialization Plan”	6.2.1
“Committee”	3.7
“Confidential Disclosure Agreement”	12.1
“Confidential Information”	12.1
“Controlling Party”	9.4.1(a)
“Customers”	1.55.5
“Development and Regulatory Committee” or “DRC”	3.10
“Development Budget”	4.3.1(d)
“Development Data”	4.6
“Development Plan”	4.3.1
“Development Supply Price”	7.2
“Disbanding Notice”	3.7
“Disclosing Party”	12.1
“DMFs”	1.78
“Effective Date”	Preamble
“Executive Officer”	15.2
“Forecast”	7.6.1
“Forecast Date”	7.6.1
“Global Branding Strategy”	6.10
“ICH”	1.38
“Indemnification Claim Notice”	11.3.1
“Indemnified Party” and “Indemnifying Party”	11.3.1
“Indemnitee” and “Indemnitees”	11.3.1
“Infringement Claim”	9.4.1
“Initial Commercialization Plan”	6.2.1
“Initial Forecast”	7.6.1
“Initial Forecast Date”	7.6.1
“Joint Collaboration Patents”	9.1.1
“Latent Defects”	7.9.2(b)
“Long Range Forecast”	7.6.2
“Losses”	11.1
“Manufacturing and Supply Committee” or “MSC”	3.9
“Manufacturing Certificate of Analysis”	7.9.2(a)
“Milestone Notification Notice”	8.2
“Minimum Delivery Amount”	7.11.1
“Minimum Delivery Cure Period”	7.11.1
“New Indication”	2.6
“Notice of Non-Conformance”	7.9.2(a)
“OOS”	7.9.3
“Packaging and Labeling”	7.5

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Term	Section
“Party” or “Parties”	Preamble
“Patent Challenge”	9.7
“Pfizer”	5.6.2
“Product Trade Dress”	6.8.1
“Product Trademark”	6.8.1
“Promotional Commercialization Data”	6.9
“Purchase Order”	7.6.3
“Purchase Order Acceptance Date”	7.6.4
“Receiving Party”	12.1
“Recovery”	9.4.2(c)(iv)
“Redacted Agreement”	12.5.2
“Restricted Indications”	2.5.3
“Royalty Payments”	8.3.1
“Royalty Rates”	8.3.1
“Supply Delivery Price”	7.7.1
“Term”	13.1
“Third Party Claim”	11.1
“Trademark Royalty Product”	14.3.1
“Upfront Payment”	8.1
“VAT”	8.6

ARTICLE 2

LICENSES

2.1 Grant to Asahi.

2.1.1 General Grant to Asahi. Subject to the terms and conditions of this Agreement, Auxilium hereby grants to Asahi during the Term (i) a co-exclusive (with Auxilium and its Affiliates) license or sublicense, as applicable, without the right to sublicense, under the Auxilium Technology and the Joint Collaboration Patents, to Develop the Product in the Field in the Territory, (ii) an exclusive (even as to Auxilium and its Affiliates), payment-bearing license or sublicense, as applicable, without the right to sublicense, under the Auxilium Technology and the Joint Collaboration Patents, to Commercialize the Product in the Field in the Territory, and (iii) a co-exclusive (with Auxilium and its Affiliates and sublicensees) license or sublicense, as applicable, without the right to sublicense, under the Auxilium Technology and the Joint Collaboration Patents, to Package and Label the Product in the Territory for Development or Commercialization of the Product in the Field in the Territory (provided that, for clarity, Auxilium’s right to further co-exclusively license such right to Package and Label the Product in the Territory shall only be for the purpose of Packaging and Labeling the Product for Commercialization of the Product either outside of the Field or outside of the Territory).

2.1.2 Additional Grant to Asahi. Subject to the terms and conditions of this Agreement, including in particular Section 6.8, Auxilium hereby grants to Asahi during the Term an exclusive (even as to Auxilium and its Affiliates) license or sublicense, as applicable, without

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the right to sublicense, to use the Product Trademark and Product Trade Dress solely to the extent necessary to (i) Commercialize the Product in the Field in the Territory and (ii) Package and Label the Product in the Territory for Development or Commercialization in the Field in the Territory. In addition, Auxilium hereby grants to Asahi during the Term and from and after the expiration or termination of this Agreement, a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license, with the right to sublicense, under any Joint Collaboration Patents for any and all uses; provided that, in the event of termination of this Agreement by Auxilium pursuant to Section 13.2, 13.3, or 13.4 or by Asahi pursuant to Section 13.5 such license grant is subject to the exclusive license granted by Asahi to Auxilium pursuant to Section 2.2.3(ii); provided, further, that the foregoing right to sublicense shall (a) be limited to the right to sublicense in connection with the development, manufacture or commercialization of a product in collaboration with Asahi (i.e., no “bare license”) and (b) require prior written notice to Auxilium identifying the prospective sublicensee as well the nature and purpose of such sublicense.

2.2 Grant to Auxilium.

2.2.1 General Grant to Auxilium. Subject to the terms and conditions of this Agreement, Asahi hereby grants to Auxilium during the Term a non-exclusive royalty-free license or sublicense, as applicable, with the right to sublicense, under the Asahi Applied Technology, (i) to Develop or Manufacture the Product anywhere in the world, or (ii) to Commercialize the Product outside the Field (whether inside or outside the Territory) or in the Field outside the Territory.

2.2.2 Additional Grant to Auxilium. Subject to the terms and conditions of this Agreement, Asahi hereby grants to Auxilium during the Term a non-exclusive royalty-free worldwide license or sublicense, as applicable, with the right to sublicense, under the Asahi Applied Technology, to develop (including obtaining and maintaining regulatory approval), make, use, import, export, offer for sale and sell pharmaceutical products (other than the Product) containing injectable collagenases derived from Clostridium histolyticum for sale anywhere in the world.

2.2.3 Grants after Termination. Subject to the terms and conditions of this Agreement, Asahi hereby grants to Auxilium (i) from and after the termination (as opposed to expiration) of this Agreement (on a Product-by-Product basis) by Auxilium pursuant to Section 13.2, 13.3, or 13.4 or by Asahi pursuant to Section 13.5, a non-exclusive, paid-up, irrevocable, perpetual, license or sublicense, as applicable, with the right to sublicense, under the Asahi Applied Technology, (a) to Develop, Manufacture or Commercialize such terminated Product anywhere in the world and (b) to develop (including obtaining and maintaining regulatory approval), make, use, import, export, offer for sale and sell pharmaceutical products (other than the Product) containing injectable collagenases derived from Clostridium histolyticum for sale anywhere in the world, and (ii) in the event of termination (as opposed to expiration) of this Agreement by Auxilium pursuant to Section 13.2, 13.3, or 13.4 or by Asahi pursuant to Section 13.5, from and after such termination, an exclusive (even as to Asahi and its Affiliates), royalty-free, irrevocable, perpetual, worldwide license, with the right to sublicense, under any Joint Collaboration Patents with respect to the terminated Product.

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2.2.4 Grants after Expiration. Subject to the terms and conditions of this Agreement, Asahi hereby grants to Auxilium from and after the expiration of this Agreement (on a Product-by-Product basis), a non-exclusive, paid-up, irrevocable, perpetual, license or sublicense, as applicable, with the right to sublicense, under the Asahi Applied Technology, (i) to Develop, Manufacture or Commercialize such Product outside the Field (whether inside or outside the Territory) or in the Field outside the Territory, (ii) to develop (including obtaining and maintaining regulatory approval), make, use, import, export, offer for sale and sell pharmaceutical products (other than the Product) containing injectable collagenases derived from Clostridium histolyticum for sale anywhere in the world, and (iii) from and after the expiration, in accordance with Section 14.3.5, of the license granted to Asahi by Auxilium pursuant to Section 14.3.4, to Develop, Manufacture or Commercialize such Product in the Field in the Territory.

2.3 Additional Licensing Provisions.

2.3.1 Negative Covenant. Each Party covenants that it will not use or practice any of the other Party’s Patent rights or other intellectual property rights licensed (or sublicensed, as applicable) to it under this ARTICLE 2 except for the purposes expressly permitted in the applicable license grant.

2.3.2 No Implied Licenses; Retained Rights. Except as explicitly set forth in this Agreement, neither Party grants any license, express or implied, under its intellectual property rights to the other Party, whether by implication, estoppel or otherwise.

2.4 Performance by Affiliates and Subcontractors.

2.4.1 Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party shall remain responsible for and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party. Wherever in this Agreement the Parties delegate responsibility to Affiliates, the Parties agree that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way. For clarity, to the extent that an Affiliate performs the obligations or exercises the rights of a Party hereunder, such Party shall have appropriate written agreements in place with such Affiliate to ensure that any Know-How (or Patents Covering such Know-How) developed by such an Affiliate can be licensed (or assigned, as the case may be) to the other Party hereunder in accordance with the provisions of this Agreement.

2.4.2 Subcontractors. Asahi shall have the right to subcontract the performance of its obligations hereunder at any given time during the Term in any part of the Territory; provided, however, that with respect to each such subcontract, (i) Auxilium shall be notified through the JSC regarding the identity of each subcontractor, other than wholesalers, that Asahi desires to collaborate with for performance of its obligations hereunder prior to the execution of

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a contract with each such subcontractor, (ii) Asahi shall ensure that each of its subcontractors accepts and complies with all applicable terms and conditions of this Agreement, and Asahi shall remain responsible for, and shall guarantee, the performance of its subcontractors hereunder, and (iii) any such subcontract shall (a) impose on the subcontractor all applicable obligations under the terms of this Agreement, including the reporting, audit, inspection and confidentiality provisions hereunder, and (b) contain a provision prohibiting such subcontractor from further subcontracting. For the avoidance of doubt, Asahi will remain directly responsible for all amounts owed to Auxilium under this Agreement. Asahi hereby expressly waives any requirement that Auxilium exhaust any right, power or remedy, or proceed against a subcontractor, for any obligation or performance hereunder prior to proceeding directly against Asahi.

2.5 Exclusivity.

2.5.1 Asahi. Asahi hereby covenants that it shall not (and shall cause its Affiliates not to), during the Term, (i) (a) develop (including submitting any application(s) for regulatory approval), manufacture or commercialize [**] or (b) commercialize [**] or (ii) develop (including submitting any application(s) for regulatory approval), manufacture or commercialize [**], in each case of (i) or (ii), either on its own, with or through any Affiliate, or in collaboration with a Third Party, and in each case other than with respect to the Development and Commercialization of the Product in the Field in the Territory pursuant to this Agreement. In the event that Asahi desires to commercialize [**] during the Term (and following the Term in the event that Asahi [**]), Asahi shall provide advance written notice to Auxilium; provided that, for clarity, such notice shall not remedy any breach of this Agreement resulting from the commercialization of [**]. Notwithstanding the foregoing, the limitations set forth in this Section 2.5.1 shall not apply to any New Indication, subject to Section 2.6.

2.5.2 Auxilium. Auxilium hereby covenants that it shall not (and shall cause its Affiliates not to), during the Term, (i) develop (including submitting any applications for regulatory approval), manufacture or commercialize any collagenase-based pharmaceutical for use in the Field in the Territory or (ii) develop (including submitting any applications for regulatory approval), manufacture or commercialize any Competitive Product in the Territory, in each case of (i) and (ii), either on its own, with or through any Affiliate, or in collaboration with a Third Party, and in each case other than with respect to the Development and Commercialization of the Product in the Field in the Territory pursuant to this Agreement. Notwithstanding the foregoing, the limitations set forth in this Section 2.5.2 shall not apply to any New Indication, subject to Section 2.6.

2.5.3 Restricted Indications. “Restricted Indications” means (i) the treatment of [**], (ii) the treatment of [**], (iii) the treatment and prevention of [**], (iv) the treatment of [**], (v) the treatment and prevention of [**], and (vi) the treatment of [**].

2.6 Right of First Negotiation. If Auxilium wishes to Develop and Commercialize the Product for sale in the Territory in an indication outside the Field (a “New Indication”), then Asahi and Auxilium shall negotiate with respect to such New Indication in the Territory pursuant to this Section 2.6. Auxilium shall notify Asahi in writing in the event it wishes to Develop and

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

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Commercialize the Product in such New Indication in the Territory, and Asahi shall notify Auxilium in writing within twenty-eight (28) days after receipt of such notice whether or not it desires to enter negotiations as set forth in this Section 2.6. If Asahi exercises such right of negotiation in accordance with this Section 2.6, the Parties shall negotiate in good faith (but subject to each Party’s final management approval which can be given in their absolute discretion) the terms of a definitive agreement regarding the Development and Commercialization of such Product in the Territory, including the financial terms thereof (such as applicable upfront and milestone payments). If Auxilium and Asahi are unable to enter into a definitive agreement with respect to such transaction within sixty (60) days after receipt of the said notice by Asahi (or such longer period as may be mutually agreed upon by the Parties), then Auxilium (either itself, or with its Affiliates or Third Parties) shall be permitted to Develop and/or Commercialize such New Indication in the Territory in each case. The Parties further agree and acknowledge that nothing contained in this Section 2.6 shall prohibit Auxilium from (and this Section 2.6 shall not apply with respect to) (i) Developing or Commercializing the Product in a New Indication outside the Territory, or (ii) Developing or Commercializing the Product for non-human uses anywhere in the world for any indication.

2.7 Restrictive Covenants.

2.7.1 Ex-Territory Activities. Asahi hereby covenants and agrees that it shall not (and shall cause its Affiliates and subcontractors not to), either directly or indirectly, market, distribute or sell the Product into countries outside of the Territory. Without limiting the generality of the foregoing, with respect to such countries outside of the Territory, Asahi shall not (i) engage in any advertising activities relating to the Product directed solely to customers located in such countries, or (ii) solicit orders from any prospective purchaser located in such countries.

2.7.2 Ex-Field Activities. Asahi hereby covenants and agrees that it shall not (and shall cause its Affiliates and subcontractors not to), either directly or indirectly, market, distribute or sell the Product for use outside the Field. Without limiting the generality of the foregoing, Asahi shall not (i) engage in any advertising activities relating to the Product directed to use outside the Field, or (ii) solicit orders from any prospective purchaser for use of the Product outside the Field in the Territory.

2.7.3 Asahi Contracts. In the event that Asahi (or any of its Affiliates) enters into any agreements with a subcontractor (including any distributors or wholesalers) for the Product, it shall include in any and all said agreements provisions substantially similar to those set forth in Sections 2.7.1 and 2.7.2, such that such subcontractor shall only be authorized to market, distribute and sell the Product within the Field in the Territory, and shall be prohibited from marketing, distributing or selling the Product outside the Field or outside the Territory.

2.7.4 Within-Territory Activities. Auxilium hereby covenants and agrees that it shall not (and shall cause its Affiliates, sublicensees (except BTC and solely in accordance with Section 2.7.5) and subcontractors not to), either directly or indirectly, market, distribute or sell the Product within the Territory for use in the Field. Without limiting the generality of the foregoing, Auxilium shall not (i) engage in any advertising activities relating to the Product for

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use in the Field directed solely to customers located in the Territory, or (ii) solicit orders from any prospective purchaser located in the Territory (other than outside the Field in accordance with Section 2.6).

2.7.5 Auxilium Contracts. In the event that Auxilium (or any of its Affiliates) enters into any agreements with a subcontractor (including any distributors or wholesalers) or a sublicensee (except BTC and solely in accordance with this Section 2.7.5) for the Product, it shall include in any and all said agreements provisions substantially similar to those set forth in Section 2.7.4, such that such subcontractor or sublicensee, as applicable, shall only be authorized to market, distribute and sell the Product: (i) within countries outside the Territory or (ii) within the Territory, for use outside the Field in accordance with Section 2.6 and as otherwise provided in this Agreement. Without limitation of the foregoing, each Party shall take any action reasonably requested by the other Party to prevent any potential breach of the BTC License Agreement. Asahi acknowledges and agrees that in furtherance of the foregoing, and notwithstanding the exclusive licenses granted to Asahi herein, BTC has the right to co-promote the Product in the Territory in accordance with Section 5.4 of the BTC License Agreement.

2.7.6 Jurisdictional Compliance. It is the desire and intent of the Parties that the restrictive covenants contained in this Section 2.7 be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Auxilium and Asahi believe that the restrictive covenants in this Section 2.7 are valid and enforceable. However, if any restrictive covenant should for any reason become or be declared by a competent court or competition authority to be invalid or unenforceable in any jurisdiction, (i) the Party first gaining knowledge of such decision shall promptly notify the other Party thereof and (ii) such restrictive covenant shall be deemed to have been amended to the extent necessary in order that such provision be valid and enforceable. For clarity, such amendment shall apply only with respect to the operation of such provision of this Section 2.7 in the particular jurisdiction in which such declaration is made.

ARTICLE 3

GOVERNANCE

3.1 Joint Steering Committee. The Parties shall establish the JSC within thirty (30) days after the Effective Date. The JSC shall perform the following functions:

3.1.1 Approve the initial Development Plan and each annual update and any material amendments thereto;

3.1.2 Review any matters related to Regulatory Approvals for the Product in the Field in the Territory;

3.1.3 Review and discuss the overall strategy for obtaining, maintaining and enforcing Patent protection and commercial exclusivity during the Re-Examination Period for the Product in the Field in the Territory;

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3.1.4 Review and discuss the overall strategy for Commercializing the Product in the Field in the Territory;

3.1.5 Review and discuss the Commercialization Plan, and any material amendments or revisions thereto, which review shall be on an annual basis, on or before November 30 of each year during the Term, with a six (6) month review of any material amendments or revisions thereto until three (3) years after the First Commercial Sale when such reviews shall become annual reviews only;

3.1.6 Provide a forum for the Parties to discuss the Commercialization of the Product in the Field in the Territory in the broader context of Auxilium’s Global Branding Strategy (including providing a forum for Auxilium to notify Asahi, subject to any applicable obligations of confidentiality owed to a Third Party or arising under Laws (e.g., securities laws restricting disclosure of material information), of Auxilium’s termination of a material sublicense agreement covering the Product (including the sublicense agreement with Pfizer) prior to such termination);

3.1.7 Discuss a range of suggested prices at which the Product will be sold to Third Parties in the Field in the Territory and any discount strategies for the Product in the Field in the Territory; provided that, nothing contained herein shall limit or in any way restrict Asahi from having the final decision on setting the price at which the Product will be sold in the Field in the Territory;

3.1.8 Review the progress of any other Committees;

3.1.9 Resolve disputes and other matters referred to the JSC by any other Committee; and

3.1.10 Have such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties in writing from time to time.

3.2 Joint Steering Committee Membership. Auxilium and Asahi shall each designate three (3) representatives of appropriate seniority and experience to serve on the JSC by written notice to the other Party. Either Party may designate substitutes for its representatives if one (1) or more of such Party’s designated representatives are unable to be present at a meeting. From time to time each Party may replace its representatives by written notice to the other Party specifying the prior representative(s) and their replacement(s). The JSC shall be co-chaired by a representative of each of Asahi and Auxilium. One member of the JSC shall serve as secretary of the JSC at each JSC meeting, and the secretary shall alternate from meeting to meeting between an Asahi JSC member and an Auxilium JSC member. The chairpersons shall be responsible for (i) calling meetings, (ii) preparing and issuing minutes of each such meeting within thirty (30) days thereafter, and (iii) preparing and circulating an agenda for the upcoming meeting; provided that, the chairpersons shall consider including any agenda items proposed by either Party no less than five (5) days prior to the next scheduled JSC meeting.

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3.3 Joint Steering Committee Meetings. The JSC shall hold at least one (1) meeting per calendar quarter at such times during such calendar quarter as it elects to do so until pre-launch Territory Development Activities for the Product in the Field in the Territory are completed, and thereafter, if the Parties mutually so decide, twice per year; provided that, the JSC shall meet more or less frequently as Asahi and Auxilium mutually agree upon as appropriate. Meetings of the JSC shall be effective only if at least one (1) representative of each Party is present or participating. The JSC may meet either (i) in person at either Party’s facilities (alternating between the facilities of Asahi and Auxilium) or at such locations as the Parties may otherwise agree or (ii) by audio or video teleconference; provided that, no less than one (1) meeting of the JSC during each calendar year shall be conducted in person. Other representatives of each Party involved with the Product may attend meetings as non-voting participants, subject to the confidentiality provisions set forth in ARTICLE 12. Additional meetings of the JSC may also be held with the consent of each Party, as required to resolve disputes, disagreements or deadlocks in the other Committees or as otherwise required under this Agreement, and neither Party shall unreasonably withhold its consent to holding such additional meetings.

3.4 Decision-Making. The JSC may make decisions with respect to any subject matter that is subject to the JSC’s decision-making authority and functions as set forth in Section 3.1, but subject to the limitations on such decision-making authority set forth in Section 3.6, and any dispute referred to the JSC by the other Committee. All decisions of the JSC shall be made by unanimous vote or written consent, with Asahi and Auxilium each having, collectively, among its respective members, one (1) vote in all decisions. The JSC shall use commercially reasonable efforts to resolve the matters within its roles and functions or otherwise referred to it. If the JSC cannot reach consensus on a given matter, then decision-making authority shall be allocated (i) to Asahi to the extent the disagreement relates to Territory Development Activities or Territory-Specific Analytical Release Testing and Characterization (provided, however, that to the extent Auxilium determines in its sole discretion that a given decision of Asahi with respect to the Territory Development Activities or Territory-Specific Analytical Release Testing and Characterization could materially and adversely affect Development and Commercialization of the Product in the Field outside the Territory, then Auxilium shall have the final decision-making authority with respect to such matter); and (ii) to Auxilium with respect to any matter other than a Territory Development Activity-related matter or Territory-Specific Analytical Release Testing and Characterization-related matter.

3.5 Alliance Managers. Promptly following the Effective Date, each Party shall designate an individual to serve as the main point of contact for each Party to exchange information, facilitate communication and coordinate the Parties’ activities under this Agreement relating to the Product and to provide day-to-day support to the Committees (each, an “Alliance Manager”). Each Alliance Manager shall be experienced in project management and shall have appropriate experience in the pharmaceutical industry. The Alliance Managers shall attend all meetings between the Parties, including Committee meetings, and shall also work together to resolve any deadlock between the Parties; provided, however, that the Alliance Managers shall not be members of any Committee established pursuant to this Agreement. Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party;

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provided that, the Parties recognize and agree as to the importance of continuity in their relationship and the activities hereunder.

3.6 Limits on JSC and Committee Authority. The JSC and any other Committee shall have only the powers assigned expressly to it in this ARTICLE 3 and elsewhere in this Agreement, and shall not have any power to amend, modify or waive compliance with this Agreement. In furtherance thereof, each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated or vested in the JSC or any other Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. Without limiting the generality of the foregoing, the JSC and any other Committee shall have no decision-making authority with respect to any matters related to (i) approving (or otherwise making decisions with respect to) matters related to obtaining, maintaining or enforcing Patent protection or with respect to the Re-Examination Period for the Product in the Field in the Territory (which matters shall be governed by ARTICLE 9), (ii) the Development of the Product outside the Field or outside of the Territory, (iii) the Commercialization of the Product and (iv) the Manufacture of the Product.

3.7 Disbanding the JSC. At any time during the Term, and for any reason, Auxilium shall have the right to disband the JSC (and any Committees existing as of such time) upon written notice to Asahi, which notice shall be effective immediately upon receipt (“Disbanding Notice”). Following the issuance of a Disbanding Notice and subject to this Section 3.7, (i) the JSC (and any Committees existing as of such time) shall immediately cease meeting and (ii) all decisions, obligations, rights and responsibilities within the purview of the JSC (and any Committees existing as of such time) shall henceforth be handled directly between the Parties. In the event the Parties cannot reach an agreement on a given matter, then decision-making authority shall be allocated (a) to Asahi to the extent the disagreement relates to Territory Development Activities of the Product in the Field in the Territory or Territory-Specific Analytical Release Testing and Characterization (provided, however, that to the extent Auxilium determines in its sole discretion that a given decision of Asahi with respect to the Territory Development Activities of the Product in the Field in the Territory or Territory-Specific Analytical Release Testing and Characterization could materially and adversely affect Development and Commercialization of the Product in the Field outside the Territory, then Auxilium shall have the final decision-making authority with respect to such matter); and (b) to Auxilium with respect to any matter other than a Territory Development Activity-related matter or Territory-Specific Analytical Release Testing and Characterization-related matter. If, at any time following the issuance of a Disbanding Notice, Auxilium wishes to reestablish the JSC, Auxilium shall notify Asahi in writing and, thereafter, the JSC shall be reestablished and function in accordance with the provisions of this ARTICLE 3. For clarity, the disbanding of the JSC by Auxilium under this Section 3.7 shall have no impact on the consideration provided for or due to Auxilium under this Agreement.

3.8 Committees. From time to time, the JSC may establish and delegate duties to other sub-committees or directed teams (each, a “Committee”) to oversee particular projects or activities. Each such Committee shall be constituted and shall operate as the JSC determines;

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provided that, each Committee shall have equal representation from each Party. Committees may be established on an ad hoc basis for purposes of a specific project, or on such other basis as the JSC may determine. Unless otherwise provided in this ARTICLE 3, any disputes that may arise in a Committee shall be referred to the JSC for resolution pursuant to Section 3.4. Each Committee and its activities shall be subject to the oversight, review and approval of, and shall report to, the JSC. In no event shall the authority of a Committee exceed that of the JSC. Without limiting the foregoing, the Parties agree to initially establish the Committees described in Sections 3.9 and 3.10, respectively.

3.9 Manufacturing and Supply Committee. Within thirty (30) days after the Effective Date, Auxilium and Asahi agree to establish the Manufacturing and Supply Committee (the “MSC”) as a Committee. The MSC shall consist of up to ten (10) members (or such other number as may be agreed by the Parties in writing), up to five (5) of whom shall be representatives designated by Asahi, and up to five (5) of whom shall be representatives designated by Auxilium. Such representatives shall include individuals who have experience in the manufacturing of pharmaceutical products. The MSC shall be co-chaired by a representative of each of Asahi and Auxilium. One member of the MSC shall serve as secretary of the MSC at each MSC meeting, and the secretary shall alternate from meeting to meeting between an Asahi MSC member and an Auxilium MSC member. The MSC shall advise the JSC with respect to all discussions related to the Manufacture and supply chain for the Product. Meetings of the MSC shall commence at a time to be mutually agreed upon by the Parties and the MSC shall meet at least once every three (3) months, and in any case more or less frequently as Asahi and Auxilium deem appropriate or as reasonably requested by either such Party, on such dates and at such places and times as the Parties shall agree. The MSC may meet either (i) in person alternating between the offices of Asahi and Auxilium, or such other place as the Parties may agree or (ii) by audio or video teleconference. The members of the MSC also may convene or be consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate. The MSC shall be a joint forum for the Parties to meet and discuss, with Asahi providing Auxilium reasonable input (which Auxilium shall in good faith consider incorporating into its Manufacturing and supply related decisions), but the MSC shall not be a decision-making body but shall provide regular updates to the JSC on those matters under this Section 3.9 no less frequently than once each calendar quarter after the Effective Date. Additionally, the MSC shall:

3.9.1 Receive quarterly summaries of Drug Substance safety stock levels held at Auxilium’s Facilities;

3.9.2 Be informed of Auxilium’s Manufacturing licensure activities and sourcing strategies in support of the Development and Commercialization of the Product in the Territory, including the strategic aspects of Manufacturing capacity;

3.9.3 Be informed of results of regulatory inspections related to the Product (including Drug Substance) and review steps to be taken by Auxilium to address any deficiencies noted;

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3.9.4 Be informed of any material quality-related issues concerning the Product (including Drug Substance);

3.9.5 Be informed on progress and issues concerning Manufacturing Development Activities and Territory-Specific Analytical Release Testing and Characterization;

3.9.6 Be informed of and discuss changes in Facilities, testing sites, and responsibilities in the supply chain for the Product for Commercialization in the Field in the Territory;

3.9.7 Be informed of any Packaging and Labeling strategies with respect to the Product in the Field in the Territory; and

3.9.8 Ensure guidance, consultancy and access by both Parties to CMC information and data in support of filings, Facility inspections and Product launch in the Territory.

For purposes of clarity, Auxilium shall have final decision-making authority with respect to any dispute involving the Manufacture of the Product (including any Manufacturing Development Activities).

3.10 Development and Regulatory Committee. Within thirty (30) days after the Effective Date, the Parties shall establish a development and regulatory committee (the “Development and Regulatory Committee” or “DRC”), which shall consist of up to six (6) members (or such other number as may be agreed by the Parties in writing), up to three (3) of whom shall be representatives designated by Asahi, and up to three (3) of whom shall be representatives designated by Auxilium. Each of Asahi and Auxilium may replace any or all of its representatives on the DRC at any time upon written notice to the other Party. Such representatives shall include individuals who have clinical trial and regulatory experience and expertise in pharmaceutical drug development. A Party may designate a substitute to temporarily attend and perform the functions of such Party’s designee at any meeting of the DRC. The DRC shall be co-chaired by a representative of each of Asahi and Auxilium. One member of the DRC shall serve as secretary of the DRC at each DRC meeting, and the secretary shall alternate from meeting to meeting between an Asahi DRC member and an Auxilium DRC member. Meetings of the DRC shall commence at a time to be mutually agreed upon by the Parties and the DRC shall meet at least once every three (3) months, and in any case more or less frequently as Asahi and Auxilium deem appropriate or as reasonably requested by either such Party, on such dates and at such places and times as the Parties shall agree. The DRC may meet either (i) in person alternating between the offices of Asahi and Auxilium, or such other place as the Parties may agree or (ii) by audio or video teleconference. The members of the DRC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate. Asahi and Auxilium each may, on advance notice to the other Party, invite non-member employees of such Party to attend meetings of the DRC. The DRC may make decisions with respect to any subject matter that is subject to their decision-making authority and functions as set forth in this Section 3.10. All decisions of the DRC shall be made by unanimous vote or written consent, with Asahi

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and Auxilium each having collectively, among its respective members, one (1) vote in all decisions. If the DRC cannot reach consensus on a given matter, then decision-making authority shall be allocated (a) to Asahi to the extent the disagreement relates to Territory Development Activities or Territory-Specific Analytical Release Testing and Characterization (provided, however, that to the extent Auxilium determines in its sole discretion that a given decision of Asahi with respect to the Territory Development Activities or Territory-Specific Analytical Release Testing and Characterization could materially and adversely affect Development and Commercialization of Product in the Field outside the Territory, then Auxilium shall have the final decision making authority with respect to such matter); and (b) to Auxilium with respect to any matter other than a Territory Development Activity-related matter or Territory-Specific Analytical Release Testing and Characterization-related matter. The DRC shall perform the following functions:

3.10.1 Review, coordinate and discuss the overall strategy for Developing the Product in the Field in the Territory, including reviewing, coordinating and discussing the overall strategy for seeking Regulatory Approvals for the Product in the Field in the Territory;

3.10.2 Manage and oversee the preparation and implementation of the Development Plan;

3.10.3 Review updates and material amendments to the Development Plan;

3.10.4 Facilitate the exchange of information between the Parties under this Agreement regarding the strategy for implementing the Development Activities, including sharing Development Data created pursuant to this Agreement and establishing procedures for the efficient sharing of information and materials necessary or useful for the Development of the Product in the Field in the Territory;

3.10.5 Review the design of the clinical trial protocols and endpoints and oversee the conduct of all clinical trials required as set forth in the Development Plan as well as discuss any General Development Activities and Territory Development Activities to be conducted with respect to the Product in the Field;

3.10.6 Be informed of the development and contents of all submissions to Regulatory Authorities in the Territory for Regulatory Approvals and all necessary filing and registration activities related thereto;

3.10.7 Review and oversee issues regarding pharmacovigilance and safety both inside and outside the Territory; and

3.10.8 Have such other responsibilities as may be assigned to the DRC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

3.11 Actions. In developing strategies, making decisions and exercising its rights under this Agreement (including acting through its representatives on any of the Committees and

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its Alliance Managers), each Party shall act in good faith and use its Commercially Reasonable Efforts to achieve the goals of the then-current Development Plan or Commercialization Plan.

3.12 Exchange of Information. Each Party shall keep the other Party fully and promptly informed as to its progress and activities relating to the Manufacture of the Product for use or sale in the Territory, and Development and Commercialization of the Product in the Territory, including with respect to regulatory matters and meetings with Regulatory Authorities, by way of updates to appropriate Committees at their meetings or to the other Party in the event that the Committees are disbanded and as otherwise specified in this Agreement, or as reasonably requested from time to time by the other Party. In connection therewith, Auxilium and Asahi shall provide each other with such information regarding such progress and activities under the Development Plan or the Commercialization Plan, or otherwise relating to the Product, as the other Party may reasonably request from time to time. Auxilium shall further provide Asahi with material information regarding Development and Commercialization of the Product in the Field outside the Territory, including with respect to material regulatory matters and material meetings with Regulatory Authorities, which is reasonably necessary for Asahi to perform its obligations hereunder and to the extent accessible to and Controlled by Auxilium.

3.13 Minutes of Committee Meetings. Definitive minutes of all Committee meetings shall be finalized no later than thirty (30) days after the meeting to which the minutes pertain as follows:

3.13.1 Within ten (10) days after a Committee meeting, the secretary of such Committee shall prepare and distribute to all members of such committee draft minutes of the meeting. Such minutes shall provide a list of any issues yet to be resolved, either within such Committee or through the relevant resolution process.

3.13.2 The members of each Committee shall then have ten (10) days after receiving such draft minutes to collect comments thereon and provide them to the secretary of such Committee.

3.13.3 Upon the expiration of such second ten (10) day period, the Parties shall have an additional ten (10) days to discuss each other’s comments and finalize the minutes. The secretary and chairperson(s) of such Committee shall each sign and date the final minutes. The signature of such chairperson(s) and secretary upon the final minutes shall indicate each Party’s assent to the minutes.

3.14 Expenses. Each Party shall be responsible for all of its own expenses incurred in connection with participating in the JSC meetings or any of the other Committee meetings.

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ARTICLE 4

DEVELOPMENT

4.1 Overview.

4.1.1 Overview of Development. Subject to the terms and conditions of this Agreement, the Parties shall collaborate with respect to the Development of the Product for use in the Field in the Territory as set forth herein. Auxilium shall conduct the General Development Activities and the Manufacturing Development Activities, and shall conduct the Territory Development Activities and the Territory-Specific Analytical Release Testing Characterization which the Parties mutually agree that Auxilium shall conduct. Asahi shall conduct, in accordance with the Development Plan, the Territory Development Activities, including bridging studies, clinical studies, physician/investigator – initiated studies, Phase IV Clinical Studies (and other post-Regulatory Approval studies) and the Territory-Specific Analytical Release Testing and Characterization necessary for obtaining or maintaining Regulatory Approvals or is otherwise required to conduct to comply with Laws. Auxilium shall use Commercially Reasonable Efforts to perform the General Development Activities for the Product for each indication in the Field (i.e., (i) Dupuytren’s Contracture, (ii) Peyronie’s Disease and (iii) such other New Indications as the Parties agree to include hereunder in accordance with Section 2.6, if any) to enable obtaining Regulatory Approval for each such indication. Auxilium shall, to the extent mutually agreed by the Parties, further use Commercially Reasonable Efforts to perform the Manufacturing Development Activities, the Territory Development Activities and the Territory-Specific Analytical Release Testing and Characterization. Asahi shall use Commercially Reasonable Efforts to perform the Territory Development Activities for the Product for each indication in the Field (i.e., (a) Dupuytren’s Contracture, (b) Peyronie’s Disease and (c) such other New Indications as the Parties agree to include hereunder in accordance with Section 2.6 (if any) to enable obtaining Regulatory Approval in the Territory for the Product for each such indication. Asahi shall further use Commercially Reasonable Efforts to perform the Territory-Specific Analytical Release Testing Characterization.

4.1.2 General Development Activities and Development Outside the Territory or Outside the Field; Regulatory Approvals Outside the Territory or Outside the Field. The Parties hereby agree and acknowledge that nothing contained herein shall limit or otherwise restrict the ability of Auxilium or its (sub)licensees to (i) perform the General Development Activities as it sees fit and at its sole discretion, (ii) Develop the Product for use or sale outside the Territory (whether or not in the Field) and (iii) obtain or maintain Regulatory Approvals for the Product outside the Territory (whether or not in the Field). Without limiting the generality of the foregoing, the Development Plan shall not address (a) any General Development Activities, (b) any activities which are necessary solely for obtaining or maintaining Regulatory Approval for the Product in any country outside the Territory or (c) obtaining or maintaining Regulatory Approvals for the Product outside the Territory. Any Development of the Product or obtaining or maintaining Regulatory Approval for the Product within the Territory but outside the Field shall only take place in accordance with the provisions of Section 2.6 and shall not otherwise be limited or restricted by this Agreement.

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4.1.3 Manufacturing Related Activities.

(a) The Parties hereby agree and acknowledge that Auxilium shall be solely responsible for planning and performing all Manufacturing Development Activities. Manufacturing Development Activities shall not be set forth in the Development Plan.

(b) The Parties shall agree as to the allocation of responsibility with respect to the performance of the developmental aspects of Territory-Specific Analytical Release Testing and Characterization; provided that, for clarity, Asahi shall be solely responsible for any costs incurred by Asahi or Auxilium in performing Territory-Specific Analytical Release Testing and Characterization.

4.1.4 Certain Additional Restrictions. Asahi agrees and acknowledges that it and its Affiliates shall not conduct any Development of the Product except in accordance with a Development Plan established pursuant to this Agreement.

4.2 Objectives Under the Development Plan.

4.2.1 Development Activities. Each Party shall use Commercially Reasonable Efforts to carry out the Territory Development Activities assigned to it under the Development Plan and in accordance with the time frames set forth in the Development Plan.

4.2.2 Compliance. Each Party shall conduct its Territory Development Activities in accordance with sound and ethical business and scientific practices, and in compliance with all Laws, GCPs and GLPs.

4.3 Development Plan and Development Budget.

4.3.1 General. In connection with the Development of the Product for use in the Field in the Territory, the Parties shall conduct Territory Development Activities, if any, pursuant to a comprehensive development plan (the “Development Plan”). The Development Plan shall set forth, among other things, the following:

(a) any preclinical studies, toxicology studies, pharmaco-economic studies, and other clinical studies (including physician/investigator – initiated studies and Phase IV Clinical Trials), in each case, together with all protocols, endpoints and primary investigators conducting such studies, with respect to the Product in the Field in the Territory;

(b) summary plans and timeline for Territory-Specific Analytical Release Testing and Characterization;

(c) all regulatory plans and other elements of obtaining and maintaining Regulatory Approvals in the Field in the Territory;

(d) a detailed annual budget for all Development Costs and Regulatory Costs for the activities in the applicable Development Plan (the “Development Budget”);

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(e) subject to the provisions of Section 4.1.1, the allocation of the Territory Development Activities to be conducted by each Party and the timeline for completing such Territory Development Activities; and

(f) the plans and timeline for preparing the necessary Regulatory Materials and for obtaining Regulatory Approval in the Field in the Territory.

4.3.2 Initial Development Plan. The initial Development Plan for the Product for Dupuytren’s Contracture and Peyronie’s Disease shall be prepared by Asahi taking into consideration any consultation with or guidance from any applicable Regulatory Authorities in the Territory. To the extent that future meetings with the Regulatory Authorities in the Territory provide guidance with respect to the risk management plan or Territory Development Activities, the Parties shall consider such guidance in updating and amending the Development Plan pursuant to Section 4.3.3.

4.3.3 Updating and Amending Development Plan and Development Budget; Additional Development Activities.

(a) On or before November 30th of each year during the Term, the JSC shall review, update and approve amendments to the Development Plan (including the Development Budget contained therein) which shall cover the Territory Development Activities to be conducted during the upcoming calendar year, and the JSC shall, on at least a quarterly basis, review and update, as appropriate, the then-current Development Plan (including the Development Budget) to reflect any material changes, reprioritizations of, or additions to the Development Plan.

(b) From time to time during the Term, either Party may submit to the JSC any proposed expansion or other material amendment of the Development Plan to cover additional Territory Development Activities (or otherwise amend the Territory Development Activities) with respect to the Product for use in the Field in the Territory for the JSC’s review and approval. Once approved by the JSC, each amended Development Plan (including the Development Budget contained therein) shall become effective and supersede the previous Development Plan and Development Budget as of the date of such approval or at such other time as decided by the JSC.

4.4 Development Costs.

4.4.1 General Development Activities. Auxilium shall be responsible for one hundred percent (100%) of all Development Costs incurred by Auxilium with respect to any General Development Activities.

4.4.2 Territory Development Activities. Asahi shall be solely responsible for one hundred percent (100%) of all Development Costs incurred by Asahi or Auxilium (to the extent as described in the next sentence) with respect to any Territory Development Activities (including, for clarity, any given Development Activities which are deemed Territory Development Activities in accordance with Section 1.83). For clarity, Asahi shall be responsible

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for Auxilium’s Development Costs incurred in performing Territory Development Activities to the extent that implementation of such Territory Development Activities by Auxilium is requested by Asahi or required by the terms and conditions of this Agreement (provided that, for clarity, Asahi shall not be responsible for any costs associated with materials or data which are already in the possession of Auxilium), and Auxilium shall invoice Asahi for Development Costs it incurs in connection with performing such Territory Development Activities, which invoices Asahi shall pay within thirty (30) days of receipt thereof.

4.4.3 Manufacturing Development Activities. For purposes of clarity, Auxilium shall be solely responsible for one hundred percent (100%) of the costs incurred by Auxilium or its Affiliates associated with any Manufacturing Development Activities. Manufacturing Development Activities shall not be set forth in the Development Plan.

4.4.4 Territory-Specific Analytical Release Testing and Characterization. Asahi shall be solely responsible for one hundred percent (100%) of all Development Costs incurred by Asahi or Auxilium (to the extent as described in the next sentence) with respect to any Territory-Specific Analytical Release Testing and Characterization. Auxilium shall invoice Asahi for Development Costs it incurs in connection with performing Territory-Specific Analytical Release Testing and Characterization, which invoices Asahi shall pay within thirty (30) days of receipt thereof.

4.5 Records, Reports and Information.

4.5.1 General. Each Party shall maintain current and accurate records of all work conducted by it under the Development Plan and all data and other information resulting from such work (which records shall include, as applicable, books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof (e.g., samples of materials and other graphic or written data generated in connection with the Development Activities)). Such records shall properly reflect all work done and results achieved in the performance of the Development Activities in sufficient detail and in good scientific manner appropriate for regulatory and Patent purposes. Each Party shall document all preclinical studies and clinical trials to be conducted pursuant to the Development Plan in formal written study reports according to applicable national and international (e.g., ICH, GCP and GLP) guidelines. Each Party shall be given an adequate opportunity, in any event not less than ten (10) business days, to comment on the drafts of reports resulting from Territory Development Activities conducted under the Development Plan.

4.5.2 Status Updates. Each Party shall provide the JSC and the DRC, as appropriate, with reports detailing its respective Territory Development Activities and the results thereof at least five (5) business days prior to any JSC or DRC, as applicable, meeting, but in any event, on at least a calendar quarter basis. Without limiting the foregoing, each Party shall promptly, but in any event within five (5) business days after receipt thereof, provide to the other Party copies of any material documents or correspondence received from any Regulatory Authority related to Territory Development Activities.

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4.5.3 Access to Records. Each Party shall have the right, not more than one (1) time per calendar year, to review all records under the Development Plan maintained by the other Party at reasonable times, upon written request; provided, however, that such other Party shall have the right to redact any portions thereof not related to the Development of the Product for use in the Field in the Territory.

4.5.4 Development-Related Safety Data. Without limitation of Sections 4.6 and 5.5, Asahi shall ensure that Auxilium has real-time access to all safety-related data which arises in the course of Asahi’s performance of Development Activities hereunder. Asahi shall reasonably cooperate with Auxilium to enable Auxilium to satisfy all of its safety reporting obligations with respect to the Product, including providing copies of requested data as well as general or specific reports regarding any safety-related occurrences.

4.6 Ownership and Transfer of Development Data. All data (including pre-clinical, clinical, technical, chemical, safety, and scientific data and information), know-how and other results generated by or resulting from or in connection with the conduct of Development Activities, including relevant laboratory notebook information, screening data, Regulatory Data and synthesis schemes, including descriptions in any form, data and other information (collectively, the “Development Data”), shall be owned solely and exclusively by the Party generating such data which shall be Confidential Information of such Party (and each Party shall require that all of its Affiliates and subcontractors assign any of such Affiliates’ and subcontractors’ right, title and interest in and to such Development Data to such Party). With respect to Development Data generated by a Party, such Party shall promptly provide the other Party with copies of reports and, if available, summaries thereof, in each case as such reports and summaries become available to such Party.

4.7 Right to Audit. Each Party shall ensure that the other Party’s authorized representatives and any Regulatory Authorities, to the extent permitted by Laws, may, during regular business hours and upon reasonable advance written notice, not more than [**] (except for cause), (i) examine and inspect its facilities or, subject to any Third Party confidentiality restrictions and other obligations, the facilities of any subcontractor or any investigator site used by it in the performance of Development of the Product in the Field in the Territory hereunder, and (ii) subject to Laws and any Third Party confidentiality restrictions and other obligations, inspect all data, documentation and work product relating to the activities performed by it, the subcontractor or investigator site, including the medical records of any patient participating in any clinical study, in each case generated pursuant to the said Development. This right to inspect all data, documentation, and work product relating to the Product in the Field in the Territory may be exercised at any time during the Term upon reasonable notice (subject to each Party’s record retention policies then in effect), or such longer period as shall be required by Laws. To the extent a Third Party’s facilities are the subject of an audit pursuant to this Section 4.7, the requesting Party shall (a) perform such audit in connection with the Party having contractual privity with such Third Party and (b) bear any costs charged by such Third Party associated with such audit. For clarity, the Party having contractual privity with such Third Party shall have the right to accompany the requesting Party on any such audit of a Third Party facility. The audit rights described in this Section 4.7 are without limitation of the financial audit rights described in

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

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Section 8.11. Notwithstanding the foregoing, a Party shall have the right to redact any portions of any documentation described above in this Section 4.7 that is not related to the Development of the Product for use in the Field in the Territory

ARTICLE 5

REGULATORY

5.1 Regulatory Data and Regulatory Materials.

5.1.1 Regulatory Materials. Each Party shall, as soon as reasonably practicable after the same become available (to the extent that such Party, and in the case of Auxilium, and to the extent accessible to and Controlled by Auxilium, its sublicensee, is undertaking any preparation of the same), provide the other Party with copies of the Core Data Sheet (“CDS”), approved local prescriber, and patient-directed, labeling that are proposed or approved for the Commercialization and Development of the Product in the Field in the Territory, with respect to Asahi, or outside the Field or outside the Territory, with respect to Auxilium.

5.1.2 Regulatory Data Generated by Auxilium and Asahi. Within thirty (30) days after the Effective Date, Auxilium and Asahi shall meet and agree upon the portion of Regulatory Materials and Regulatory Data which is known to and Controlled by Auxilium and that is necessary for Asahi to perform its obligations hereunder and Auxilium shall thereafter use reasonable efforts to supply Asahi with such Regulatory Materials and Regulatory Data. During the Term, Auxilium and Asahi shall each promptly provide to the other copies of any further Regulatory Materials and Regulatory Data that either may generate or otherwise acquire. For clarity, Regulatory Materials and Regulatory Data generated or acquired by Auxilium’s sublicensees shall be included in such Regulatory Materials and Regulatory Data to be provided by Auxilium to Asahi to the extent that such materials are accessible to and Controlled by Auxilium.

5.1.3 Use of Data by Asahi and Auxilium. Asahi may only use the Regulatory Materials and Regulatory Data and any other Development Data provided by Auxilium hereunder, for the purposes of (i) Developing the Product in the Field in the Territory pursuant to this Agreement, (ii) Commercializing the Product in the Field in the Territory pursuant to this Agreement and (iii) obtaining and maintaining Regulatory Approval, for the Product in the Field in the Territory pursuant to this Agreement. Auxilium may use the Regulatory Materials and Regulatory Data and any other Development Data provided by Asahi hereunder for the purposes of Development and Commercialization of, and obtaining and maintaining Regulatory Approval of, the Product (a) outside the Territory (whether in the Field or outside Field) and (b) in the Territory, subject to the license grants and the terms and conditions of this Agreement with respect to indications in the Field and, subject to Section 2.6, with respect to indications outside of the Field.

5.1.4 Cooperation by Auxilium. Auxilium shall, and shall cause its Affiliates to, reasonably cooperate with and assist Asahi in preparing and submitting Regulatory Materials and obtaining and maintaining Regulatory Approvals of the Product in the Field in the Territory as described herein. Such cooperation shall include, (i) performing re-investigation or statistical

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re-analysis of Regulatory Data or Development Data, (ii) providing Asahi with assistance in connection with the preparation of initial and/or additional Regulatory Materials, for submission of Regulatory Materials, and (iii) supporting Asahi in responding to any inquiries or investigation from and communications with, Regulatory Authorities.

5.2 Regulatory Filings and Regulatory Approvals.

5.2.1 General Responsibilities; Ownership of Regulatory Approvals. Subject to Section 5.2.5, Asahi shall be responsible for the preparation of all Regulatory Materials necessary or desirable for obtaining and maintaining such Regulatory Approvals in the Territory (including in connection with Patient Information Leaflets, labeling and packaging for the Product in the Field in the Territory) and Asahi shall submit such Regulatory Materials, as applicable, to the applicable Governmental Authorities in the Territory. Auxilium shall provide reasonable assistance to Asahi in connection with all activities undertaken by Asahi relating to the obtaining and maintaining of the Regulatory Approvals. To the extent not prohibited by Laws, Auxilium shall be entitled to attend, at its cost and expense, key meetings as an observer with the relevant Regulatory Authorities with respect to obtaining or maintaining the Product Approvals for the Product in the Field in the Territory; provided that, for clarity, to the extent that a Regulatory Authority, or Laws, so requires, or the subject matter of such meeting makes it appropriate given the allocation of responsibilities herein (e.g., Auxilium’s responsibility for Manufacturing the Product), then Auxilium’s role shall not be limited to that of an observer and Auxilium shall be allowed to actively participate in such meeting. All Regulatory Approvals for the Product in the Territory (other than those related solely to the Manufacture of the Product, if any) shall be in the name of Asahi, and Asahi shall own all right, title and interest in and to all such Regulatory Approvals and all related Regulatory Materials. The provisions of this Section 5.2.1 shall be subject to the provisions of Section 5.2.2. The Parties acknowledge and agree that as of the Effective Date Asahi intends to pursue an “orphan drug” designation for the Product for the indications of Dupuytren’s Contracture and Peyronie’s Disease in the Territory.

5.2.2 Certain Regulatory Approvals.

(a) Pricing Approvals. Notwithstanding the provisions of Section 5.2.1, to the extent that Asahi is required to or deems it necessary to obtain Pricing Approval for sale of the Product in the Field in the Territory, Asahi shall (to the extent permitted by Laws) be solely responsible for (and shall use Commercially Reasonable Efforts toward) obtaining and maintaining such Pricing Approvals in the Territory, in its own name. Without limiting the foregoing, Asahi shall use Commercially Reasonable Efforts to apply for Pricing Approvals in the Territory, to the extent Asahi deems necessary, no later than the date designated by the Regulatory Authority following the receipt of the Product Approval in the Territory. Asahi shall keep Auxilium informed on an ongoing basis of Asahi’s strategy for seeking, and the results it obtains in seeking, such Pricing Approvals in the Territory, including the results of any material discussion or other communication with relevant Governmental Authorities regarding such Pricing Approvals. To the extent not prohibited by Laws, Auxilium shall be entitled to attend, at its cost and expense, key meetings with the relevant Regulatory Authorities with respect to obtaining or maintaining Pricing Approvals for the Product in the Field in the Territory.

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(b) Manufacturing Approvals and Manufacturing Related Sections. Notwithstanding the provisions of Section 5.2.1, Auxilium shall be primarily responsible for preparing those portions of any Regulatory Materials related to the Manufacture of the Product for sale in the Field in the Territory, including any DMFs and CMC (or equivalent) sections of any Regulatory Materials, and will provide such Regulatory Materials to Asahi for use (with or without edit/modification) in compiling, supporting and maintaining regulatory filings and Regulatory Approvals in the Territory. Auxilium shall provide Asahi with copies of all reasonably requested analytical methods, and transfer the related Auxilium Know-How, including providing Asahi with such reasonable technical assistance as is necessary to enable Asahi to fulfill its obligations to release Finished Product under Section 7.5 for distribution in the Field in the Territory under Section 6.3.1(a). For clarity, and notwithstanding anything to the contrary herein, Auxilium shall have the right to review and approve all Regulatory Materials related to the Manufacture of the Product for sale in the Field in the Territory, including any DMFs and CMC (or equivalent) sections of any Regulatory Materials, prior to their submission to applicable Regulatory Authorities.

5.2.3 Cost of Regulatory Activities. All Regulatory Costs incurred by Asahi or Auxilium in connection with the preparation of Regulatory Materials for, and obtaining of Product Approvals (other than Bulk Product Manufacturing-related Regulatory Approvals) in, the Field in the Territory for the Product shall be borne solely by Asahi. Asahi shall be responsible for all Regulatory Costs involved in the maintenance of all Regulatory Approvals (other than Bulk Product Manufacturing-related Regulatory Approvals) for the Product in the Field in the Territory. Auxilium shall invoice Asahi for Regulatory Costs it incurs in connection with the preparation of Regulatory Materials (including the performance of any Territory-Specific Analytical Release Testing and Characterization associated therewith) for, and obtaining of Product Approvals in, the Field in the Territory for the Product, which invoices Asahi shall pay within thirty (30) days of receipt thereof.

5.2.4 Reporting and Review. Each Party shall keep the other Party reasonably and regularly informed in connection with the preparation of all Regulatory Materials, Regulatory Authority review of Regulatory Materials, and Regulatory Approvals, in each case with respect to the Product for sale in the Field whether within the Territory or outside the Territory. Each Party shall provide the other Party, in a timely manner, with copies of notices, questions, and requests for information in tangible form which it (or, in the case of Auxilium, to the extent that such materials are accessible to and Controlled by Auxilium, its sublicensee) receives from a Regulatory Authority with respect to the Product for sale in the Field; provided, however, that such Party shall have the right to redact any information to the extent not related to the Product for sale in the Field. Asahi shall, to the extent that it is not an unreasonable burden on Asahi’s resources to satisfy Asahi’s obligations under Section 5.9.1, provide all material reports, material summaries, material Regulatory Materials, material Regulatory Approvals and any other material written material(s) that it is obligated to deliver to Auxilium pursuant to this ARTICLE 5 in English; provided, however, that in all situations Asahi shall provide all Manufacturing-related materials (including DMF and CMC (or equivalent) sections of any Regulatory Materials) in English.

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5.2.5 Consultation and Approval Prior to Regulatory Filings. The Parties shall consult with each other on the strategy for pre-authorization activities (i.e., Regulatory Authority meetings and MAA filing) and post-authorization activities, with respect to Regulatory Approvals for the Product in the Field in the Territory prior to the filing. Without limitation of the foregoing, Asahi shall provide Auxilium with a copy of all proposed Regulatory Materials for review and comment prior to filing, and Asahi shall incorporate any reasonable comments received from Auxilium to the extent Auxilium provides comments in a timely manner; provided, however, that Auxilium shall have (i) final decision-making authority on the content of all Regulatory Materials related to the Manufacture of the Product for sale in the Field in the Territory and (ii) final decision-making authority on the content of all Regulatory Materials associated with the Product in the Field in the Territory in the event that Auxilium reasonably determines that such Regulatory Materials could adversely affect Development Activities outside of the Territory or Product Approval of the Product outside the Territory.

5.3 Communications. The Parties shall cooperate in communicating with any Regulatory Authority having jurisdiction regarding the Product in the Field whether within the Territory or outside the Territory and each Party shall immediately notify the other in the event that such Party (or, in the case of Auxilium, to the extent that such materials are accessible to and Controlled by Auxilium, its sublicensee) communicates, or intends to communicate, either on its own initiative in accordance with this Agreement or as a result of such a Regulatory Authority initiating contact with such Party (or, in the case of Auxilium, to the extent that such materials are accessible to and Controlled by Auxilium, its sublicensee) in connection therewith. Notwithstanding the foregoing, except as may be required by Laws, Asahi shall not, with respect to the Product, communicate with (i) any Regulatory Authority having jurisdiction outside the Territory regarding the Product or (ii) any Regulatory Authority with respect to the Product for use outside the Field, in each case, unless explicitly provided for in the Development Plan or requested or permitted in writing to do so by Auxilium, or unless so ordered by such Regulatory Authority, in which case Asahi shall immediately notify Auxilium of such order and shall, to the extent permitted by Laws, not take any further actions or communicate with such Regulatory Authority further until Auxilium has provided instruction as to how to proceed, which instruction shall be given reasonably in advance of the deadline, if any. All communications with Regulatory Authorities regarding the Product in the Field in the Territory shall be undertaken as provided in this Agreement.

5.4 No Other Regulatory Filings. Except as otherwise expressly set forth in ARTICLE 5, Asahi (and its Affiliates) shall not file any Regulatory Materials or Regulatory Approvals for the Product or that are otherwise based on any Auxilium Technology or any Joint Collaboration Patents.

5.5 Rights of Reference.

5.5.1 Auxilium shall use Commercially Reasonable Efforts to permit Asahi to access, and shall provide Asahi with sufficient rights to reference and use, in association with exercising Asahi’s rights and performing its obligations under this Agreement, Auxilium’s Development Data, Regulatory Materials and Regulatory Approvals outside the Territory that are

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associated with the Product in the Field. Auxilium shall transmit to the extent accessible to and Controlled by Auxilium (or use Commercially Reasonable Efforts to cause the transmission of) all necessary and appropriate letters to applicable Regulatory Authorities advising such applicable Regulatory Authorities of such rights of reference and use.

5.5.2 Asahi shall permit Auxilium (and its designees) to access, and shall provide Auxilium (and its designees) with sufficient rights to reference and use in association with exercising its rights and performing its obligations under this Agreement and for all uses in connection with the Product outside the Territory or outside the Field, Asahi’s Development Data, Regulatory Materials and Regulatory Approvals in the Territory that are associated with the Product. Asahi shall transmit all necessary and appropriate letters to applicable Regulatory Authorities advising such applicable Regulatory Authorities of such rights of reference and use.

5.6 Adverse Event Reporting; Safety Data Exchange and Medical Inquiries.

5.6.1 Pharmacovigilance.

(a) Asahi, as the holder of the Product Approvals, shall be responsible for the collection, review, assessment, tracking and filing of information related to adverse events associated with the Product in the Territory (whether or not Product Approval has been achieved), in each case in accordance with Laws and this Agreement (and Asahi shall ensure that, in the Development and Commercialization of the Product, it will record, investigate, summarize, notify, report and review all adverse events in accordance with Laws). Auxilium (or its designee) shall be responsible for the collection, review, assessment, tracking and filing of information related to adverse events associated with the Product in the countries outside the Territory. The safety units from each of the Parties shall meet and agree upon a written pharmacovigilance agreement for exchanging adverse event and other safety information relating to the Product prior to Asahi’s first clinical activity or prior to the first Regulatory Approval in the Territory (whichever is first). Such written pharmacovigilance agreement shall ensure that adverse event associated with the Product and other safety information is exchanged according to a schedule that will permit each Party (and its designees or, solely with respect to Auxilium, its sublicensees) to comply with Laws and regulatory requirements in their respective markets.

(b) Notwithstanding the foregoing, or anything else to the contrary contained herein, in the event that, at any time during the Term, Asahi receives a notification from a Governmental Authority (including, for clarity, a Regulatory Authority) indicating that Asahi’s pharmacovigilance infrastructure or implementation is in violation of applicable Laws or is otherwise subject to investigation by such Governmental Authority, then Auxilium shall have the option, but not the obligation, to assume, to the extent that such assumption is not prohibited by Laws, responsibility for pharmacovigilance with respect to the Product in the Field in the Territory including the collection, review, assessment, tracking and filing of information related to adverse events associated with the Product in the Field in the Territory (whether or not Product Approval has been achieved). If Asahi receives such a notification and Auxilium desires to exercise such option, then the Parties shall promptly meet to discuss the transfer of pharmacovigilance oversight in the Territory with respect to the Product in the Field to Auxilium, and shall ensure that such transfer is in compliance with all Laws; furthermore, Asahi

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shall provide all assistance requested by Auxilium in conducting such pharmacovigilance activities in the Territory.

5.6.2 Pfizer Agreement. In accordance with that certain Development, Commercialization and Supply Agreement between Auxilium and Pfizer Inc. (“Pfizer”), dated as of December 17, 2008, and the related pharmacovigilance agreement between Auxilium and Pfizer, Pfizer is responsible for maintaining the global safety database for the Product. The pharmacovigilance agreement to be entered into between the Parties pursuant to Section 5.6.1(a) shall provide for Auxilium communicating to Pfizer such information on behalf of Asahi as Pfizer requires for purposes of maintaining such global safety database in accordance with Laws and regulatory requirements; provided that, in the event a Governmental Authority or Laws or regulatory requirements require a separate pharmacovigilance agreement among Pfizer, Auxilium and Asahi, the Parties shall meet with Pfizer and agree upon a written pharmacovigilance agreement for exchanging adverse event and other safety information relating to the Product. Any such three-way pharmacovigilance agreement shall ensure that adverse event and other safety information is exchanged according to a schedule that will permit Pfizer, Asahi and Auxilium (and each of their designees and sublicensees, as applicable) to comply with Laws and regulatory requirements in their respective markets.

5.6.3 Medical Inquiries for the Product. Following the Effective Date, Asahi, as the holder of the Product Approval, shall be responsible for handling all medical questions or inquiries in the Territory, including all Product Complaints, with regard to any Product sold by or on behalf of Asahi (or any of its Affiliates) (including setting up a call center in connection therewith), in each case in accordance with Laws and this Agreement. Asahi shall submit a copy of any standardized responses to medical inquiries prior to use thereof for Auxilium’s review and comment. Auxilium shall immediately forward any and all medical questions or inquiries which it receives with respect to any Product sold by or on behalf of Asahi (or any of its Affiliates) in the Territory to Asahi in accordance with all Laws and Asahi shall immediately forward to Auxilium any and all medical questions or inquiries that it receives with respect to Product (i) not sold by or on behalf of Asahi (or any of its Affiliates) in the Territory or (ii) outside of the Territory, in each case in accordance with all Laws. Notwithstanding the foregoing, Auxilium shall be responsible for handling any Product Complaints related to the Manufacture of the Product, and Asahi shall refer all such Product Complaints to Auxilium.

5.7 Regulatory Authority Communications Received by a Party.

5.7.1 General. Each Party shall immediately inform the other Party of notification of any action by, or notification or other information which it receives (directly or indirectly) from, any Regulatory Authority whether inside the Territory or outside the Territory which (i) raises any material concerns regarding the safety or efficacy of the Product; (ii) indicates or suggests a potential material liability of either Party to Third Parties in connection with the Product; (iii) is reasonably likely to lead to a recall, market withdrawal or market notification with respect to the Product whether inside the Territory or outside the Territory; or (iv) relates to expedited and periodic reports of adverse events with respect to the Product whether inside the Territory or outside the Territory, or Product Complaints, and which

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may have an adverse impact on Regulatory Approval or the continued Commercialization of the Product whether inside the Territory or outside the Territory. Asahi shall be solely responsible for responding to any such communications relating to the Product in the Field in the Territory and the Parties shall reasonably cooperate with and assist each other in complying with regulatory obligations, including by Auxilium providing to Asahi such information and documentation which is in Auxilium’s possession as may be necessary or reasonably helpful for Asahi to prepare a response to an inquiry from a Regulatory Authority in the Territory with respect to the Product in the Field. Each Party shall also promptly provide the other Party with a copy of all correspondence received from a Regulatory Authority whether inside the Territory or outside the Territory specifically regarding the matters referred to above. Auxilium (or its designee) shall be solely responsible for any communications relating to the Product outside of the Territory or outside the Field.

5.7.2 Disclosures. In addition to its obligations under this Agreement, each Party shall disclose to the other Party (and in the case of Auxilium, Auxilium shall have the right to subsequently disclose to its designees) the following regulatory information:

(a) Regulatory Actions. All material information pertaining to actions taken by Regulatory Authorities whether inside the Territory or outside the Territory Controlled by such Party (including, in the case of Auxilium, and to the extent accessible to Auxilium, its sublicensees), in connection with the Product in the Field, including any notice, audit notice, notice of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures or injunctions concerning the Product in the Field whether inside the Territory or outside the Territory, notice of violation letter (i.e., an untitled letter), warning letter, service of process or other inquiry; provided, however, that a Party shall be entitled to redact those portions thereof to the extent not related to the Product in the Field. Without limiting the generality of the foregoing, each Party shall promptly, but in any event within two (2) business days, inform the other Party of any inspections, proposed regulatory actions, investigations or requests for information or a meeting by any Regulatory Authority with respect to the Product in the Field whether inside the Territory or outside the Territory.

(b) Regulatory Non-compliance. All information pertaining to notices from Regulatory Authorities whether inside the Territory or outside the Territory Controlled by such Party (including, in the case of Auxilium, and to the extent accessible to Auxilium, its sublicensees) of non-compliance with Laws in connection with the Product, including receipt of a warning letter or other notice of alleged non-compliance from any Regulatory Authority relating to the Product whether inside the Territory or outside the Territory; provided, however, that a Party shall be entitled to redact those portions thereof to the extent not related to the Product.

(c) Certain Activities Outside the Territory. Auxilium will provide reports of safety information related to the Product arising from all non-clinical toxicology studies (other than studies outside of the Field) and all clinical studies initiated outside of the Territory by Auxilium (or its Affiliates or by any Third Party on its or their behalf) related to the Product within forty eight (48) hours in the case of safety related information, for clarity, solely

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to the extent such information is Controlled by Auxilium (and solely to the extent Auxilium is permitted to disclose such information to Asahi pursuant to Laws or otherwise). For clarity, the foregoing obligation shall not require Auxilium to provide Asahi individual case report forms with respect to any given adverse event unless required by Laws or Regulatory Authorities. Auxilium will also provide Asahi with copies of all material regulatory filings made by Auxilium related to the Product in the Field outside of the Territory that may have a material adverse impact on the Development and/or Commercialization of the Product in the Field in the Territory. Notwithstanding anything to the contrary contained in this Section 5.7.2(c), Asahi shall only be entitled to utilize any such data or other information provided pursuant to this Section 5.7.2(c) to satisfy its pharmacovigilance and safety reporting obligations hereunder in compliance with Laws (and for purposes of clarity, such information shall not be utilized for any other purposes, including to broaden the scope of any Regulatory Approval), and all such data and other information shall be considered “Confidential Information” of Auxilium.

(d) BTC. Asahi hereby agrees and acknowledges that Auxilium shall have the right (i) in connection with Section 5.1(c) of the BTC License Agreement, to provide BTC with copies of all market research plans and research results, clinical development results and similar items for the Product for the purposes of the “JCC” (as such term is defined in the BTC License Agreement) and (ii) in connection with Section 3.3(a) of the BTC License Agreement, to grant BTC a right of reference with respect to “Remaining Indications” to the “Regulatory Data” contained in “Regulatory Approvals” (as such terms are defined in the BTC License Agreement) for the Product in the Field in the Territory.

5.8 Recall, Withdrawal, or Market Notification of Product.

5.8.1 Notification and Determination. In the event that any Governmental Authority threatens or initiates any action to remove the Product from the market in the Field whether inside the Territory or outside the Territory (in whole or in part), the Party receiving notice thereof shall notify the other Party of such communication immediately, but in no event later than one (1)) business day, after receipt thereof. Notwithstanding the foregoing, in all cases Asahi (acting as the holder of the Product Approval in the Territory) shall determine whether to initiate any recall, withdrawal or market notification of the Product in the Field in the Territory, and Auxilium, as, between the Parties, holder of the Product Approval outside the Territory shall determine whether to initiate any such recall, withdrawal or market notification of the Product outside the Territory, including the scope of such recall or withdrawal (e.g., a full or partial recall, or a temporary or permanent recall) or market notification; provided, however, that before Asahi or Auxilium (as the case may be) initiates a recall, withdrawal or market notification, the Parties shall promptly meet and discuss in good faith the reasons therefor, provided that such discussions shall not delay any action that Asahi or Auxilium (as the case may be) reasonably believes has to be taken in relation to any recall, withdrawal or market notification. In the event of any such recall, withdrawal or market notification, Asahi or Auxilium (as the case may be), as the distributor of the Product, shall determine the necessary actions to be taken, and, shall implement such action, with the other Party providing reasonable input (which the first Party shall in good faith consider and incorporate into any recall, withdrawal or market notification strategy) and reasonable assistance, to conduct such recall, withdrawal or market notification.

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Without limiting the foregoing, Auxilium shall have the right to propose that a Product recall, withdrawal or market notification should be initiated by Asahi, but Asahi, acting as the holder of the Product Approval in the Territory, shall make the final decision as to whether or not the recall, withdrawal or market notification will be initiated. Asahi shall at all times utilize a batch tracing system which will enable the Parties to identify, on a prompt basis, customers within the Territory who have been supplied with Product of any particular batch, and to recall such Product from such customers as set forth in this Section 5.8.1.

5.8.2 Cost Allocation. All direct costs and expenses associated with implementing a recall, withdrawal or market notification with respect to the Product in the Field in the Territory shall be allocated between Auxilium and Asahi as follows:

(a) in the event, and to the extent, that the recall, withdrawal or market notification arises as a result of a material breach of this Agreement by Auxilium, including any Bulk Product Manufacturing breach, then Auxilium shall bear the costs and expenses, including all internal and Out-of-Pocket Costs of Asahi for implementing the recall, withdrawal or market notification (including an appropriate credit to Asahi against the payments of the Supply Delivery Price pursuant to Section 7.7.1 for any such recalled Product which Asahi has paid for); and

(b) in the event, and to the extent, that the recall, withdrawal or market notification arises out of the material breach of this Agreement by Asahi, then Asahi shall bear the costs and expenses for implementing the recall, withdrawal or market notification (and no credit will be given to Asahi against the payments of the Supply Delivery Price pursuant to Section 7.7.1 for any such recalled Product which Asahi has paid for); and

(c) in all other cases, all costs and expenses incurred by either Party for implementing the recall, withdrawal or market notification shall be borne equally by the Parties.

5.9 Regulatory Diligence.

5.9.1 Regulatory Approval in the Territory. Asahi shall (i) file an IND for the Product for the indication of Dupuytren’s Contracture in the Territory no later than the [**] anniversary of the Effective Date, (ii) use Commercially Reasonable Efforts, to file a MAA for the Product for the indication of Dupuytren’s Contracture in the Territory no later than the [**] anniversary of the Effective Date and (iii) use Commercially Reasonable Efforts to obtain Regulatory Approval for the Product for the indication of Dupuytren’s Contracture in the Territory by the [**] anniversary of the Effective Date. Without limitation of Auxilium’s remedies hereunder or at Law, should Asahi determine it may not to be able to satisfy the foregoing obligations within the period indicated after consultations with the Regulatory Authority in the Territory or fail to satisfy the foregoing obligations within the period indicated, Asahi shall promptly consult with the JSC regarding the reason for such failure.

5.9.2 Asahi’s Determination Not to Proceed. Without limitation of Section 5.9.1, in the event that Asahi determines at anytime during the Term that it is not economically

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

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feasible to incur the costs necessary to obtain and maintain Regulatory Approval for the Product for a given indication in the Field, Asahi shall promptly notify Auxilium in writing of such determination and Auxilium shall have the right to terminate this Agreement with respect to such indication(s); provided that, for clarity, such notice shall not remedy any breach of this Agreement resulting from Asahi’s failure to use Commercially Reasonable Efforts to satisfy its regulatory-related diligence obligations with respect to the Product in the Territory.

ARTICLE 6

COMMERCIALIZATION

6.1 Commercialization in the Field in the Territory. During the Term, Asahi shall be, subject to Section 2.7.5, solely responsible for Commercializing the Product in the Territory for use in the Field, which Commercialization shall be in accordance with the Commercialization Plan and this Agreement. Asahi shall be responsible for one hundred percent (100%) of the expenses (including Pre-Marketing and other Commercialization expenses) incurred in connection with the Commercialization of the Product in the Territory for use in the Field. Without limiting the foregoing, Asahi shall use Commercially Reasonable Efforts to Commercialize the Product for use in the Field in the Territory; provided that Auxilium is using Commercially Reasonably Efforts to comply with its obligations to supply Product in accordance with ARTICLE 7 of this Agreement.

6.2 Commercialization Plan.

6.2.1 Initial Commercialization Plan. On an annual basis, Asahi shall prepare a commercialization plan with respect to the Commercialization of the Product in the Field in the Territory pursuant to this Agreement (the “Commercialization Plan”). The initial Commercialization Plan for the Product will be prepared by Asahi (the “Initial Commercialization Plan”) at least eighteen (18) months prior to the expected launch date of the Product in the Field in the Territory.

6.2.2 Updates to Commercialization Plan. On an annual basis no later than November 30 of each year (except as set forth in Section 6.2.1), Asahi shall create and submit to the JSC for its review and discussion the Commercialization Plan for the following calendar year. The Commercialization Plan shall contain a five (5) year rolling annual plan for the Commercialization of the Product in the Territory for use in the Field. The first year of such plan (except the initial Commercialization Plan as set forth in Section 6.2.1), shall constitute the plan and budget for the first year and the remaining four (4) years shall be for planning purposes only (provided that Asahi shall prepare such four (4) year portion in accordance with its good faith anticipated activities). Upon review and discussion by the JSC, Asahi shall finalize the Commercialization Plan for the following calendar year. From time to time during a given calendar year, Asahi may propose written updates to the Commercialization Plan for review and discussion by the JSC. Asahi shall conduct all Commercialization of the Product in accordance with the Commercialization Plan and this Agreement.

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6.2.3 Contents of Commercialization Plan. Each annual Commercialization Plan shall include, among other things, the following items in connection with the Commercialization of the Product in the Territory for use in the Field:

(a) a description of the short-and long-term vision for the Product and Product positioning; a situation analysis; a Strengths, Weaknesses, Opportunities and Threats (SWOT) analysis; and a description of critical issues, strategic imperatives and tactics by strategic imperative with timelines, all of the foregoing from each of the following perspectives: marketing, sales, reimbursement and distribution;

(b) a summary of the minimum level of sales efforts to be dedicated to the promotion of the Product, including the anticipated number of details and targets of such details;

(c) a description of any Promotional Materials and campaigns, including publication plans, to be used, subject to Section 6.7.1, in connection with the promotion of the Product in the Field; and

(d) a comprehensive budget for the Commercialization activities (including advertisement, promotion, medical education, public relations, life cycle management and publication costs) for the applicable period (the “Commercialization Budget”).

6.3 Asahi’s Performance.

6.3.1 Specific Commercialization Obligations. Without limiting the generality of the provisions of Section 6.1, in connection with the Commercialization of the Product in the Territory for use in the Field by Asahi hereunder:

(a) Asahi shall be solely responsible for (i) receiving, accepting and filling orders for the Product in the Field in the Territory, (ii) handling all returns of the Product in the Field in the Territory, (iii) controlling invoicing, order processing and collection of accounts receivable for the sales of the Product in the Field in the Territory, and (iv) distributing and managing inventory of the Product in the Field in the Territory.

(b) Asahi shall use Commercially Reasonable Efforts to launch the Product in the Territory after all applicable Regulatory Approvals for the Product have been obtained. Asahi shall (i) launch the Product in the Territory within sixty (60) days after the receipt of Product Approval (or, to the extent Pricing Approval is required, then within sixty (60) days after receipt of Pricing Approval) and (ii) ensure that once launched the Product remains commercially available throughout the Territory for the duration of the Royalty Term; provided that Auxilium complies with its obligations to supply Product in accordance with ARTICLE 7 of this Agreement.

(c) Asahi shall [**] from the Effective Date through [**].

(d) On an [**], Asahi shall [**]:

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(i) with respect to [**] of such Product [**]:

(1) [**] during [**]; and

(2) [**] during [**]; and

(ii) with respect to [**] of such Product [**]:

(1) [**] during [**]; and

(2) [**] during [**].

(e) Notwithstanding the foregoing [**] expenditure requirements, such requirements are subject to the following: (i) such expenditures may be subject to limitations, restrictions or regulations by a Governmental Authority, in which case Asahi’s obligations under Sections 6.3.1(c) and (d) shall be tolled for so long as such limitations, restrictions or regulations prohibit the expenditure of such Advertising and Promoting Costs, and (ii) Asahi shall be obligated to incur at least one-third (1/3) of the amounts indicated in Sections 6.3.1(c) and (d) through Out-of-Pocket Costs.

6.3.2 Commercialization Plan. Without limiting obligations of Asahi under Sections 6.3.1, Asahi shall use Commercially Reasonable Efforts to carry out the Commercialization activities in the Commercialization Plan in accordance with the time frames set forth in the Commercialization Plan.

6.3.3 Diligence Failures. If Asahi fails to satisfy the requirements set forth in Section 6.3.1 with respect to the Commercialization of the Product in the Field in the Territory or Auxilium believes that Asahi is not using Commercially Reasonable Efforts with regards to the Commercialization of the Product in the Territory in accordance with Section 6.1, then Auxilium shall raise such issue at the JSC and the Parties shall discuss causes underlying such issue and any possible resolution; provided that, for clarity, such discussion shall not remedy any breach of Section 6.1 or 6.3.1.

6.4 Reports. Asahi shall update the JSC no less than twice per calendar year regarding its significant Commercialization activities involving the Product.

6.5 Compliance. Asahi shall, in Commercializing the Product, comply with all Laws, including MHLW requirements, the U.S. Foreign Corrupt Practices Act, as well as all applicable Regulatory Approvals for the Product. In addition, Asahi shall not use in any capacity, in connection with its Commercialization (or Development) of the Product hereunder, any Person who has been debarred pursuant to Section 306 of the FD&C Act (or similar Laws outside of the U.S.), or who is the subject of a conviction described in such section, and Asahi shall inform Auxilium in writing immediately if it or any Person who is performing services for Asahi hereunder is debarred or is the subject of a conviction described in Section 306 (or similar Laws outside of the U.S.), or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to Asahi’s knowledge, is threatened, relating to the debarment of Asahi

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or any Person used in any capacity by Asahi in connection with its Commercialization (or Development) of the Product hereunder.

6.6 Provisions applicable to Sales Representatives (and Wholesalers and Distributors) and/or Medical Science Liaisons.

6.6.1 General. Asahi shall, and shall cause its Sales Representatives (and wholesalers and distributors) to, conduct all details with respect to the Product and perform its other Commercialization activities under this Agreement in the Territory in adherence with Laws and Regulatory Approvals, the Product package inserts, labeling and packaging, and any professional requirements, including those relating to promotion of pharmaceutical products, consumer protection, fraud and abuse and false claims.

6.6.2 Compensation. Asahi shall be solely responsible for (i) any compensation that is payable to its Sales Representatives (including, without limitation, with respect to any employee benefit plan), (ii) the payment or withholding of any contributions, payroll taxes, or any other payroll-related item by or on behalf of Asahi (or its Affiliates) or any of its Sales Representatives or Medical Science Liaisons, and (iii) any failure of Asahi (or its Affiliates) to withhold or pay required taxes or failure to file required forms with regard to compensation and benefits paid or extended by Asahi (or its Affiliates) to any of its Sales Representatives or Medical Science Liaisons. Asahi acknowledges and agrees that Auxilium does not and will not maintain or procure any worker’s compensation, healthcare, or other insurance for or on behalf of the Asahi’s Sales Representatives, all of which shall be Asahi’s sole responsibility.

6.6.3 Training. Asahi shall be solely responsible for training, and all costs associated with such training, its Sales Representatives and Medical Science Liaisons using Commercially Reasonable Efforts and in all cases in accordance with Laws, including timely reporting of any adverse events with respect to the Product.

6.6.4 Acts of Sales Representatives (and Wholesalers and Distributors) and Medical Science Liaisons. For the avoidance of doubt, Asahi shall be solely responsible for any act or omission of its Sales Representatives (and wholesalers and distributors) and Medical Science Liaisons while performing any Commercialization activities (including, without limitation, any proceedings or claims for benefits that any Sales Representative or Medical Science Liaison may make under or with respect to any Auxilium benefit plan). Asahi shall be solely responsible and liable for all probationary and termination actions taken by it with respect to its Sales Representatives and Medical Science Liaisons, as well as for the formulation, content and dissemination (including content) of all employment policies and rules (including written probationary and termination policies) applicable to its employees and contractors.

6.7 Promotional Materials.

6.7.1 Creation of Promotional Materials. Asahi will create and develop Promotional Materials for the Territory in accordance with the Regulatory Approvals and Laws. Prior to the First Commercial Sale of the Product, Asahi shall provide samples thereof to Auxilium for its review and comment (and Asahi shall consider any such comments in good

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faith) prior to distributing such Promotional Materials (for clarity, such samples need only be submitted for each different type of Promotional Material, as opposed to each item of Promotional Material needing to be submitted). Any new samples of Promotional Material for the Territory made thereafter will be provided to Auxilium for its review and comment (and Asahi shall consider any such comments in good faith). To the extent Asahi includes any Auxilium trademarks in the Promotional Materials for the Territory, Asahi shall comply with Auxilium’s then current guidelines for trademark usage. Notwithstanding anything to the contrary contained herein, Asahi shall have final decision-making authority with respect to the content of all Promotional Materials for the Territory.

6.7.2 Inclusion of Logos on Packaging and Promotional Materials. To the extent permitted or required by Laws and subject to obtaining necessary Regulatory Authority approvals, with respect to Product to be sold by or on behalf of Asahi (or any of its Affiliates) in the Territory, the Auxilium housemark and the Asahi housemark shall be given equal prominence on all package inserts utilized by Asahi. Auxilium hereby grants to Asahi a non-exclusive, royalty-free right and license during the Term to utilize the Auxilium housemark (including all trademarks, names and logos) in order to perform the Commercialization activities required to be performed by Asahi hereunder in accordance with the terms of this Agreement. Asahi hereby grants to Auxilium a non-exclusive, royalty-free right and license to utilize the Asahi housemark (including all trademarks, names and logos) in order to perform the Manufacturing and other activities to be performed by or on behalf of Auxilium under the terms of this Agreement. Each Party shall only use the housemark of the other Party with the necessary trademark designations, and each Party shall use the other Party’s housemarks in a manner that does not derogate from such Party’s rights in its trademarks, names and logos. Each Party shall submit representative samples of its use of the other Party’s housemark for review by the JSC. Each Party will take no action that will interfere with or diminish the other’s rights in its respective trademarks, names and logos, and if a Party reasonably believes that the use of its trademarks, names and logos by the other Party hereunder is interfering with or diminishing its rights, such Party shall notify the other Party thereof in writing and such other Party shall promptly cease use of such trademarks, names or logos in such manner. Each Party agrees that all use of the other Party’s trademarks, names and logos will inure to the benefit of such other Party, including all goodwill in connection therewith.

6.7.3 Asahi Ownership of Promotional Materials. Subject to ARTICLE 14, Asahi shall own all right, title and interest in and to any Promotional Materials created by Asahi hereunder relating to the Product in the Field in the Territory including copyrights, but excluding trademarks (including the Product Trademark), names, logos and other marks owned by or on behalf of Auxilium or its Affiliates.

6.7.4 Use of Promotional Materials Exclusively for the Product. The Promotional Materials, and any aspects of those uniquely tied to the Product, shall be used by Asahi, its Affiliates, wholesalers and distributors in connection with the Commercialization of the Product in the Field in the Territory in accordance with the terms of this Agreement, and Asahi shall not use, or allow any other Person to use, any such Promotional Materials except in accordance with this Agreement. For the avoidance of doubt, promotional materials which

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contain both the Product and any other product that Asahi promotes in the Territory may also be used in connection with commercialization of such other product in the Territory, subject to compliance with this Agreement with respect to such use in connection with the Product.

6.8 Product Trademarks and Product Trade Dress.

6.8.1 Product Trademark. Asahi shall use Commercially Reasonable Efforts to Commercialize the Product in the Field in the Territory under the trademark XIAFLEX® (and logo) (as displayed on Schedule 6.8.1) and under the trade dress or such other trademark or trade dress as the Parties mutually agree upon (in each such Party’s sole discretion), including, if applicable, any alternative trademark and any alternative trade dress pursuant to this Section 6.8.1 (the “Product Trademark” and the “Product Trade Dress”, respectively). Notwithstanding the foregoing, in the event that Asahi believes that the use or registration of the Product Trademark or the use of the Product Trade Dress in the Territory would be inappropriate due to linguistic or cultural particularities or against the Laws of the Territory, or in conflict with any Third Party’s intellectual property rights in the Territory, based on a review of market research, regulatory research, legal searches, investigation results, and any other relevant information that may have been collected by either Party that is relevant to the clearance for use and registration of a trademark or for use and registration of a trade dress, Asahi shall present such concern to Auxilium, and Asahi may propose an alternative trademark and trade dress to Auxilium for use and registration in the Territory; provided that, Auxilium shall have the right to approve the Product Trademark and the Product Trade Dress to be used in the Territory, such approval not to be unreasonably withheld. Auxilium shall bear all costs relating to the creation, legal clearance, filing, registration, and maintenance of any alternative trademark and trade dress. Asahi shall not employ any such alternative trademarks or trade dress without obtaining Auxilium’s prior approval.

6.8.2 Use and Ownership of Product Trademarks and Product Trade Dress. All uses of the Product Trademark and Product Trade Dress by Asahi (and its Affiliates) to identify and/or in connection with the Commercialization of the Product in the Field in the Territory shall be in accordance with Regulatory Approvals and all Laws and shall be subject to the approval of Auxilium in its reasonable discretion. Asahi (and its Affiliates) shall only use the Product Trademark and Product Trade Dress pursuant to the terms of this Agreement to identify and in connection with the Commercialization of the Product in the Territory for use in the Field, and Asahi shall not (and shall cause its Affiliates not to) use such Product Trademark or Product Trade Dress to identify, or subject to Section 6.7.4 in connection with the marketing of any other products. Auxilium shall own and retain all rights to the Product Trademark and Product Trade Dress (in each case, together with all goodwill associated therewith throughout the Territory), and Asahi shall assign (and shall cause its Affiliates to assign), and hereby does assign to Auxilium, all of its right, title and interest in and to such Product Trademark and Product Trade Dress, if Asahi filed and registered any such Product Trademark or Product Trade Dress at the request of Auxilium, then Auxilium shall reimburse all reasonable costs relating to the filing, registration, and maintenance of such Product Trademark or Product Trade Dress within forty-five (45) days of receipt of an invoice. Auxilium shall also own rights to any Internet domain names incorporating the Product Trademark or any variation or part of the Product Trademark as

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its URL address or any part of such address; and Asahi shall not establish any Internet domain name or URL incorporating the Product Trademark without the prior written consent of Auxilium; provided that Asahi shall be responsible for all costs incurred by Auxilium with respect to such Internet domain names or URLs to the extent used for the Commercialization of the Product in the Territory. The Parties hereby agree and acknowledge that nothing contained herein shall limit Auxilium’s right to use the Product Trademark or Product Trade Dress outside the Territory.

6.8.3 Maintenance of Product Trademark and Product Trade Dress. Auxilium shall use Commercially Reasonable Efforts to establish, maintain and enforce the Product Trademark and Product Trade Dress in the Territory and shall bear all costs and expenses relating thereto.

6.8.4 Infringement of the Product Trademark or Product Trade Dress. In the event that either Party becomes aware of any infringement of the Product Trademark or Product Trade Dress by a Third Party in the Territory, such Party shall promptly notify the other Party and the Parties shall consult with each other in good faith with respect thereto. Auxilium shall, at its sole discretion, have the first right to determine how to proceed with respect to such infringement, including by the institution of legal proceedings against such Third Party, in which case all costs and awards relating to such legal proceedings will be borne exclusively by Auxilium. If requested to do so, Asahi shall reasonably cooperate with any and all action initiated by Auxilium, including by joining legal proceedings as a party at Auxilium’s reasonable expense. If Auxilium elects not to take action or initiate legal proceedings against an instance of infringement to the Product Trademark or Product Trade Dress in the Territory, Asahi shall have the right at its own and sole discretion to take action or initiate legal proceedings against such instance of infringement to the Product Trademark or Product Trade Dress in the Territory, in which case all costs and awards relating to such legal proceeding will be borne exclusively by Asahi. If requested to do so, Auxilium shall reasonably cooperate with any and all action initiated by Asahi in connection therewith, including, by joining legal proceedings as a party at Asahi’s reasonable expense.

6.8.5 Trademark Acknowledgments. Each Party acknowledges the sole ownership by the other Party and validity of all copyright, trademarks, trade dress, logos and slogans owned by the other Party and used or intended to be used in connection with the Commercialization of the Product for the Field in the Territory. Each Party agrees that it will not at any time during or after the Term assert or claim any interest in, or do anything which may adversely affect the validity or enforceability of, any copyright, trademark, trade dress, logo or slogan owned by the other Party and used or intended to be used on or in connection with the marketing or sale of the Product. Neither Party will register, seek to register or cause to be registered any copyrights, trademarks, trade dress, logos or slogans owned by the other Party and used or intended to be used on or in connection with the marketing or sale of the Product or any variation thereof, under any Laws providing for registration of copyrights, trademarks, service marks, trade names or fictitious names (including as an Internet domain name) or similar Laws, without the other Party’s prior written consent (in its sole discretion).

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6.9 Commercialization Data.

6.9.1 Asahi shall own all marketing and sales data and information resulting from its Commercialization of the Product in the Field in the Territory (the “Commercialization Data”). Upon request from Auxilium, Asahi shall provide to Auxilium a copy of such of the Commercialization Data as constitutes promotional materials, marketing strategies and market research data (“Promotional Commercialization Data”). Auxilium shall have the right and license to use all such Promotional Commercialization Data (and the right to grant its Affiliates and Third Parties the right to use such Promotional Commercialization Data) in connection with its commercialization of the Product in the Field outside the Territory, which right and license shall survive the expiration or termination of this Agreement by Auxilium pursuant to Sections 13.2, 13.3 or 13.4. Notwithstanding the foregoing, Asahi’s obligation to provide Promotional Commercialization Data and Auxilium’s right to use such data shall be performed, or exercised, respectively, in all instances in accordance with all applicable Laws, including, without limiting the foregoing, any data privacy Laws.

6.9.2 Upon request from Asahi, Auxilium shall provide to Asahi a copy of marketing and sales data and information resulting from its and its Affiliates’ and its sublicensees’ (with respect to any sublicensees’ marketing and sales data and information, to the extent that such materials are accessible to and Controlled by Auxilium) Commercialization of the Product in the Field outside the Territory as constitutes promotional materials, marketing strategies and market research data. Asahi shall have the right and license to use all such promotional commercialization data (and the right to grant its Affiliates the right to use such promotional commercialization data) in connection with its Commercialization of the Product in the Field in the Territory, which right and license shall survive the expiration of this Agreement. Notwithstanding the foregoing, Auxilium’s obligation to provide promotional commercialization data and Asahi’s right to use such data shall be performed, or exercised, respectively, in all instances in accordance with all applicable Laws, including, without limiting the foregoing, any data privacy Laws.

6.10 Global Branding Strategy. Auxilium shall have the right, from time to time during the Term, to implement (and thereafter modify and update) a global branding strategy, including global messaging, for the Product for use in the Field throughout the world (the “Global Branding Strategy”). To the extent Auxilium determines to utilize such Global Branding Strategy, Asahi shall use Commercially Reasonable Efforts to adhere to the Global Branding Strategy in its Commercialization of the Product, including with respect to any Promotional Materials; provided that, in the event that Asahi believes that the application of the Global Branding Strategy in the Territory would be inappropriate whether because of linguistic or cultural particularities, because it is against the Laws of the Territory or because Asahi reasonably determines it would be inconsistent with Asahi’s obligation to use Commercially Reasonable Efforts to Commercialize the Product in the Territory, Asahi shall present such concern to Auxilium, and the Parties shall discuss whether appropriate revisions to the Global Branding Strategy may make it appropriate for use in the Territory. Nothing in this Section shall be construed to derogate from Asahi’s ultimate right and responsibility to use Commercially

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Reasonable Efforts to Commercialize the Product in the Territory in accordance with the terms and conditions of this Agreement.

ARTICLE 7

SUPPLY

7.1 General. Auxilium shall use Commercially Reasonable Efforts to Manufacture (or have Manufactured) and supply all reasonable quantities of the Bulk Product for clinical and commercial use in the Field in the Territory, in each case in accordance with the terms of this ARTICLE 7 and the applicable Quality Agreements for the Product and Drug Substance.

7.2 Development Supply. Auxilium shall use Commercially Reasonable Efforts to Manufacture, or arrange for a Third Party to Manufacture, and supply all of Asahi’s requirements of the Bulk Product for Territory Development Activities to be performed by it in accordance with the Development Plan, which supply shall be in accordance with the terms of this ARTICLE 7 and the applicable Quality Agreements for the Product and Drug Substance. The Bulk Product shall be ordered and supplied for Territory Development Activities in accordance with the procedures set forth in this ARTICLE 7 (provided, however, that orders of Product for Development purposes may be in Units of Bulk Product as opposed to full lots); provided that, the Parties shall agree as to an appropriate forecasting mechanism for Development supply of Product (either through including such forecasts in the Development Plan or some other mechanism) reasonably in advance of any orders therefor from Asahi. The Bulk Product (as well as any placebo requested by Asahi) supplied for Territory Development Activities shall be invoiced at [**] (and placebo, if applicable) [**] (the “Development Supply Price”).

7.3 Commercial Supply. Auxilium shall use Commercially Reasonable Efforts to Manufacture, or arrange for a Third Party to Manufacture, and supply all of Asahi’s requirements of the Bulk Product for commercial sale in the Field in the Territory pursuant to this Agreement, which supply shall be in accordance with the terms of this ARTICLE 7 and the applicable Quality Agreements for the Product and Drug Substance.

7.4 Exclusivity. Subject to the provisions of this Agreement, Asahi shall purchase all of its requirements of the Product exclusively from Auxilium and Auxilium shall supply the Product for sale in the Field in the Territory exclusively to Asahi pursuant to the terms of this ARTICLE 7.

7.5 Packaging and Labeling; Certain Other Manufacturing Activities. Notwithstanding anything to the contrary contained herein, in accordance with the procedures set forth in the Quality Agreements, Asahi or its designated Third Party shall be responsible (at its sole cost and expense) for all final product labeling and packaging (whether in commercial or clinical packaging presentation), including insertion of materials such as applicators, transfer needles, syringes, patient inserts, patient medication guides, professional inserts and any other written, printed or graphic materials accompanying the Product, considered to be part of the Finished Product, and handling, storage, quality control, quality assurance, and the testing and release aspects of Territory-Specific Analytical Release Testing and Characterization and related activities, of the Finished Product in connection with the foregoing (collectively, “Packaging

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and Labeling”). Asahi or its designated Third Party shall ensure that all such Packaging and Labeling shall comply with Laws, GMPs and the Regulatory Approvals for the Product in the Territory, as well as the Product Specifications for the Product; provided that, Auxilium shall have the right, but not the obligation, to review any single or collective element of Packaging and Labeling at any time and Asahi shall give good faith consideration to any comments received from Auxilium. Asahi or its designated Third Party shall also be responsible for performing the testing and release aspects of Territory-Specific Analytical Release Testing and Characterization of the Finished Product and Auxilium shall provide assistance to Asahi in connection therewith (including, to the extent possible, granting Asahi reasonable access to Auxilium (and its Affiliates’, sublicensees’ and subcontractors’) facilities as is necessary or useful for Asahi to access applicable records and documents for performing the testing and release aspects of Territory-Specific Analytical Release Testing and Characterization obligations), all as more particularly set forth in the Quality Agreements. To the extent that a Third Party is involved in Packaging and Labeling or other activities described in this Section 7.5, Asahi shall be wholly responsible for, and bear one hundred percent (100%) of the costs related to, qualifying such Third Party to perform such activities.

7.6 Forecasting and Ordering.

7.6.1 Forecast. Asahi shall furnish the first forecast under this Section 7.6 (the “Initial Forecast”) no less than twelve (12) months before the anticipated First Commercial Sale of the Product under this Agreement (the “Initial Forecast Date”). On the Initial Forecast Date and on the first day of each calendar quarter thereafter (each a “Forecast Date”), Asahi shall furnish Auxilium a forecast of quantities of Bulk Product that Asahi expects to be delivered on a monthly basis in each of the six (6) calendar quarters beginning, respectively, six (6) months, nine (9) months, twelve (12) months, fifteen (15) months, eighteen (18) months and twenty-one (21) months from the Forecast Date (each a “Forecast”). The Forecast for deliveries occurring in the calendar quarter beginning six (6) months after the Forecast Date shall provide for quantities no less than seventy-five percent (75%), and no more than one hundred twenty five percent (125%), of the quantities contained in the Forecast for such quarter given one quarter earlier. The Forecast for deliveries occurring in the calendar quarters beginning nine (9) months, twelve (12) months, fifteen (15) months, eighteen (18) months and twenty-one (21) months after the Forecast Date shall be non-binding (see Schedule 7.6 for Forecast methodology). All Forecasts shall (i) be specified for Bulk Product on a monthly basis and (ii) be for full production lots (i.e., as of the Effective Date, between [**] and [**] Units of Bulk Product for full batches of the [**]L Manufacturing environment or, as of the Effective Date, between [**] and [**] Units of Bulk Product for full batches of the [**]L Manufacturing environment, as applicable). Notwithstanding the immediately preceding sentence and subject to Section 7.14, the Parties acknowledge and agree that the Units of Bulk Product per full production lot may vary in the future based on changes in yield; provided that, in the event of any such changes, Auxilium shall notify Asahi of such changes from time to time and such notification shall be deemed an amendment to the immediately preceding sentence in satisfaction of Section 16.1 hereof. The Parties recognize that the foregoing Forecasts may change over time based on commercial and regulatory developments and other factors, and Asahi shall be liable to reimburse Auxilium for Out-of-Pocket Costs incurred by Auxilium as a result of any such changes with respect to the

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first three (3) quarters of the then current Forecast; provided, that, to the extent practicable, Auxilium shall use Commercially Reasonable Efforts to reduce such reimbursement exposure to Asahi under the terms hereof incident to changes in such Forecast; provided, however, that, notwithstanding the foregoing, in all cases, Auxilium shall not be in breach of this Agreement for any failure to reduce such reimbursement exposure and Asahi shall be responsible for purchasing any and all Bulk Product in accordance with the provisions of this Agreement.

7.6.2 Long Range Capacity Planning; Supply Chain Improvements. Concurrent with the Initial Forecast, for the purposes of discussion and planning of manufacturing capacity Asahi shall provide a non-binding forecast of Bulk Product needs for the twenty-four (24) months following that specified in the then current Forecast as described in Section 7.6.1 (“Long Range Forecast”). In the event Auxilium projects a shortfall in capacity based on the Long Range Forecast, the Parties will jointly discuss alternatives to increase such capacity, and the Parties shall promptly meet to discuss a reasonable manner of proceeding. Unless otherwise agreed to by the Parties during the Term, the Long Range Forecast shall be updated by Asahi and reviewed with Auxilium on an annual basis.

7.6.3 Orders. On each Forecast Date, in addition to the Forecast specified in Section 7.6.1, Asahi shall for the Term deliver to Auxilium a firm purchase order or orders specifying the quantities of the Bulk Product for delivery on a monthly basis in the calendar quarter beginning three (3) months after the Forecast Date, as well as the location of delivery and desired delivery date for each delivery (each a “Purchase Order”). Each such Purchase Order shall provide for aggregate quantities for delivery in such quarter that are no less than seventy-five percent (75%), and no more than one hundred twenty five percent (125%), of the quantities contained in the Forecast for such quarter given one (1) quarter earlier than the Forecast Date on which such Purchase Order is placed (see Schedule 7.6 for Forecast methodology). Unless agreed separately between the Parties, each Purchase Order shall specify no more than one (1) delivery date for the Bulk Product in each calendar month and not less than ninety (90) days from the Purchase Order Acceptance Date.

7.6.4 Receipt and Acceptance. Asahi shall purchase all Bulk Product ordered and specified in a Purchase Order. Purchase Orders may be delivered electronically or by other means to such location as Auxilium shall designate and shall be in a form reasonably acceptable to Auxilium. Auxilium shall provide written confirmation of such Purchase Order to Asahi within ten (10) business days of receipt of such Purchase Order (the date of such written confirmation, the “Purchase Order Acceptance Date”). Auxilium shall accept any Purchase Order for Bulk Product that does not exceed the applicable maximum provided for in the most recent Forecast. If a Purchase Order, whether or not accepted, exceeds such applicable maximum, the Parties shall seek to agree on a reasonable manner of proceeding. Auxilium shall use reasonable efforts to supply any amount of Bulk Product that Asahi orders pursuant to Section 7.6.3 in excess of the maximum amount deliverable under the ordering and forecasting procedures specified herein, but in any event, such efforts shall not be construed as an obligation hereunder and in no event shall Auxilium be deemed in breach of this Agreement by means of a failure to provide Bulk Product in excess of the Forecasted amount. Nothing in any such Purchase Order or written acceptance shall supersede the terms and conditions of this Agreement

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or the Quality Agreements, and in the event of a conflict between the terms such Purchase Order (or written acceptance, as applicable) and the terms of this Agreement (or the Quality Agreements, as applicable), the terms of this Agreement (or the Quality Agreements, as applicable) shall control. All Purchase Orders, written acceptances of Purchase Orders and other notices contemplated under this Section 7.6 shall be sent to the attention of such persons as each Party may identify to the other in writing from time to time in accordance with Section 16.3. Notwithstanding any term in Section 7.6.3 or this Section 7.6.4 or elsewhere herein, and notwithstanding any Forecasts given by Asahi, Asahi shall have the right to reasonably amend its Forecasts and Purchase Orders in the event of unexpected delays in receipt of Regulatory Approvals.

7.7 Pricing, Invoicing, and Manufacturing Standard Cost Audit.

7.7.1 Supply Delivery Price. The consideration payable by Asahi to Auxilium for the supply of Bulk Product for commercial sale and for the other rights granted to Asahi under this Agreement is contained in Section 8.3 as part of the Royalty Payments. As an advance against the Royalty Payments, Asahi shall make initial payments (“Supply Delivery Price”) which shall be calculated by [**]. The Supply Delivery Price will be credited against future Royalty Payments as provided in Section 8.4.

7.7.2 Invoice. Each delivery of Bulk Product hereunder shall be accompanied by an invoice setting forth the Development Supply Price or the Supply Delivery Price, as applicable, for such delivery. Auxilium shall invoice such Bulk Product at the Development Supply Price or the Supply Delivery Price, as applicable, and Asahi will make payment against each invoice within fifty (50) days after delivery of invoice to Asahi, which invoice will accompany the Bulk Product covered by such invoice and delivered in accordance with Section 7.8.

7.7.3 Manufacturing Standard Cost Audit. Asahi shall have the right to audit the calculation of Auxilium’s prevailing Manufacturing Standard Cost of the Bulk Product. Such audit shall be carried out in the same manner as the audit provisions of Section 8.11 which shall apply mutatis mutandis to both Parties to facilitate such right of audit.

7.7.4 Royalty Rate and Supply Price Reduction. In the event that Asahi reasonably determines at anytime during the Term that any significant factor underlying Commercialization of the Product in the Field in the Territory has fundamentally changed in a manner that could not have been foreseen as of the Effective Date, so as to make it economically infeasible to incur the costs necessary to obtain and maintain Regulatory Approval for the Product for a given indication in the Field, then Asahi shall have the right to raise such concern at the next scheduled meeting of the JSC and the Parties shall discuss such fundamental changes and whether a reduction in the Supply Delivery Price or the Royalty Rate is appropriate; provided that, for clarity, nothing herein shall in any way obligate Auxilium to reduce the Supply Delivery Price or the Royalty Rate.

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7.8 Shipping and Delivery.

7.8.1 Delivery. Auxilium shall deliver (or have delivered) to Asahi in accordance with this Section 7.8 the quantity of the Bulk Product specified in each accepted Purchase Order by the respective delivery date set forth in such Purchase Order or otherwise as agreed to by the Parties. Notwithstanding anything to the contrary contained herein, (i) Auxilium will notify Asahi of the anticipated FCA (Auxilium’s or its designee’s site) date of delivery at least five (5) days prior to such FCA (Auxilium’s or its designee’s site) date, which FCA (Auxilium’s or its designee’s site) date may occur as many as seven (7) days prior to or seven (7) days after the delivery date set forth in the Purchase Order, and such delivery shall be deemed to have been delivered on a timely basis hereunder, and (ii) in order to allow for Bulk Product Manufacturing variances, Auxilium shall be entitled to deliver quantities of Bulk Product as much as ten percent (10%) above or as little as ten percent (10%) below the amount of the Bulk Product specified by Asahi in the applicable Purchase Order, provided however that the aggregate difference in any twelve (12) month period does not exceed ten percent (10%) in the aggregate for all such Bulk Product ordered for such period and such delivery shall be deemed to have been delivered in satisfaction of Auxilium’s obligations hereunder. Asahi shall purchase all such Bulk Product so delivered.

7.8.2 Delivery Terms. Bulk Product shall be supplied to Asahi FCA (Auxilium’s or its designee’s site). Delivery shall occur, and title and risk of loss will pass to Asahi, when each order of the Product is placed at the disposal of Asahi at such Facility. The Bulk Product shall be shipped at Asahi’s expense via a carrier identified by Asahi in the applicable Purchase Order; provided, that in the event that Asahi fails to identify a carrier, Auxilium may choose a carrier at its own reasonable discretion.

7.8.3 Remainder of Shelf Life. Bulk Product shall be delivered by Auxilium to Asahi within ninety-five (95) days of the date of manufacture (i.e., filling and lyophilization of Drug Substance) of such Bulk Product. In the event Auxilium wishes to deliver Bulk Product to Asahi later than ninety-five (95) days after the date of manufacture (i.e., filling and lyophilization of Drug Substance) of such Bulk Product, Auxilium may only do so with the prior written consent of Asahi.

7.8.4 Retention. Unless the Parties agree otherwise, Auxilium will maintain analytical samples of each Bulk Product in storage for a time period based upon Auxilium’s sample retention policy.

7.9 Quality and Compliance.

7.9.1 Quality Agreement. The Quality Agreements will set forth the Parties’ quality and compliance obligations with respect to Manufacture of the Product, and Auxilium’s quality and compliance obligations with respect to Manufacture of the Drug Substance used in the Product. Asahi and Auxilium agree to comply with the requirements and provisions set forth in the Quality Agreements. The Quality Agreements will set forth in greater detail many of the responsibilities and obligations set forth herein. In the event of a conflict between the terms of the Quality Agreements and the terms of this Agreement, the terms of this Agreement shall

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prevail. The Parties shall execute the Quality Agreements within one-hundred eighty (180) days of the Effective Date, or such other time-frame as otherwise agreed between the Parties. To the extent required by Laws, in the event that Auxilium has a Third Party Manufacture Drug Substance or Product, Auxilium shall cause such Third Party to execute a quality agreement among Auxilium and Asahi detailing quality and compliance obligations of such Third Party with respect to Manufacture of the Drug Substance or the Product within one-hundred eighty (180) days of the Effective Date, or such other time-frame as otherwise agreed between the Parties, which in the event of a conflict between such Quality Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.

7.9.2 Notice of Non-Conformance.

(a) Auxilium shall supply to Asahi the applicable batch number for the Bulk Product delivered as well as such other information as the Parties may set forth in the Quality Agreements with respect to the Manufacture of the Product (a “Manufacturing Certificate of Analysis”) for all Product shipped to Asahi hereunder. Asahi shall promptly on receipt of each shipment of Bulk Product hereunder inspect, or cause to have inspected, each shipment of the Product for any damage, defect or shortage and within a reasonable period of time give Auxilium written notice of any such damaged, defective or short shipment (a “Notice of Non-Conformance”).

(b) Latent Defects shall be communicated to Auxilium, together with appropriate detail, via a Notice of Non-Conformance, without undue delay after such Latent Defect is first discovered by Asahi (or Asahi otherwise is notified of such Latent Defect), but in all cases within five (5) business days of the date on which such Latent Defect was first discovered by Asahi or was notified to Asahi by the relevant Person discovering the defect, and thereafter such Latent Defect shall be handled as set forth in the remainder of this Section 7.9 and/or the Quality Agreements, as applicable. For purposes of this Section 7.9.2(b), “Latent Defects” shall mean those defects that could not be discovered by inspection by Asahi or its designee as described in Section 7.9.2(a).

7.9.3 Notification of significant quality issues. As set forth in the Quality Agreements, the Parties shall notify each other of the occurrence of a confirmed out-of specification (“OOS”) result or major process deviation relating to the Product and/or Drug Substance for use or sale in the Territory. Auxilium agrees to inform Asahi on all quality decisions regarding any OOS result or major process deviations involving the Bulk Product and/or Drug Substance.

7.9.4 Audits. Asahi shall have access to Auxilium’s or its Third Party manufacturer’s Facilities associated with the Product or Drug Substance at a mutually agreeable time for the sole purpose of auditing the Facilities for operational compliance with GMPs and the content of the respective Quality Agreements for Product and Drug Substance. The right to audit also includes any testing Facility related to the Product or Drug Substance, and any Facilities associated with raw materials, auxiliary materials, intermediates, container materials, and packing materials related to the Product or Drug Substance; provided that, to the extent a Third Party’s Facilities are the subject of an audit pursuant to this Section 7.9.4, Asahi shall (a)

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perform such audit in conjunction with Auxilium (and any other licensees of Auxilium desiring to so audit), (b) bear any costs charged by such Third Party associated with such audit, and (c) abide by any applicable terms and conditions regarding such audit as Auxilium’s agreement with such Third Party may provide (including any limitations on the number of such audits as may be conducted in a given time-frame). For clarity, Auxilium shall have the right to accompany Asahi on any such audit of a Third Party Facility.

7.10 Disputes and Remedies.

7.10.1 Disputes. If Asahi delivers a Notice of Non-Conformance in respect of all or any part of a shipment of the Bulk Product, and Auxilium does not agree with Asahi’s determination that the Bulk Product fails to meet the Product Specifications for the Bulk Product (or there is a short shipment), the Parties shall in good faith attempt to resolve such dispute. Auxilium and Asahi shall have thirty (30) days, unless otherwise agreed in writing by the Parties, from the date of Auxilium’s receipt of a Notice of Non-Conformance to resolve such dispute regarding whether all or any part of such shipment of Bulk Product was Manufactured in conformance with the Product Specifications for the Bulk Product (or there is otherwise a short shipment). If the dispute regarding whether all or any part of a shipment of Bulk Product rejected by Asahi was Manufactured in conformance with the Product Specifications for the Bulk Product (or there is a short shipment) is not resolved in such thirty (30) day period, then Auxilium shall prepare an investigative report concerning such alleged non-conformance and such investigative report and Asahi’s original Notice of Non-Conformance shall be submitted to an independent consultant. The consultant shall be mutually agreed upon in writing by the Parties. The results of the consultant’s determination shall be based on Auxilium’s investigative report and Asahi’s original Notice of Non-Conformance and shall be final and binding on the Parties, and if such Bulk Product is determined to meet the Product Specifications for the Bulk Product (or is otherwise determined not to be a short shipment, as applicable), then Asahi shall pay for the costs of such consultant; otherwise Auxilium shall pay for such costs.

7.10.2 Remedies. In the event any shipment of Bulk Product is rejected pursuant to this Section 7.10 and/or the Quality Agreements, as applicable, solely as a result of any act or omission of Auxilium or its Third Party manufacturer, then (i) Asahi shall, at the direction of Auxilium, either (a) destroy such rejected Bulk Product at Auxilium’s reasonable expense (in accordance with Laws) or (b) return such Bulk Product to Auxilium, at a location designated by Auxilium and at Auxilium’s reasonable expense, and (ii) Auxilium, at no expense to Asahi, shall (in Asahi’s sole discretion) either (a) use its Commercially Reasonable Efforts to replace such non-conforming Bulk Product (or short shipment) or (b) give Asahi a credit in an amount equal to the amount paid or payable by Asahi with respect to such rejected Bulk Product (or short shipment). In the event that any shipment of Bulk Product is rejected for any other reason, Auxilium shall have no liability to Asahi in connection therewith, and Asahi shall, at its sole cost, destroy such rejected Bulk Product in compliance with Laws. SUBJECT TO SECTION 11.1, AUXILIUM’S LIABILITY IN RESPECT OF ANY REJECTION (INCLUDING ANY SHORT SHIPMENT) SHALL BE LIMITED TO THE REMEDIES PROVIDED IN THIS SECTION 7.10.2.

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7.11 Shortages.

7.11.1 General. In the event that Auxilium anticipates the materials and/or Manufacturing capacity of Auxilium or its Third Party manufacturer required to Manufacture and deliver the Bulk Product to Asahi is to be in short supply, Auxilium shall promptly notify Asahi of such shortage and, the Parties shall promptly meet to discuss the shortage. Auxilium shall provide a written plan of action stating in reasonable detail the root cause of the shortage and proposed measures to remedy the shortage and the date such shortage is expected to end. Notwithstanding anything to the contrary contained herein, the situation where the commercial success of the Product in the Territory is the reason for such shortage (which situation is addressed in Section 7.6.2) shall not constitute a “shortage” or mean that Auxilium is “unable to supply” for purposes of this Section 7.11 (provided, that Auxilium is using Commercially Reasonable Efforts to supply all of Asahi’s Purchase Orders in accordance with this Agreement, including the allocation set forth in this Section 7.11.1). Auxilium shall use its Commercially Reasonable Efforts to minimize the duration of any shortage. During any such shortage, Auxilium shall allocate the materials and resources used in the supply of the Bulk Product between Auxilium (and any other Third Parties), on the one hand, and Asahi, on the other hand (subject to pre-existing obligations to Third Parties), (i) for the first two (2) years from the First Commercial Sale, based on, in the case of Asahi, the lesser of twenty-five percent (25%) of available Bulk Product (subject to pre-existing obligations to Third Parties) or the undelivered quantities specified in all then current Purchase Orders, (ii) following the second anniversary of the First Commercial Sale, the forecasted demand reported one quarter earlier (pursuant to Section 7.6) against the forecasted needs of Auxilium (and any Third Parties) and (iii) following the third anniversary of the First Commercial Sale, in accordance with their respective share of sales in the applicable market of the Product during the immediately preceding twelve (12) months. If, during the Term, Auxilium is unable to supply according to the terms of this Agreement at least sixty-five percent (65%) of the aggregate quantity of Bulk Product to be delivered as required by Asahi’s Purchase Orders (which have been properly submitted in accordance with this Agreement) (such quantity of Product, the “Minimum Delivery Amount”), other than to the extent caused by a Force Majeure Event or an act or omission of Asahi or any of its Affiliates, then Asahi will inform Auxilium in writing thereof. Following receipt of such notice, a joint team shall be promptly formed to address the nature of the shortage. Auxilium shall have ninety (90) days following receipt of such notice to supply Asahi with sufficient quantities of Bulk Product such that Auxilium shall have delivered the Minimum Delivery Amount for the applicable period (the “Minimum Delivery Cure Period”), and in the event that Auxilium is unable to supply such quantities of Bulk Product to meet the Minimum Delivery Amount within such Minimum Delivery Cure Period, then until such time as quantities of Bulk Product to meet the Minimum Delivery Amount are supplied to Asahi, the Royalty Rate will be reduced by twenty five percent (25%) (i.e., reduced by one-fourth) for all Net Sales commencing with sales recorded in the month immediately following the month in which the end of the Minimum Deliver Cure Period occurred, and ending up to three (3) months following the month in which Auxilium has delivered quantities of Bulk Product sufficient to meet the Minimum Delivery Amount; provided, that, for clarity, such three (3) month period is solely intended to allow Asahi an opportunity to reestablish its inventory, and to the extent that Asahi is able to do so in less than such three (3) month period the Royalty Rate shall promptly revert to

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the amounts currently set forth in Section 8.3; provided, further, that during such three (3) month period, Asahi shall have the right to submit Purchase Orders in excess of the twenty-five percent (25%) cap on increases from the previously forecasted amount for such period (provided, that, Auxilium shall not be obligated hereunder to fill such excess orders but shall use reasonable efforts to satisfy such excess orders); provided, further, that Auxilium’s inability to fill such excess orders shall not constitute a shortage hereunder; provided, further, that during the pendency of any such shortage, Auxilium shall agree to form a joint Asahi/Auxilium team responsible for overseeing the restoration of supply.

7.12 Manufacturing Supply Assurance. Auxilium shall use Commercially Reasonable Efforts, as the exclusive supplier of Bulk Product, to ensure for the duration of the Term of the Agreement that a reasonable measure of supply assurance be maintained.

7.12.1 Auxilium shall, as part of this obligation, use Commercially Reasonable Efforts to establish within twenty four (24) months of the First Commercial Sale a fully qualified, approved, and validated back-up Facility for the filling and finishing of Bulk Product.

7.12.2 Auxilium shall, as part of this obligation, use Commercially Reasonable Efforts to establish within forty-two months (42) months of the First Commercial Sale a fully qualified, approved, and validated back-up Facility for the Manufacturing of the Drug Substance.

7.13 Safety Stock Obligations. From and after the First Commercial Sale, Auxilium shall maintain a minimum of [**] of Drug Substance based on Asahi’s Purchase Orders for the preceding [**], plus or minus twenty-five percent (25%). Auxilium shall, at Asahi’s option, upon reasonable advanced written notice, allow Asahi to audit such safety stock during normal business hours no more than once annually. From and after the First Commercial Sale, Asahi shall maintain a stock of at least [**] of Finished Product or Bulk Product based on Asahi’s sales of Units of Product for the preceding [**], plus or minus twenty-five percent (25%). In the event that either Party becomes unable to maintain a safety stock of Drug Substance or Finished Product or Bulk Product, as applicable, equivalent to at least seventy-five percent (75%) of that required by this Section 7.13, the Parties shall meet to discuss ways to mitigate further erosion of supply assurance.

7.14 Product Specification and Manufacturing Changes. Product Specification (for the Bulk Product and for the Product), Drug Substance Specification, Facilities changes (including changes to any Third Party manufacturers) and Manufacturing changes (including changes to lot sizes), including those resulting from a request received by a Party from a Governmental Authority, or any changes that Auxilium may propose to make, shall be dealt with pursuant to the Quality Agreements; provided that all applicable Regulatory Materials shall be prepared and filed by the Parties in accordance with the provisions of ARTICLE 5.

7.15 Termination of Supply Obligations. Notwithstanding anything to the contrary contained herein, the obligations of Auxilium under this ARTICLE 7, including the obligations to Manufacture and supply Product to Asahi hereunder, and Asahi’s obligations to purchase solely from Auxilium, shall, so long as Auxilium desires to continue supplying the Product, continue after the end of the Royalty Term, under the terms and conditions set forth in Section

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14.3.2 and upon reasonable terms and conditions (subject to those terms and conditions set forth in Section 14.3.2) to be agreed between the Parties. In the event that Asahi desires to continue Commercializing the Product and Auxilium desires to continue supplying the Product following the expiration of this Agreement, the Parties shall, at least twenty-four (24) months before the expiration of this Agreement, negotiate in good faith and execute a distinct manufacturing and supply agreement with the terms and conditions (including the terms and conditions set forth in Section 14.3.2) upon which Auxilium continues to Manufacture and supply, and Asahi continues to purchase, requirements of the Product from Auxilium. In the event that Auxilium does not desire to continue Manufacturing and supplying the Product, but Asahi desires to continue Commercializing the Product in the Field in the Territory, Auxilium shall grant to Asahi a non-exclusive license under the Auxilium Manufacturing Technology to enable Asahi to Manufacture or have Manufactured the Product under the terms and conditions set forth in Section 14.3.2.

7.16 Auxilium Notice. Auxilium shall provide Asahi with notice by E-mail or Facsimile within three (3) business days after becoming aware of any significant condition or incident, which shall include any event, occurrence, or circumstance, including any governmental or private action, which could reasonably be expected to materially impact Auxilium’s ability to perform its obligations under this Agreement.

ARTICLE 8

PAYMENTS

8.1 Upfront Payment. In recognition of the approval of the Product for the treatment of Dupuytren’s Contracture in the U.S. and pending approval in the European Union, within fifteen (15) days of the Effective Date, Asahi shall pay to Auxilium an upfront amount equal to fifteen million Dollars ($15,000,000) (subject to withholding) (the “Upfront Payment”) by wire transfer of immediately available funds into an account designated in writing by Auxilium; provided that Asahi shall pay the amount withheld to the proper Governmental Authority in a timely manner and promptly transmit to Auxilium an official tax certificate or other evidence of such withholding and assist Auxilium to claim refund of the withholding tax in accordance with Section 8.6.3. Such Upfront Payment shall be nonrefundable and noncreditable against any other payments due hereunder.

8.2 Milestone Payments. Asahi shall pay to Auxilium the milestone payments described in this Section 8.2 following achievement (first occurrence) of the corresponding milestone event. A Party shall promptly notify the other Party in writing, but in no event later than five (5) days after, of the achievement (first occurrence) of each such milestone event (each, a “Milestone Notification Notice”) achieved by it. Asahi shall pay the applicable milestone payment by wire transfer of immediately available funds into an account designated by Auxilium within fifteen (15) days after the date on which the relevant invoice issued by Auxilium was received by Asahi; provided, however, that in no event shall a failure to deliver a Milestone Notification Notice relieve Asahi of its obligation to pay Auxilium the milestone payments described in this Section 8.2. Each such milestone payment shall be payable only once

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regardless of how many times the milestone event is achieved. Each such milestone payment is nonrefundable and noncreditable against any other payments due hereunder.

Milestone Event	Milestone Payment

Dupuytren’s Contracture

1. First Filing and Receipt by the Regulatory Authority of Marketing Authorization Application for Product Approval for Dupuytren’s Contracture in the Territory.	[**] Dollars ($[**])

2. First Commercial Sale of Product for Dupuytren’s Contracture in the Territory.	[**] Dollars ($[**])

Peyronie’s Disease

1. First Filing and Receipt by the Regulatory Authority of Marketing Authorization Application for Product Approval for Peyronie’s Disease in the Territory.	[**] Dollars ($[**])

2. First Commercial Sale of Product for Peyronie’s Disease in the Territory.	[**] Dollars ($[**])

Sales Based Milestones

1. Aggregate Net Sales of Product in the Territory equal or exceed [**] Yen (¥[**]) for any Fiscal Year.	[**] Dollars ($[**])

2. Aggregate Net Sales of Product in the Territory equal or exceed [**] Yen (¥[**]) for any Fiscal Year.	[**] Dollars ($[**])

3. Aggregate Net Sales of Product in the Territory equal or exceed [**] Yen (¥[**]) for any Fiscal Year.	[**] Dollars ($[**])

4. Aggregate Net Sales of Product in the Territory equal or exceed [**] Yen (¥[**]) for any Fiscal Year.	[**] Dollars ($[**])

5. Aggregate Net Sales of Product in the Territory equal or exceed [**] Yen (¥[**]) for any Fiscal Year.	[**] Dollars ($[**])

6. Aggregate Net Sales of Product in the Territory equal or exceed [**] Yen (¥[**]) for any Fiscal Year.	[**] Dollars ($[**])

8.3 Royalty Payments.

8.3.1 Royalty Payments. As further consideration for the rights granted to Asahi under this Agreement and the supply commitments under ARTICLE 7, Asahi shall pay to Auxilium tiered payments (“Royalty Payments”) at the following rates (the “Royalty Rates”)

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based on aggregate annual Net Sales of Product in the Territory for all or any portion of the calendar year falling within the Royalty Term:

Fiscal Year Net Sales	Royalty Rate
For that portion of aggregate Fiscal Year Net Sales less than [**]Yen (¥[**])	[	**]%
For that portion of aggregate Fiscal Year Net Sales equal to or greater than [**]Yen (¥[**])	[	**]%

8.3.2 Reduction of Compensation due to Biosimilar Entry. If in any calendar quarter Biosimilar Versions of the Product sold by a Third Party(ies) in the Territory constitute a unit based market share (determined on the basis of sales of the Product and such Biosimilar Versions) greater than [**] percent ([**]%) (in which case “Biosimilar Entry” shall be deemed to have occurred with respect to the Product), then the Royalty Rate set forth in Section 8.3.1 with respect to such tier payable on Net Sales of Product during each calendar quarter in any such year from and after the calendar quarter during which Biosimilar Entry occurred and for so long as such Biosimilar Entry continues shall be reduced by [**] percent ([**]%), such that the revised Royalty Rates will be [**] percent ([**]%) and [**] percent ([**]%), respectively.

8.4 Royalty Payments and Reports; Floor Price.

8.4.1 General. Asahi shall calculate all Royalty Payments payable to Auxilium pursuant to Section 8.3 with respect to Net Sales at the end of each calendar quarter, which amounts shall be converted to Dollars at such time in accordance with Section 8.7. Asahi shall provide a written estimate of Net Sales during the just ended calendar quarter within fifteen (15) days of the end of such calendar quarter. Thereafter, Asahi shall pay to Auxilium the Royalty Payment due for Net Sales during a given calendar quarter within forty-five (45) days following the end of such calendar quarter. Each Royalty Payment due to Auxilium shall be accompanied by (i) a statement of the amount of gross sales of the Product in the Territory during the applicable calendar quarter (such amounts expressed in local currency), (ii) an itemized calculation of Net Sales in the Territory, showing deductions provided for in the definition of “Net Sales” during such calendar quarter, (iii) a calculation of the amount of the Royalty Payment due on such Net Sales for such calendar quarter less any amounts already remitted in such calendar quarter (and permitted to be credited against Royalty Payments) in accordance with Section 7.7 hereof as the Supply Delivery Price and (iv) twice per Fiscal Year, any reconciliations necessary as a result of the issuance of any rebates and allowances in accordance with Section 1.55.5. Without limiting the generality of the foregoing, Asahi shall require its Affiliates to account for its Net Sales and to provide such reports with respect thereto as if such sales were made by Asahi.

8.4.2 Floor Price. Notwithstanding anything to the contrary herein, the Royalty Payments owed to Auxilium hereunder for each Unit of Product sold shall in no event be less than [**] plus such amounts as Auxilium may owe to BTC or any other Third Party for

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intellectual property rights as a result of the Manufacture and sale of such Unit of Product, as applicable.

8.5 Third Party Royalties and Other Payments.

8.5.1 Certain Existing Obligations. Auxilium shall be solely responsible for the payment of any royalties, sublicense revenues, milestones or other payments due to Third Parties under the BTC License Agreement as applicable, on account of the sale of the Product by Asahi hereunder.

8.5.2 Licenses to New Necessary Patents. If Asahi determines that it is necessary to obtain a license under any Patent of a Third Party that would be infringed by the Development or Commercialization by Asahi of the Product, as the Product exists on the Effective Date (excluding, for the avoidance of doubt, any additional technology that may be combined or incorporated therewith, or any future improvements or enhancements to the Product) in the Territory for use in the Field (as defined on the Effective Date), other than those described in Section 8.5.1 necessary to make, use, sell, offer for sale or import the Product for sale in the Field in the Territory, then the Parties shall meet to discuss and determine which Party will be primarily responsible for the negotiation and execution of the corresponding license agreement; provided, however, that, notwithstanding the foregoing, Auxilium shall have the sole right to obtain a license, and negotiate and execute a license agreement, in connection with the Manufacture of the Product or with respect to any intellectual property applicable to the Product on a worldwide basis (and, provided, that at the request of Auxilium, any such license from a Third Party shall include a license to Auxilium and its sublicensees with respect to the Product outside the Territory (and/or outside the Field)) during the Term. Any amounts due under such Third Party license agreement with respect to sale of the Product in the Field in the Territory will be borne by Asahi; provided, however, that Asahi shall be entitled to deduct up to fifty percent (50%) of the royalties payable to such Third Party in any given calendar quarter (on account of the sale of the Product in the Field in the Territory) from the Royalty Payments thereafter made by Asahi to Auxilium hereunder; provided, however, that the Royalty Payments payable under Section 8.3 shall not be reduced in any such event in any given calendar quarter below fifty percent (50%) of the amounts set forth in Section 8.3.1 and 8.3.2, as applicable. To the extent that Auxilium obtains a license under such a Third Party license agreement to sell the Product outside the Territory or outside the Field in the Territory, any amounts due under such a Third Party license agreement with respect to the sale of the Product outside the Territory or outside the Field in the Territory will be borne solely by Auxilium. In no event shall a license be deemed to be “necessary” on a Third Party Patent that is not issued, literally infringed or has genuine issues of fact that raise a reasonable defense that such Patent is invalid or unenforceable.

8.5.3 Licenses to Other Patents. Except as provided in Sections 8.5.1 and 8.5.2, if Asahi desires to obtain a license under any Third Party’s Patents that are otherwise useful for the Development or Commercialization of Product in the Field in the Territory but not necessary for Development or Commercialization by Asahi of the Product as such Product exists on the Effective Date in the Territory for use in the Field (as defined on the Effective Date), then Asahi shall notify the JSC. To the extent that both Parties determine (in each such Party’s sole

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discretion) to pursue such a license with respect to Product in the Field in the Territory, then Asahi shall be primarily responsible for the negotiation and execution of the corresponding license agreement and the Parties shall share equally (unless otherwise mutually agreed or as provided in the next sentence) all payments associated with any license fees, royalties and other amounts owed to the applicable Third Party for such license. Notwithstanding the foregoing, at the time a license opportunity is presented to the JSC, Auxilium may elect not to participate in the costs of such joint licensing opportunity with respect to the Product in the Field in the Territory. In such event Asahi may pursue such licensing opportunity and shall be responsible for one hundred percent (100%) of all payments associated with any license fees, royalties and other amounts owed to the applicable Third Party for such license, with no right to invoice Auxilium or offset such amounts against any amounts owed to Auxilium under this Agreement; provided that, in the event that Asahi decides to pursue such license in the Field within the Territory, then Auxilium will not be entitled to opt out of the obligation to contribute equally to all costs of such licensing opportunity in the Field within the Territory if Auxilium pursues the licensing of such opportunity outside of the Territory or outside the Field.

8.6 Taxes and Withholding.

8.6.1 VAT. The Parties agree to cooperate with one another and use reasonable efforts to ensure that value added tax or similar payment (“VAT”) in respect of any payments made by Asahi to Auxilium under this Agreement does not represent an unnecessary cost in respect of payments made under this Agreement. For purposes of clarity, all sums payable under this Agreement shall be exclusive of VAT. In the event that any VAT is owing in any jurisdiction in respect of any such payment, Asahi shall pay such VAT, and (i) if such VAT is owing as a result of any action by Asahi, including any assignment or sublicense (including, assignment to, or payment hereunder by, another Asahi-related entity or Affiliate), or any failure on the part of Asahi or its Affiliates to comply with applicable tax Laws or filing or record retention requirements, that has the effect of modifying the tax treatment of the Parties hereto, then the payment in respect of which such VAT is owing shall be made without deduction for or on account of such VAT to ensure that Auxilium receives a sum equal to the sum which it would have received had such VAT not been due or (ii) otherwise, such payment shall be made after deduction of such VAT. For the sake of clarity, any increase in payments to Auxilium under this Section 8.6 shall reflect only the incremental increase in VAT directly resulting from clause (i) above. In the event that any VAT is owing in any jurisdiction in respect of any such payment, Auxilium will provide to Asahi tax invoices showing the correct amount of VAT in respect of such payments hereunder.

8.6.2 Withholding Tax Matters. If Asahi is required to make a payment to Auxilium subject to a deduction of tax or withholding tax, the sum payable by Asahi (in respect of which such deduction or withholding is required to be made) shall be made to Auxilium after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with Laws. Any such withholding taxes required under Laws to be paid or withheld shall be an expense of, and borne solely by Auxilium, subject to Section 8.6.1 and the obligation of Asahi to assume the responsibility of such expense in the event that such expense arises as a result of any action by Asahi.

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8.6.3 Tax Cooperation. To the extent Asahi is required to deduct and withhold taxes on any payments to Auxilium, Asahi shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Auxilium an official tax certificate or other evidence of such withholding sufficient to enable Auxilium to claim such payments of taxes. Auxilium shall provide to Asahi any tax forms that may be reasonably necessary in order for Asahi not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Auxilium shall use reasonable efforts to provide any such tax forms to Asahi at least thirty (30) days prior to the due date for any payments for which Auxilium desires that Asahi apply a reduced withholding rate. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Laws, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

8.7 Currency Conversion. All payments hereunder shall be made in U.S. Dollars. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than U.S. Dollars), any amount expressed in a foreign currency shall be converted into U.S. Dollars in a manner consistent with such Party’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates.

8.8 General Payment Procedures. Unless otherwise expressly payable in certain time frames as provided in this Agreement (including Section 7.7.2), the receiving Party shall invoice the paying Party for all amounts due to such receiving Party under this Agreement, and such payments shall be made within forty-five (45) days following the receipt by the paying Party of an invoice from the receiving Party specifying the amount due.

8.9 Late Payments. Any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest at a rate equal to the thirty (30) day U.S. dollar LIBOR rate effective for the date that payment was first due as reported by The Wall Street Journal plus two percent (2%). Such interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days payment is delinquent.

8.10 Legal Restrictions. If at any time legal restrictions prevent the remittance by Asahi of all or any part of amounts due under this Agreement in the Territory, Asahi will have the right and option to make such payment by depositing the amount thereof in local currency to an account in the name of Auxilium in a bank or other depository in the Territory as directed by Auxilium. Asahi will consult with Auxilium regarding, and promptly notify Auxilium of, any and all such arrangements.

8.11 Records; Audits. Asahi and its Affiliates and subcontractors shall keep full, true and accurate records and books of account containing all particulars that may be necessary for the purpose of confirming the accuracy of, and calculating, as applicable, all Royalty Payments and other amounts payable to Auxilium hereunder (including records of Net Sales), and any other records reasonably required to be maintained with respect to Asahi’s obligations under this Agreement, for a minimum period of two (2) years or such longer period as required

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by Laws. Auxilium shall have a right to request an audit of Asahi by an independent, internationally recognized accounting firm in order to confirm the accuracy of the foregoing (an “Audit”); provided, however, that Auxilium shall only have the right to request such Audit one time during any given calendar year. Upon the written request by Auxilium to Audit Asahi, Auxilium shall have the right to engage an independent, internationally recognized accounting firm to perform a review as is reasonably necessary to enable such accounting firm to calculate or otherwise confirm the accuracy of any of the foregoing for the calendar year(s) requested by Auxilium; provided that (i) such accountants shall be given access to, and shall be permitted to examine and copy such books and records of Asahi upon five (5) business days’ prior written notice to Asahi, and at all reasonable times on such business days, (ii) prior to any such examination taking place, such accountants shall enter into a confidentiality agreement with Asahi reasonably acceptable to Asahi in order to keep all information and data contained in such books and records strictly confidential and shall not disclose such information or copies of such books and records to any third person including Auxilium, but shall only use the same for the purpose of the reviews and/or calculations which they need to perform in order to determine any amounts being reviewed, and (iii) such accountants shall use reasonable efforts to minimize any disruption to Asahi’s business. Asahi shall make personnel reasonably available during regular business hours to answer queries on all such books and records required for the purpose of the Audit. The accountants shall deliver a copy of their findings to each of the Parties within ten (10) business days of the completion of the review, and, in the absence of fraud or manifest error, the findings of such accountant shall be final and binding on each of the Parties. Any underpayments by Asahi shall be paid to Auxilium within ten (10) business days of notification of the results of such inspection. Any overpayments made by Asahi shall be refunded by Auxilium within ten (10) business days of notification of the results of such inspection. The cost of the accountants shall be the responsibility of Auxilium unless the accountants’ calculation shows that the actual royalties payable, Net Sales, and/or any other applicable amount Audited hereunder to be different, by more than ten percent (10%), than the amounts as previously calculated by Asahi. Without limitation of the foregoing, Asahi shall have the right to audit the calculation of Development Costs and Regulatory Costs incurred by Auxilium, and with respect to which Auxilium is seeking reimbursement from Asahi hereunder, on the same terms and conditions as Auxilium may audit Asahi’s records under this Section 8.11 (substituting references to “Auxilium” for “Asahi”, and vice versa, and substituting references to “Development Costs” or “Regulatory Costs”, as the case may be, for “Net Sales”).

ARTICLE 9

INTELLECTUAL PROPERTY MATTERS

9.1 Ownership of Intellectual Property.

9.1.1 General. Subject to the provisions of this Section 9.1.1 and except as expressly set forth otherwise in this Agreement, (i) Auxilium shall solely own, and it alone shall have the right to apply for, Patents within and outside of the Territory Covering any Auxilium Invention (“Auxilium Collaboration Patents”), and (ii) Asahi shall solely own, and it alone shall have the right to apply for, Patents within and outside of the Territory Covering any Asahi Invention (“Asahi Collaboration Patents”). With respect to any Joint Invention and any

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Patents claiming such Joint Invention (“Joint Collaboration Patents”), Asahi shall assign (and shall cause its Affiliates and subcontractors to assign), and hereby does assign, any and all of Asahi’s (and its Affiliates’ its and subcontractors’) right, title and interest in and to such Joint Inventions and Joint Collaboration Patents to Auxilium, such that Auxilium shall solely own such Joint Inventions and Joint Collaboration Patents and thereafter, any Confidential Information contained therein shall be deemed “Confidential Information” of Auxilium. Each Party shall promptly disclose to the other Party all Auxilium Inventions, Asahi Inventions and Joint Inventions, as applicable, made by it during the Term. The determination of inventorship for such Inventions shall be made in accordance with applicable Laws relating to inventorship set forth in the patent Laws of the United States (Title 35, United States Code).

9.1.2 Employees. Each Party will require all of its and its Affiliates’ employees to assign all Inventions that are developed, made or conceived by such employees according to the ownership principles described in Section 9.1.1 free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions. Each Party will also use its Commercially Reasonable Efforts to require any agents or independent contractors performing an activity pursuant to this Agreement to assign all Inventions that are developed, made or conceived by such agents or independent contractors to Auxilium and/or Asahi according to the ownership principles described in Section 9.1.1 free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions.

9.2 Disclosures; Disputes Regarding Inventions. Each Party shall, before filing a new Patent application (including provisionals and continuations-in-part) claiming an Invention, promptly disclose such Invention to the other Party and shall provide the other Party with a copy of the proposed patent application at least ten (10) business days before filing such application or such shorter time as may be required to preserve Patent rights, including the avoidance of a statutory bar or prior publication. If the non-filing Party believes that the filing Party’s proposed Patent application discloses Confidential Information of the non-filing Party, the non-filing Party shall so notify the filing Party within such ten (10) business days after receipt thereof, and the filing Party shall amend its proposed application to comply with the confidentiality provisions of this Agreement. If the Parties are in agreement as to the designation of the Invention as an Auxilium Invention, Joint Invention or Asahi Invention, as applicable, they can continue as set forth in Section 9.3. If the Parties disagree as to whether an Invention is an Auxilium Invention, Joint Invention or Asahi Invention, and are unable to reach agreement within thirty (30) days after commencing discussions, then the provisions of ARTICLE 15 shall apply to such dispute.

9.3 Patent Filings, Prosecution and Maintenance.

9.3.1 Auxilium Patents. Subject to, and without limiting Asahi’s rights under, Section 9.4 of this Agreement, Auxilium shall have the first right to prepare, file, prosecute and maintain (i) Auxilium Collaboration Patents and (ii) all other Auxilium Patents, at its own cost and expense. Auxilium shall keep Asahi informed of the status of Auxilium Patents and will provide Asahi with copies of all substantive documentation submitted to, or received from, the patent offices in connection therewith. With respect to any substantive submissions that

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Auxilium is required to or otherwise intends to submit to a patent office with respect to an Auxilium Patent, Auxilium shall provide a draft of such submission to Asahi at least sixty (60) days (or such time as is possible) prior to the deadline for, or the intended filing date of, such submission, whichever is earlier (or as soon as reasonably possible if Auxilium has less than sixty (60) days notice of a deadline for submission). Asahi shall have the right to review and comment upon any such submission by Auxilium to a patent office, and will provide such comments within thirty (30) days after receiving such submission (provided, that if no comments are received within such thirty (30) day period, then Auxilium may proceed with such submission). Auxilium shall consider in good faith any suggestions or recommendations of Asahi concerning the preparation, filing, prosecution and maintenance thereof. The Parties shall cooperate reasonably in the prosecution of all Auxilium Patents and shall share all material information relating thereto promptly after receipt of such information. If, during the Term, Auxilium (a) intends to allow any Auxilium Patent to which Asahi has a license under this Agreement to expire or intends to otherwise abandon any such Auxilium Patent, or (b) decides not to prepare or file patent applications covering Auxilium Inventions in the Territory to which Asahi would otherwise have a license under this Agreement, Auxilium shall notify Asahi of such intention or decision at least thirty (30) days (or as soon as possible if less than thirty (30) days) prior to any filing or payment due date, or any other date that requires action, in connection with such Auxilium Patent or Auxilium Inventions, and Asahi shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof in the Territory at its sole cost and expense, in the name of Auxilium (such patents and patent applications shall thereafter be referred to as “Asahi Funded Patent Rights,” and, at Asahi’s election, such Asahi Funded Patent Rights shall not be considered part of the Auxilium Patents for purposes of determining whether a claim constitutes a Valid Claim); provided that, with respect to any international Patent applications included in the Auxilium Patents described in the foregoing sentence, Auxilium shall not allow such an international Patent application to expire or otherwise be abandoned until such international Patent application is about to enter the national stage, at which time Auxilium shall notify Asahi of such intention or decision at least sixty (60) days (or as soon as possible if less than sixty (60) days) prior to any filing or payment due date, or any other date that requires action, in connection with such international Patent application in the Territory that is designated in such international Patent, and Asahi shall have the right to, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance of the national phase of such an international Patent in the Territory at its sole cost and expense, in the name of Auxilium (rendering such international Patent, “Asahi Funded Patent Rights”). Auxilium agrees to use Commercially Reasonable Efforts with respect to any decision to allow an Auxilium Patent to expire or to otherwise go abandoned, or with respect to any decision not to prepare or file patent applications covering Auxilium Inventions.

9.3.2 Joint Collaboration Patents. Subject to, and without limiting Asahi’s rights under, Section 9.4 of this Agreement, Auxilium shall have the first right to prepare, file, prosecute and maintain Joint Collaboration Patents. Auxilium shall keep Asahi informed of the status of Joint Collaboration Patents and will provide Asahi with copies of all substantive documentation submitted to, or received from, the patent offices in connection therewith. With respect to any substantive submissions that Auxilium is required to or otherwise intends to submit to a patent office with respect to a Joint Collaboration Patent, Auxilium shall provide a

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draft of such submission to Asahi at least sixty (60) days (or such time as is possible) prior to the deadline for, or the intended filing date of, such submission, whichever is earlier (or as soon as reasonably possible if Auxilium has less than sixty (60) days notice of a deadline for submission). Asahi shall have the right to review and comment upon any such submission by Auxilium to a patent office, and will provide such comments within twenty (20) days after receiving such submission (provided, that if no comments are received within such twenty (20) day period, then Auxilium may proceed with such submission). Auxilium shall consider in good faith any suggestions or recommendations of Asahi concerning the preparation, filing, prosecution and maintenance thereof. The Parties shall cooperate reasonably in the prosecution of all Joint Collaboration Patents and shall share all material information relating thereto promptly after receipt of such information. If, during the Term, Auxilium (i) intends to allow any Joint Collaboration Patent to expire or intends to otherwise abandon any such Joint Collaboration Patent (“Abandoned Collaboration Patents”), or (ii) decides not to prepare or file patent applications covering Joint Inventions (“Abandoned Joint Inventions”) Auxilium shall notify Asahi of such intention or decision at least thirty (30) days (or as soon as possible if less than thirty (30) days) prior to any filing or payment due date, or any other date that requires action, in connection with such Abandoned Collaboration Patent or Abandoned Joint Invention, and Asahi shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof at its sole cost and expense, in the name of Auxilium, and, at Asahi’s election, such Abandoned Collaboration Patents shall not be considered part of the Joint Collaboration Patents for purposes of determining whether a claim constitutes a Valid Claim.

9.3.3 Asahi Collaboration Patents and Asahi Applied Patents. Asahi shall have the first right to prepare, file, prosecute and maintain (i) Asahi Collaboration Patents and (ii) all other Asahi Applied Patents, at its own cost and expense. Asahi shall keep Auxilium informed of the status of Asahi Applied Patents and will provide Auxilium with copies of all substantive documentation submitted to, or received from, the patent offices in connection therewith. With respect to any substantive submissions that Asahi is required to or otherwise intends to submit to a patent office with respect to an Asahi Applied Patent, Asahi shall provide a draft of such submission to Auxilium at least sixty (60) days (or such time as is possible) prior to the deadline for, or the intended filing date of, such submission, whichever is earlier (or as soon as reasonably possible if Asahi has less than sixty (60) days notice of a deadline for submission). Auxilium shall have the right to review and comment upon any such submission by Asahi to a patent office, and will provide such comments within twenty (20) days after receiving such submission (provided, that if no comments are received within such twenty (20) day period, then Asahi may proceed with such submission). Asahi shall consider in good faith any suggestions or recommendations of Auxilium concerning the preparation, filing, prosecution and maintenance thereof. The Parties shall cooperate reasonably in the prosecution of all Asahi Applied Patents and shall share all material information relating thereto promptly after receipt of such information. If, during the Term, Asahi (a) intends to allow any Asahi Applied Patent to which Auxilium has a license under this Agreement to expire or intends to otherwise abandon any such Asahi Applied Patent, or (b) decides not to prepare or file patent applications covering Asahi Applied Know-How or Asahi Inventions to which Auxilium would otherwise have a license under this Agreement, Asahi shall notify Auxilium of such intention or decision at least thirty

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(30) days (or as soon as possible if less than thirty (30) days) prior to any filing or payment due date, or any other date that requires action, in connection with such Asahi Applied Patent or Asahi Inventions, and Auxilium shall thereupon have the right, but not the obligation, to assume responsibility for the preparation, filing, prosecution or maintenance thereof at its sole cost and expense, in the name of Auxilium and Asahi shall, and hereby does, assign to Auxilium Asahi’s entire right, title and interest in and to any such Asahi Applied Patents (rendering, for clarity, such Asahi Applied Patent an Auxilium Patent hereunder). Asahi agrees to use Commercially Reasonable Efforts with respect to any decision to allow an Asahi Applied Patent to expire or to otherwise go abandoned, or with respect to any decision not to prepare or file patent applications covering Asahi Inventions.

9.3.4 Cooperation. The Parties agree to cooperate in the preparation, filing, prosecution and maintenance of all Patents under this Section 9.3, including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to the filing Party concerning the Invention disclosed in such Patent, obtaining execution of such other documents which are needed in the filing and prosecution of such Patent, and, as requested by a Party, updating each other regarding the status of such Patent, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or maintain such Patents.

9.3.5 Patent Expenses. Any expenses incurred by a Party in connection with the preparation, filing, prosecution and maintenance of any Auxilium Patents, Joint Collaboration Patents or Asahi Applied Patents, as applicable, shall be borne by the Party incurring such expenses.

9.4 Defense and Enforcement of Patents.

9.4.1 Infringement of Third Party Patents. Each of the Parties shall promptly, but in any event no later than ten (10) days after receipt of notice thereof, notify the other Party in writing in the event of any claims by a Third Party of alleged patent infringement by Asahi or Auxilium or any of their respective Affiliates or, solely with respect to Auxilium, its sublicensees with respect to the research, development, manufacture, use, sale, offer for sale or importation of a Product (each, an “Infringement Claim”). With respect to any Infringement Claim in the Field in the Territory, the Parties shall attempt to negotiate in good faith a resolution with respect thereto. If the Parties cannot settle such Infringement Claim with the appropriate Third Parties within thirty (30) days after the receipt of the notice pursuant to this Section 9.4.1, then the following shall apply:

(a) In the case of any such Infringement Claim against Asahi alone or against both Asahi and Auxilium, in each case, with respect to the Product in the Field in the Territory, then Asahi shall be deemed to be the “Controlling Party” for purposes of such Infringement Claim. In the case of any Infringement Claim against (i) Auxilium alone, or (ii) with respect to the Product outside the Territory or outside the Field, then Auxilium shall be deemed to be the “Controlling Party” for purposes of such Infringement Claim. In the event of worldwide litigation (such that related cases and/or claims are being pursued both inside and

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outside of the Territory), each Party shall reasonably assist the other in its role as the Controlling Party in its respective territory.

(b) The Controlling Party shall assume control of the defense of such Infringement Claim. The non-Controlling Party, upon request of the Controlling Party, agrees to join in any such litigation at the Controlling Party’s expense, and in any event to reasonably cooperate with the Controlling Party at the Controlling Party’s expense. The non-Controlling Party will have the right to consult with the Controlling Party concerning such Infringement Claim and to participate in and be represented by independent counsel in any litigation in which such non-Controlling Party is a party at its own expense. The Controlling Party shall have the exclusive right to settle any Infringement Claim without the consent of the other Party, unless such settlement shall have a material adverse impact on the other Party (in which case the consent of such other Party shall be required). For purposes of this Section 9.4.1(b), any settlement that would involve the waiver of rights (including the rights to receive payments) of such other Party shall be deemed a material adverse impact and shall require the consent of such other Party, such consent not to be unreasonably withheld.

(c) If a Party shall become engaged in or participate in any suit described in this Section 9.4.1, the other Party shall cooperate, and shall cause its and its Affiliates’ employees to cooperate, with such Party in all reasonable respects in connection therewith, including giving testimony and producing documents lawfully requested, and using its reasonable efforts to make available to the other, at no cost to the other (other than reimbursement of actually incurred, reasonable out-of-pocket travel and lodging expenses), such employees who may be helpful with respect to such suit, investigation, claim or other proceeding.

9.4.2 Prosecution of Infringers.

(a) Notice. If either Party (i) receives notice of any patent nullity actions, any declaratory judgment actions or any alleged or threatened infringement of patents or patent applications or misappropriation of intellectual property in the Territory comprising the (w) Joint Inventions or Joint Collaboration Patents, (x) Auxilium Patents, Auxilium Inventions or Auxilium Know-How or (y) Asahi Applied Patents, Asahi Inventions or Asahi Applied Know-How, or (ii) learns that a Third Party is infringing or allegedly infringing any Patent within the Auxilium Patents, Joint Collaboration Patents or Asahi Applied Patents in each case, in the Territory, or if any Third Party claims that any such Patent is invalid or unenforceable, in each case, with respect to the Field in the Territory, it shall promptly notify the other Party thereof, including providing evidence of infringement or the claim of invalidity or unenforceability reasonably available to such Party.

(b) Enforcement of Patents.

(i) As between Auxilium and Asahi, Asahi shall have the first right (but not the obligation) to take the appropriate steps to enforce or defend any Patent within the Auxilium Patents, Asahi Applied Patents and Joint Collaboration Patents against infringement by a Third Party that is conducting the manufacture, sale, use, offer for sale or import of any

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pharmaceutical product in the Field in the Territory. Asahi may take steps including the initiation, prosecution and control of any suit, proceeding or other legal action by counsel of its own choice. Asahi shall bear the costs of such enforcement or defense, as applicable. Notwithstanding the foregoing, Auxilium will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(ii) If, pursuant to Section 9.4.2(b)(i), Asahi fails to institute such litigation or otherwise take steps to remedy the infringement of an Auxilium Patent, an Asahi Applied Patent or a Joint Collaboration Patent within one hundred eighty (180) days of the date one Party has provided notice to the other Party pursuant to Section 9.4.2(a) of such infringement or claim, then Auxilium shall have the right (but not the obligation), at its own expense, to bring any such suit, action or proceeding by counsel of its own choice and Asahi will have the right, at its own expense, to be represented in any such action by counsel of its own choice. Notwithstanding anything to the contrary contained herein, in no event shall Asahi have any right to bring any suit, action or proceeding with respect to any matter involving infringement of an Auxilium Manufacturing Patent, or a Patent outside the Territory or outside the Field.

(c) Cooperation; Damages.

(i) If one Party brings any suit, action or proceeding under Section 9.4.2(b), the other Party agrees to be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give the first Party reasonable authority to file and prosecute the suit, action or proceeding; provided, however, that neither Party will be required to transfer any right, title or interest in or to any property to the other Party or any other party to confer standing on a Party hereunder.

(ii) The Party not pursuing the suit, action or proceeding hereunder will provide reasonable assistance to the other Party, including by providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement of any Out-of-Pocket Costs incurred by the non-enforcing or defending Party in providing such assistance.

(iii) Asahi shall not, without the prior written consent of Auxilium (in its sole discretion), enter into any compromise or settlement relating to any claim, suit or action that it brought under Section 9.4.2 involving an Auxilium Patent, an Asahi Applied Patent or a Joint Collaboration Patent, that admits the invalidity or unenforceability of any Auxilium Patent, Asahi Applied Patent or Joint Collaboration Patent, or requires Auxilium to pay any sum of money, or otherwise adversely affects the rights of Auxilium with respect to such Patents, the Product or Auxilium’s rights hereunder (including the rights to receive payments).

(iv) Any settlements, damages or other monetary awards (a “Recovery”) recovered pursuant to a suit, action or proceeding brought pursuant to Section 9.4.2(b) will be allocated first to the costs and expenses of the Party taking such action, and second, to the costs and expenses (if any) of the other Party, with any remaining amounts (if any) to be allocated as follows: (i) to the extent that such Recovery is a payment for lost sales of the Product in the Field in the Territory, (a) if Asahi is the Party taking such action, then Asahi shall

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pay a Royalty Payment to Auxilium pursuant to Section 8.3 with respect to the imputed loss in Net Sales out of any such Recovery or (b) if Auxilium is the Party taking such action, then any such Recovery shall be shared equally by Auxilium and Asahi and (ii) all remaining Recoveries shall be payable to the Party taking such action to the extent such remaining Recoveries relate solely to the Product in the Field in the Territory (and, for purposes of clarity, all remaining Recoveries related to the Product outside the Field or outside the Territory shall be payable to Auxilium).

(d) Infringement and Defense of Auxilium Patents Outside of the Territory or Outside the Field. For clarity, with respect to any and all infringement or defense of any Auxilium Patent (including a Joint Collaboration Patent) anywhere outside of the Territory or outside the Field, Auxilium (or its designee) shall have the sole and exclusive right to bring an appropriate suit or other action against any Person engaged in such infringement or defense of any such Auxilium Patents (including any Joint Collaboration Patents), in its sole discretion and Asahi shall have no rights with respect thereto.

9.5 Patent Term Extensions. As between Auxilium and Asahi, Auxilium shall have the exclusive right, but not the obligation, to seek, in Asahi’s name if so required, Patent Term Extensions (including any supplemental protection certificates and the like available under applicable Law) in the Territory in relation to the Auxilium Patents (including Joint Collaboration Patents). Asahi and Auxilium shall cooperate in connection with all such activities. Auxilium, its agents and attorneys will give due consideration to all suggestions and comments of Asahi regarding any such activities, but in the event of a disagreement between the Parties, Auxilium shall have the final decision making authority.

9.6 Patent Marking. Asahi shall mark the Product marketed and sold by Asahi or its Affiliates hereunder with appropriate patent numbers or indicia, as long as it is required by Law.

9.7 Patent Challenge. Auxilium will be permitted to terminate this Agreement upon written notice to Asahi, effective upon receipt, if Asahi or any of its Affiliates or subcontractors, directly or indirectly, (i) initiate or request an interference or opposition proceeding with respect to, or (ii) make, file or maintain any claim, demand, lawsuit or cause of action to challenge the validity or enforceability of, or, to the extent applicable, oppose any extension of, or the grant of a supplementary protection certificate with respect to, any Auxilium Patent or Auxilium Manufacturing Patent (each of clause (i) or (ii), a “Patent Challenge”).

ARTICLE 10

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1 Mutual Representations and Warranties. Each Party hereby represents and warrants (as applicable) to the other Party as follows, as of the Effective Date:

10.1.1 Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate

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its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

10.1.2 Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.

10.1.3 No Conflicts. The execution, delivery and performance of this Agreement by it does not (i) conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it may be bound, subject in all cases to the rights of BTC under the BTC License Agreement or (ii) violate any Laws of any Governmental Authority having jurisdiction over it.

10.1.4 All Consents and Approvals Obtained. Except with respect to Regulatory Approvals for the Development, Manufacturing or Commercialization of the Product or as otherwise described in this Agreement, (i) all necessary consents, approvals and authorizations of, and (ii) all notices to, and filings by such Party with, all Governmental Authorities and other Persons required to be obtained or provided by such Party as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained and provided, except for those approvals, if any, not required at the time of execution of this Agreement.

10.2 Additional Representations, Warranties and Covenants of Auxilium. Auxilium hereby represents, warrants and covenants to Asahi that:

10.2.1 As of the Effective Date, Auxilium has not filed any Marketing Authorization Applications with a Governmental Authority in the Territory for the sale of the Product in the Territory.

10.2.2 As of the Effective Date, to its knowledge, Auxilium is the owner or licensee of, and has the right to license, the Auxilium Patents (including the Patents licensed under BTC License Agreement), Auxilium Know-How, and all other rights necessary to make, use and sell the Product.

10.2.3 As of the Effective Date, neither Auxilium nor its Affiliates, nor, to Auxilium’s knowledge, its subcontractors nor sublicensees, has received any notice in writing or otherwise has knowledge of any facts which have led Auxilium to believe that any of the Regulatory Approvals relating to the Product are not currently in good standing with the FDA or its foreign equivalents.

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10.2.4 As of the Effective Date, neither Auxilium nor its Affiliates, nor, to the knowledge of Auxilium, its subcontractors nor sublicensees, has received written notice of any proceedings pending before or threatened by any Regulatory Authority with respect to the Product or any Facility where the Product is Manufactured.

10.2.5 As of the Effective Date and except as set forth on Schedule 10.2, to the knowledge of Auxilium, no Third Party (i) is infringing any such Auxilium Patents or Auxilium Manufacturing Patents or has misappropriated any Auxilium Technology or Auxilium Manufacturing Know-How or (ii) has challenged the scope, duration, validity, enforceability, priority, or Auxilium’s right to use or license any Auxilium Technology, Auxilium Manufacturing Patent or Auxilium Manufacturing Know-How.

10.2.6 As of the Effective Date, Schedule 1.12 contains a complete and correct list of the Auxilium Patents that are Controlled by Auxilium (or its Affiliates) as of the Effective Date.

10.2.7 As of the Effective Date, Auxilium (or its Affiliate) is the exclusive owner of the trademark registrations for XIAFLEX® as displayed on Schedule 6.8.1. It has no knowledge of any trademarks or other rights which would prevent the use or registration of the XIAFLEX® mark in the Territory.

10.2.8 As of the Effective Date, to its knowledge, Auxilium nor its Affiliates have received any written warning that any Patent, trademark or other intellectual property right owned by a Third Party would be infringed by research, development manufacture, use, sale, offer for sale, or import of the Product in the Field in the Territory.

10.2.9 During the Term, all Bulk Product Manufactured and supplied hereunder by, or under authority of, Auxilium shall be Manufactured and supplied such that:

(a) The Bulk Product furnished by Auxilium to Asahi under this Agreement:

(i) shall be manufactured, handled, stored and shipped by Auxilium, in accordance with, and shall conform to, the Product Specifications for the Bulk Product;

(ii) shall be manufactured, handled, stored and shipped by Auxilium in compliance with all applicable Laws including, GMPs;

(iii) shall be manufactured using Drug Substance which is manufactured, handled, stored and shipped by Auxilium in accordance with, and conforms to, the applicable Drug Substance Specifications and in compliance with all applicable Laws including, GMPs; and

(iv) shall, at the time delivered by Auxilium or its designated Third Party, not contain any material that would cause the Bulk Product to be adulterated or misbranded within the meaning of applicable Laws.

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(b) In the course of the Development of the Product, to its knowledge, Auxilium has not used any employee that is debarred by the FDA under the Generic Drug Enforcement Act of 1992 (or by any analogous agency or under any analogous Laws in the Territory).

10.2.10 As of the Effective Date and except as set forth on Schedule 10.2, to the best of its knowledge, Auxilium has complied with all Laws in all material respects, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the Auxilium Patents owned by Auxilium in the Territory.

10.2.11 As of the Effective Date, none of the rights of Auxilium or its Affiliates under the Auxilium Patents owned by Auxilium were developed with federal funding from the United States government or any other Governmental Authority.

10.2.12 As of the Effective Date and except as set forth on Schedule 10.2, Auxilium has obtained assignments from the inventors of all inventorship rights relating to its ownership interest in the Auxilium Patents, and all such assignments of inventorship rights relating to such Auxilium Patents are valid and enforceable. With respect to the Auxilium Patents that are the subject of the BTC License Agreement, to the best knowledge of Auxilium, BTC has obtained assignments from the inventors of all inventorship rights relating to its ownership interest in such Patents, and to the best knowledge of Auxilium, all such assignments are valid and enforceable.

10.2.13 During the Term, Auxilium shall not (i) terminate the BTC License Agreement, or (ii) agree to any amendments to the BTC License Agreement that would affect Asahi’s rights hereunder without the prior written consent of Asahi, which consent shall not be unreasonably withheld.

10.3 Additional Representations, Warranties and Covenants of Asahi. Asahi hereby represents, warrants and covenants to Auxilium that,

10.3.1 As of the Effective Date, Asahi is solvent and has the ability to pay and perform all of its obligations as and when such obligations become due, including payment obligations and other obligations under this Agreement.

10.3.2 As of the Effective Date, Asahi’s compensation programs for its Sales Representatives do not, and will not, provide financial incentives for the promotion, sales, and marketing of the Product in violation of any Laws or any professional requirements.

10.3.3 As of the Effective Date, Asahi’s medical, regulatory or legal teams will review all training materials and programs prior to use by Asahi to ensure that all training materials and programs are in accordance with the Commercialization Plan, the Regulatory Approvals and applicable Laws.

10.3.4 During the Term, all Product Commercialized by, or under authority of, Asahi:

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(a) shall be packaged, labeled, handled, stored and shipped by Asahi, in accordance with, and shall conform to, the Product Specifications for the Product;

(b) shall be packaged, labeled, handled, stored and shipped by Asahi in compliance with all applicable Laws including, GMPs; and

(c) shall, from and after the time delivered by Auxilium hereunder, not contain any material that would cause the Product to be adulterated or misbranded within the meaning of Laws.

10.3.5 As of the Effective Date, to the knowledge of Asahi, no claim or demand of any Person has been asserted in writing to Asahi that challenges the rights of Asahi to use or license any of the Asahi Applied Technology.

10.3.6 As of the Effective Date, to its knowledge, Asahi has complied with all applicable Laws, in all material respects, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the Asahi Applied Patents owned by Asahi in the Territory.

10.3.7 As of the Effective Date, to the knowledge of Asahi, none of the rights of Asahi or its Affiliates under the Asahi Applied Patents owned by Asahi were developed with federal funding from the United States government or any other Governmental Authority.

10.3.8 As of the Effective Date, Asahi has obtained assignments from the inventors of all inventorship rights relating to the Asahi Applied Patents which are owned by Asahi, and, to the knowledge of Asahi, all such assignments of inventorship rights relating to such Asahi Applied Patents are valid and enforceable.

10.4 Disclaimer. Asahi understands that the Product is the subject of ongoing clinical research and development and that Auxilium cannot ensure the safety or usefulness of the Product or that the Product will receive Regulatory Approvals. In addition, Auxilium makes no warranties except as set forth in this ARTICLE 10 concerning the Auxilium Technology.

10.5 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

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ARTICLE 11

INDEMNIFICATION

11.1 Indemnification by Auxilium. Auxilium hereby agrees to save, indemnify, defend and hold Asahi, its Affiliates, and their respective directors, officers, agents and employees harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a Third Party (each a “Third Party Claim”) resulting or otherwise arising from (i) any breach by Auxilium (or any of its Affiliates) of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (ii) the negligence or willful misconduct by Auxilium or its Affiliates or their respective officers, directors, employees, agents, consultants or sublicensees (other than Asahi) in performing any obligations under this Agreement or (iii) any matter related to the Development or Manufacturing of the Product hereunder (including, for clarity, product liability Losses resulting therefrom) by Auxilium or its Affiliates or their respective officers, directors, employees, agents, consultants or sublicensees (other than Asahi); in each case except to the extent that such Losses are subject to indemnification by Asahi pursuant to Section 11.2.

11.2 Indemnification by Asahi. Asahi hereby agrees to save, indemnify, defend and hold Auxilium, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all Third Party Claims resulting or otherwise arising from (i) any breach by Asahi (or by any of its Affiliates, wholesalers or distributors) of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (ii) the negligence or willful misconduct by Asahi or its Affiliates, wholesalers or distributors or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, or (iii) any matter related to the Development, Packaging and Labeling or Commercialization of the Product hereunder (including, for clarity, any product liability Losses resulting therefrom) by Asahi or its Affiliates wholesalers or distributors or their respective officers, directors, employees, agents or consultants; in each case except to the extent that such Losses are subject to indemnification by Auxilium pursuant to Section 11.1.

11.3 Indemnification Procedures.

11.3.1 Notice of Claim. All indemnification claims in respect of any indemnitee seeking indemnity under Section 11.1 or 11.2, as applicable (collectively, the “Indemnitees” and each an “Indemnitee”) will be made solely by the corresponding Party (the “Indemnified Party”). The Indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses and any legal proceeding initiated by a Third Party against the Indemnified Party as to which the Indemnified Party intends to make a request for indemnification under Section 11.1 or 11.2, as applicable, but in no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice which materially prejudices the defense of such proceeding. Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount

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of such Loss (to the extent that the nature and amount of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim.

11.3.2 Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim subject to indemnification as provided for in Section 11.1 or 11.2, as applicable, by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects, and such Indemnifying Party shall thereafter continue to defend such Third Party Claim in good faith. Should the Indemnifying Party assume the defense of a Third Party Claim (and continue to defend such Third Party Claim in good faith), the Indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim, unless the Indemnifying Party has failed to assume the defense and employ counsel in accordance with this Section 11.3.

11.3.3 Right to Participate in Defense. Without limiting Section 11.3.2, any Indemnitee will be entitled to participate in the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnitee’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense (or continue to defend such Third Party Claim in good faith) and employ counsel in accordance with this Section 11.3, in which case the Indemnified Party will be allowed to control the defense.

11.3.4 Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided, however, that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay prior to the time of the entry of judgment. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.3.2, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, provided it obtains the prior written consent of the Indemnified Party (which consent will be at the Indemnified Party’s reasonable discretion). The Indemnifying Party that has assumed the defense of (and continues to defend) the Third Party Claim in accordance with Section 11.3.2

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will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of such Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with Section 11.3.2.

11.3.5 Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

11.3.6 Expenses of the Indemnified Party. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim will be reimbursed on a calendar quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

11.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 12. EXCEPT AS EXPRESSLY SET FORTH IN ANY REPRESENTATION OR WARRANTY IN ARTICLE 10, ASAHI ACKNOWLEDGES AND AGREES THAT AUXILIUM HAS MADE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO, AND ASAHI SHALL HAVE NO CLAIM OR RIGHT (INCLUDING WITH RESPECT TO INDEMNIFICATION PURSUANT TO THIS ARTICLE 11 (OR OTHERWISE)) WITH RESPECT TO, ANY INFORMATION, DOCUMENTS OR MATERIALS FURNISHED TO OR FOR ASAHI BY AUXILIUM, ANY OF ITS AFFILIATES, OR ANY OF ITS OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ADVISORS, INCLUDING THE CONFIDENTIAL INFORMATION PACKAGE

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REGARDING THE PRODUCT PROVIDED TO ASAHI AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO ASAHI IN ANY “DATA ROOM”, MANAGEMENT PRESENTATION OR ANY OTHER FORM IN EXPECTATION OF THE TRANSACTION AND COLLABORATION CONTEMPLATED HEREBY.

11.5 Insurance. Each Party shall (provided that either Party shall be allowed to self insure) procure and maintain insurance, including clinical trials insurance and product liability insurance, adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which the Product is being clinically tested in human subjects or commercially distributed or sold by such Party pursuant to this Agreement, and the clinical trials insurance coverage shall, prior to the First Commercial Sale of a Product in the Territory, in no event be less than Ten Million Dollars ($10,000,000) per loss occurrence and Ten Million Dollars ($10,000,000) in the aggregate, and product liability insurance coverage shall, after such First Commercial Sale in the Territory, in no event be less than Twenty-five Million Dollars ($25,000,000) per loss occurrence and Twenty-five Million Dollars ($25,000,000) in the aggregate. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this ARTICLE 11. Each Party shall provide the other Party with written evidence of such insurance prior to commencement of this Agreement (if requested by the other Party) and upon expiration of any one coverage. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, nonrenewal or material change in such insurance or self - insurance which materially adversely affects the rights of the other Party hereunder.

ARTICLE 12

CONFIDENTIALITY

12.1 Confidential Information. As used in this Agreement, the term “Confidential Information” means all information, whether it be written or oral, including all production schedules, lines of products, volumes of business, processes, new product developments, product designs, formulae, technical information, laboratory data, clinical data, patent information, know-how, trade secrets, financial and strategic information, marketing and promotional information and data, and other material relating to any products, projects or processes of one Party (the “Disclosing Party”) that is provided to, or otherwise obtained by, the other Party (the “Receiving Party”) in connection with this Agreement (including information exchanged prior to the date hereof in connection with the transactions set forth in this Agreement, including any information disclosed by either Party pursuant to the Confidentiality and Nondisclosure Agreement between the Parties dated September 16, 2009 (the “Confidential Disclosure Agreement”)). Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

12.1.1 were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect;

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12.1.2 were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;

12.1.3 became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

12.1.4 were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

12.1.5 were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party, to the extent such Receiving Party has documentary evidence to that effect.

12.2 Confidentiality Obligations. Each of Asahi and Auxilium shall keep all Confidential Information received from or on behalf of the other Party with the same degree of care with which it maintains the confidentiality of its own Confidential Information, but in all cases no less than a reasonable degree of care. Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person other than to such of its and its Affiliates’ directors, managers, employees, independent contractors, agents, consultants or, solely with respect to Auxilium, its sublicensees who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement; provided, however, that a Receiving Party shall advise any of its and its Affiliates’ directors, managers, employees, independent contractors, agents, consultants or, solely with respect to Auxilium, its sublicensees who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this ARTICLE 12) that all such directors, managers, employees, independent contractors, agents, consultants or, solely with respect to Auxilium, its sublicensees comply with such obligations. Upon termination of this Agreement (as opposed to expiration), the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party or its directors, managers, employees, independent contractors, agents, consultants or, solely with respect to Auxilium, its sublicensees, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files (or with other appropriately secure and confidential files) of the Receiving Party, solely for archival purposes. Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this ARTICLE 12. It is understood that receipt of Confidential Information under this Agreement will not limit the Receiving Party from assigning its employees to any particular job or task in any way it may choose, subject to the terms and conditions of this Agreement.

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12.3 Permitted Disclosure and Use. Notwithstanding Section 12.2, (i) either Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is reasonably necessary to: (a) comply with or enforce any of the provisions of this Agreement; or (b) comply with Laws; and (ii) Auxilium may disclose Confidential Information belonging to Asahi related to a Product only to the extent such disclosure is reasonably necessary to obtain or maintain Regulatory Approval of a Product, as applicable, to the extent such disclosure is made to a Governmental Authority. If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 12.3, such Party shall give reasonable advance written notice of such disclosure to the other Party to permit such other Party sufficient opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information, including seeking a protective order or other appropriate remedy. Notwithstanding Section 12.2, Auxilium may also disclose Confidential Information belonging to Asahi related to the Product (X) to BTC pursuant to the BTC License Agreement and (Y) to Third Parties in connection with the development or commercialization of the Product outside of the Field or outside of the Territory (provided that BTC and such Third Parties are bound by written agreements having terms at least as protective as those contained in this ARTICLE 12 with respect to keeping such Confidential Information confidential).

12.4 Notification. The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and will cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

12.5 Publicity; Filing of this Agreement.

12.5.1 Publicity. The press release to be issued by Auxilium (the “Auxilium Press Release”) and the press release to be issued by Asahi in connection with the transactions are set forth on Schedule 12.5.1. Except as otherwise provided in this Section 12.5, each Party shall maintain the confidentiality of all provisions of this Agreement, and without the prior written consent of the other Party, which consent shall not be unreasonably withheld, neither Party nor its respective Affiliates shall make any press release or other public announcement of or otherwise disclose the provisions of this Agreement to any Third Party, except for: (i) disclosure to those of its directors, officers, employees, accountants, attorneys, underwriters, lenders and other financing sources, potential strategic partners, advisors, agents and, solely with respect to Auxilium, its sublicensees whose duties reasonably require them to have access to this Agreement, provided that such directors, officers, employees, accountants, attorneys, underwriters, lenders and other financing sources, advisors, agents or, solely with respect to Auxilium, sublicensees are required to maintain the confidentiality of this Agreement; (ii) disclosures required by Nasdaq regulation or any listing agreement with a national securities exchange, in which case the disclosing Party shall provide the nondisclosing Party with at least sixty (60) hours notice, but in any event no later than the time the disclosure required by such Nasdaq regulation or listing agreement is made; (iii) disclosures as may be required by Laws, in which case the disclosing Party shall provide the nondisclosing Party with prompt advance notice of such disclosure and cooperate with the nondisclosing Party to seek a protective order or

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other appropriate remedy, including a request for confidential treatment in the case of a filing with the Securities and Exchange Commission; (iv) the report on Form 8-K, which may be filed by Auxilium or an Affiliate of Auxilium setting forth the Auxilium Press Release referred to above, and the report on Form 10Q, which may be filed by Auxilium or an Affiliate of Auxilium setting forth this Agreement in redacted form (i.e., Redacted Agreement) as provided in Section 12.5.2; (v) disclosures that are consistent with or complementary to those described in clause (iv) but which do not contain any Confidential Information of the other Party; and (vi) other disclosures for which consent has previously been given. A Party may publicly disclose without regard to the preceding requirements of this Section 12.5 any information that was previously publicly disclosed pursuant to this Section 12.5.

12.5.2 Redacted Agreement. Auxilium shall prepare a redacted copy of this Agreement (“Redacted Agreement”) which it shall provide to Asahi for its comments. In the event both Auxilium and Asahi are obligated to file this Agreement, each shall file the Redacted Agreement as jointly agreed by the Parties. In the event that only Auxilium is obligated to file this Agreement, Auxilium may file the Redacted Agreement at its discretion but taking into account any reasonable comments provided by Asahi with respect thereto.

12.6 Publication. Asahi shall submit copies of each proposed academic, scientific, medical and other publication or presentation that is prepared under Asahi’s direct or indirect authorization (e.g., including such materials as may be prepared following a physician/investigator - initiated study) and that contains or refers to the Auxilium Patents, Auxilium Know-How or otherwise relates to the Product or any research or Development Activities under this Agreement to Auxilium at least thirty (30) days in advance of submitting such proposed publication or presentation to a publisher or other Third Party. Auxilium shall have the right to review, comment on and consent to each such proposed publication or presentation at its sole discretion. Auxilium shall have the right to remove any of its Confidential Information prior to submission for publication or presentation. Asahi shall redact or otherwise modify the proposed publication or presentation to remove any such Confidential Information of Auxilium. In addition, in the event that the document includes data, information or material generated by Auxilium’s scientists, and professional standards for authorship would be consistent with including Auxilium’s scientists as co-authors of the document, the names of such scientists will be included as co-authors.

12.7 Use of Names. Except as otherwise set forth in this Agreement, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld; provided, however, that subject to Section 12.5, either Party may use the name of the other Party in any document filed with any Regulatory Authority or Governmental Authority, including the Securities and Exchange Commission.

12.8 Survival. The obligations and prohibitions contained in this ARTICLE 12 as they apply to Confidential Information shall survive the expiration or termination of this Agreement for a period of ten (10) years.

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ARTICLE 13

TERM AND TERMINATION

13.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this ARTICLE 13, shall remain in effect, on a Product-by-Product basis, until the expiration of the Royalty Term for such Product in the Territory (the “Term”).

13.2 Termination for Breach. Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement upon written notice to the other Party in the event that the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its obligations. The Breaching Party shall have sixty (60) days (thirty (30) days in the event of payment) after written notice thereof was provided to the Breaching Party by the non-breaching Party to remedy such default. Unless the Breaching Party has cured any such breach or default prior to the expiration of such sixty (60) day period (thirty (30) day period for payment), such Termination shall become effective upon the end of the sixty (60) day period (thirty (30) day period for non-payment).

13.3 Termination as a Result of Bankruptcy. Each Party shall have the right to terminate this Agreement upon written notice as a result of the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided that such termination shall be effective only if such proceeding is not dismissed within ninety (90) days after the filing thereof.

13.4 Termination by Auxilium. Without limitation of its rights under this Article 13, Auxilium may also terminate this Agreement in its entirety or on an indication-by-indication basis, as applicable, pursuant to the provisions of Sections 2.5.1, 5.9.2, and 9.7.

13.5 Termination by Asahi. Without limitation of its rights under this ARTICLE 13, Asahi may also, by written notice to Auxilium, terminate this Agreement solely with respect to Peyronie’s Disease, at any time during the Term following the third (3rd) anniversary of the Effective Date, in the event unexpected additional investment would be imposed on Asahi due to the necessity of (a) conducting additional clinical studies in the Territory or (b) increasing the number of subjects, number of patient arms or study duration, in each case compared to that contemplated under the initial Development Plan and based on consultations with the Regulatory Authority in the Territory, such that the Development Costs and the Regulatory Costs necessary for obtaining and maintaining Regulatory Approval for the Product for Peyronie’s Disease are projected to increase by [**] percent ([**]%) or greater over the Development Costs and the Regulatory Costs estimated before consultation with the Regulatory Authority in the Territory.

ARTICLE 14

EFFECTS OF TERMINATION

14.1 Effects of Termination. Without limiting any other legal or equitable remedies that a Party may have, if this Agreement is terminated by Auxilium pursuant to Section 13.2, 13.3 or 13.4 or by Asahi pursuant to Section 13.5 prior to its natural expiration, then the

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

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following provisions shall apply; provided, however, that if this Agreement is terminated under such Section for one or more indications in the Field or one or more Products, this Section shall be applied for only the relevant indication or Product, but shall not be applied for all the non-terminated indications and Product (for which this Agreement shall remain in full force):

14.1.1 Termination of Licenses. All rights and licenses granted to Asahi hereunder shall immediately terminate and be of no further force and effect and Asahi shall cease Developing, Commercializing and Packaging and Labeling the Product (except as otherwise set forth in Section 14.1.4).

14.1.2 Assignments. Asahi will promptly, in each case within sixty (60) days after receipt of Auxilium’s request, and:

(a) To the extent permitted by Laws and applicable agreements, assign to Auxilium all of Asahi’s right, title and interest in and to any agreements (or portions thereof) between Asahi and Third Parties that relate to the Development or Commercialization of the Product;

(b) To the extent permitted by Laws and applicable agreements, assign to Auxilium all of Asahi’s right, title and interest in and to any (i)Promotional Materials and (ii) copyrights and trademarks, including any goodwill associated therewith, and any registrations and design patents for the foregoing, and (iii) any Internet domain name registrations for such trademarks and slogans, all to the extent solely related to the Product; provided, however, in the event Auxilium exercises such right to have assigned such Promotional Materials, to the extent not prohibited by Laws or applicable agreements, Asahi shall grant, and hereby does grant, a royalty-free right and license to any housemarks, trademarks, names and logos of Asahi contained therein for a period of twelve (12) months in order to use such Promotional Materials in connection with the Commercialization of the Product;

(c) assign to Auxilium, the management and continued performance of any clinical trials for the Product ongoing hereunder as of the effective date of such termination in respect of which Auxilium shall assume full financial responsibility from and after the effective date of such termination; provided, however, that Auxilium shall have the right to decline to undertake the continuance of such trial(s), in which case Asahi shall be obligated to wind-down such clinical trial(s) as promptly as possible and in accordance with all Laws (for clarity, Auxilium hereby grants Asahi, to the extent applicable, a limited license under the Auxilium Technology for the sole purpose of concluding such trial(s), subject to Section 4.6 remaining effective with respect to any Development Data arising from the exercise of such limited license);

(d) transfer to Auxilium all of, if any, Asahi’s right, title and interest in and to any and all regulatory filings, Regulatory Approvals and other Regulatory Materials for the Product in respect of which Auxilium shall assume full financial responsibility;

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(e) transfer to Auxilium all of Asahi’s right, title and interest in and to any and all Development Data and Promotional Commercialization Data Controlled by Asahi for the Product; and

(f) provide a copy of (i) the material tangible embodiments of the foregoing and (ii) any other material books, records, files and documents Controlled by Asahi solely to the extent related to the Product and which may be redacted to exclude Confidential Information of Asahi;

(g) provided, however, that to the extent that any agreement or other asset described in this Section 14.1.2 is not assignable by Asahi, then such agreement or other asset will not be assigned, and upon the request of Auxilium, Asahi will take such steps as may be reasonably necessary to allow Auxilium to obtain and to enjoy the benefits of such agreement or other asset. For purposes of clarity, (1) Auxilium shall have the right to request that Asahi take any or all of the foregoing actions in whole or in part, or with respect to all or any portion of the assets set forth in the foregoing provisions and (2) to the extent Auxilium requests Asahi to transfer its right, title and interest in the items set forth in this Section 14.1.2 to Auxilium, Asahi shall also cause its Affiliates to transfer and assign to Auxilium all of such Affiliates’ right, title and interest in and to the foregoing items set forth in this Section 14.1.2.

14.1.3 Disclosure and Delivery. Asahi will promptly transfer to Auxilium copies of any physical embodiment of any Asahi Applied Know-How, to the extent then used in connection with the Development or Commercialization of the Product; such transfer shall be effected by the delivery of material documents, to the extent such Asahi Applied Know-How is embodied in such documents, and to the extent that Asahi Applied Know-How is not fully embodied in such documents, Asahi shall make its employees and agents who have knowledge of such Asahi Applied Know-How in addition to that embodied in documents available to Auxilium for interviews, demonstrations and training to effect such transfer in a manner sufficient to enable Auxilium to practice such Asahi Applied Know-How but only in a manner as set out as follows in this Section. The appropriate technical teams at Auxilium and Asahi will meet to plan transfer for the Asahi Applied Know-How as follows: (a) Asahi’s designated representative(s) for the Product will meet with representatives from Auxilium to answer questions with respect to the Asahi Applied Know-How and establish a plan for the transfer for such Asahi Applied Know-How; (b) Asahi will allocate adequate appropriately qualified representatives to work with Auxilium to review the Asahi Applied Know-How to enable the completion of the transfer within thirty (30) days of the completion of the initial transfer planning meetings to the extent reasonable, but in any event no longer than sixty (60) days thereafter.

14.1.4 Disposition of Inventory. Asahi and its Affiliates will be entitled, during the period ending on the last day of the sixth (6th) full month following the effective date of such termination, to sell any inventory of Product affected by such termination that remains on hand as of the effective date of the termination, so long as Asahi pays to Auxilium the Royalty Payments and other amounts payable hereunder (including milestones) applicable to said subsequent sales, with respect to sales in the Territory, as applicable, in accordance with the

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terms and conditions set forth in this Agreement and otherwise complies with the terms set forth in this Agreement.

14.1.5 Disposition of Commercialization Related Materials. Asahi will promptly deliver to Auxilium in electronic, sortable form (a) a list identifying all wholesalers and other distributors involved in the Commercialization of the Product in the Territory as well as any customer lists (e.g., purchasers) related to the Commercialization of the Product in the Territory, and (b) all Promotional Materials as well as any items bearing the Product Trademark and/or any trademarks or housemarks of Auxilium otherwise associated with the Product.

14.2 Effects of Termination. Without limiting any other legal or equitable remedies that a Party may have, if this Agreement is terminated by Asahi pursuant to Section 13.2 or 13.3 prior to its natural expiration, then the following provisions shall apply:

14.2.1 Termination of Licenses. All rights and licenses granted to Auxilium hereunder shall immediately terminate and be of no further force and effect, and Auxilium shall cease use of Asahi Applied Technology unless the Parties agreed on reasonable royalty or any other consideration to be paid from Auxilium to Asahi.

14.2.2 Asahi Rights In Lieu of Termination. Without limiting any other legal or equitable remedies that Asahi may have, if Asahi has the right to terminate this Agreement in accordance with Section 13.2 because Auxilium is the breaching Party or Section 13.3, then Asahi shall have the option, in its sole discretion, to allow this Agreement to remain in full force and effect in lieu of exercising such termination right.

14.3 Expiration of this Agreement.

14.3.1 Upon expiration of this Agreement pursuant to Section 13.1 with respect to a given Product (each such Product, a “Trademark Royalty Product”), all rights and licenses under Auxilium Technology and Joint Collaboration Patent granted to Asahi shall terminate with respect to each Trademark Royalty Product; provided, however, that from and after the date of such expiration, Auxilium shall grant, and hereby does grant, to Asahi (i) a fully paid, non-exclusive, perpetual license under the Auxilium Know-How solely to Package and Label and Commercialize such Trademark Royalty Product for sale in the Field in the Territory, and (ii) subject to Section 14.3.5, an exclusive, royalty-bearing license with regard to the Product Trademark and Product Trade Dress solely to (a) Commercialize such Trademark Royalty Product in the Field in the Territory and (b) Package and Label and have Packaged and Labeled such Trademark Royalty Product for Commercialization in the Field in the Territory.

14.3.2 For so long as Asahi is Commercializing a Trademark Royalty Product under the Product Trademark and Product Trade Dress pursuant to the license granted to Asahi in Section 14.3.1(ii) and not purchasing the Product from Auxilium pursuant to Section 7.15, in consideration of the license granted to Asahi in Section 14.3.1(ii) and the license granted to Asahi under the Auxilium Manufacturing Technology pursuant to Section 7.15, Asahi shall pay Auxilium an amount equal to royalties on annual Net Sales of all Trademark Royalty Products at the following rate:

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Fiscal Year Net Sales	Rate
For that portion of aggregate Fiscal Year Net Sales less than [**] Yen (¥[**])	[	**]%
For that portion of aggregate Fiscal Year Net Sales equal to or greater than [**] Yen (¥[**])	[	**]%

For so long as Asahi is Commercializing a Trademark Royalty Product under the Product Trademark and Product Trade Dress pursuant to the license granted to Asahi in Section 14.3.1(ii) and is purchasing the Product from Auxilium pursuant to a supply agreement to be concluded in accordance with Section 7.15, in consideration of the license granted to Asahi in Section 14.3.1(ii) and the supply of Trademark Royalty Product for commercial sale under such supply agreement, Asahi shall pay the amounts equal to royalties on annual Net Sales of all Trademark Royalty Products at the above rate set forth in this Section plus [**].

14.3.3 Asahi may use the Regulatory Materials and Regulatory Data provided by Auxilium hereunder or generated by Asahi hereunder, and any other Development Data and Commercialization Data, for the purposes of maintaining Regulatory Approval for the Product in the Field in the Territory.

14.3.4 For so long as Asahi is Commercializing a Trademark Royalty Product under the Product Trademark and Product Trade Dress pursuant to the license granted to Asahi in Section 14.3.1(ii), and without limitation of Section 14.5, the following provisions shall remain in full force and effect: Articles 11, 12 and 16 and Sections 2.5, 2.7, 5.1.3, 5.5, 5.6.1, 5.7, 6.5 – 6.8 (inclusive), 6.10, 7.15, 8.4.1, 8.6, 8.7, 8.9, 8.10, 8.11, 14.3 and 15.4.

14.3.5 In the event that there is any period of twelve (12) months following the expiration of this Agreement during which Asahi is not continuously Commercializing a given Trademark Royalty Product, then the Parties shall discuss the reasons therefor and if the Parties agree that the license granted under Section 14.3.1(ii) is no longer necessary or Auxilium determines at its sole discretion that the reasons presented by Asahi are not adequate to justify such lack of continuous Commercialization, then such license shall be deemed to have expired.

14.4 Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such termination. Such termination will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

14.5 Survival. Notwithstanding anything to the contrary contained herein, the following provisions shall survive any expiration or termination of this Agreement: Articles: 11, 12, 15 and 16 and Sections: 14.1, 14.2, 14.4, 14.5, 14.6. Except as set forth in this ARTICLE 14 or otherwise expressly set forth herein, upon termination or expiration of this Agreement all other rights and obligations of the Parties shall cease.

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

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14.6 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Auxilium and Asahi are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (and of any similar provisions of Laws under any other jurisdiction), licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and under any similar provisions of Law under any other jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code or under any similar provisions of Law under any other jurisdiction, (a) the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (x) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (y) if not delivered under clause (x), following the rejection of this Agreement by the Bankrupt Party upon written request therefor by the other Party and (b) the Bankrupt Party shall not unreasonably interfere with the other Party’s rights to intellectual property and all embodiments of intellectual property, and shall assist and not unreasonably interfere with the other Party in obtaining intellectual property and all embodiments of intellectual property from another entity. The “embodiments” of intellectual property includes all tangible, intangible, electronic or other embodiments of rights and licenses hereunder, including all compounds and products embodying intellectual property, Products, filings with Regulatory Authorities and related rights and Auxilium Know-How in the case that Auxilium is the Bankrupt Party and Asahi Applied Know-How in the case Asahi is the Bankrupt Party.

ARTICLE 15

DISPUTE RESOLUTION

15.1 Disputes. The Parties recognize that, from time to time during the Term, disputes may arise as to certain matters which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this ARTICLE 15 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement (other than a dispute addressed in Section 3.4).

15.2 Arising Between the Parties. With respect to all disputes arising between the Parties and not from the JSC, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief Executive Officers of each of the Parties, or a designee from senior management with decision-making authority (the Chief Executive Officer or such designee, the “Executive Officer”) for

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attempted resolution by good-faith negotiations within thirty (30) days after such notice is received by the Executive Officers of each of the Parties.

15.3 Dispute Resolutions. If the Executive Officers are not able to resolve such dispute referred to them under Section 15.2 within such thirty (30) day period, then either Party shall have right to pursue any legal or equitable remedy available to it under Laws; provided that any litigation arising under this Agreement shall be brought in the United States District Court for the Southern District of New York. Each Party hereby agrees to the exclusive jurisdiction of such court and waives any objections as to the personal jurisdiction or venue of such court.

15.4 Patent and Trademark Dispute Resolution. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patent rights covering the manufacture, use or sale of any Product or of any trademark rights relating to any Product shall be submitted to a court of competent jurisdiction in the Territory in which such patent or trademark rights were granted or arose.

15.5 Injunctive Relief. Nothing herein may prevent either Party from seeking a preliminary injunction or temporary restraining order, in any court of competent jurisdiction, so as to prevent any Confidential Information from being disclosed in violation of this Agreement.

ARTICLE 16

MISCELLANEOUS

16.1 Entire Agreement; Amendment. This Agreement, including the Exhibits and Schedules hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidential Disclosure Agreement (which shall remain effective prior to the Effective Date). There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

16.2 Force Majeure. A Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party makes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of force majeure affecting such Party.

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16.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 16.3, and shall be deemed to have been given for all purposes (i) when delivered, if hand-delivered or sent by facsimile on the next business day, (ii) on three (3) business days if sent by a reputable international overnight courier service, or (iii) seven (7) business days after mailing, if mailed by first-class certified or registered airmail, postage prepaid, return receipt requested. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

If to Auxilium:	Auxilium Pharmaceuticals, Inc.
40 Valley Stream Parkway
Malvern, Pennsylvania 19355
U.S.A.
Attention: General Counsel
Fax: 1-484-321-5996

With a copy to:	Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, New Jersey 08540
U.S.A.
Attn: Randall B. Sunberg
Fax: 1-609-919-6701

If to Asahi:	Asahi Kasei Pharma Corporation
1-105 Kanda Jinbocho, Chiyoda-ku
Tokyo 101-8101, Japan
Attention: General Manager, Business Development & Licensing
Fax: 81-3-3296-3681

16.4 No Strict Construction; Interpretation. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

16.5 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld, except that Auxilium may make such an assignment without Asahi’s consent to (a) Affiliates or (b) a successor to substantially all of the business of Auxilium to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 16.5 shall be null, void and of no legal effect.

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16.6 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.7 Severability. If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, such provision or provisions shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good-faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

16.8 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

16.9 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

16.10 English Language; Governing Law. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state.

16.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[No Further Text on This Page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the date first written above.

ASAHI KASEI PHARMA CORPORATION		AUXILIUM PHARMACEUTICALS, INC.

By:	/s/ Toshio Asano	By:	/s/ Armando Anido
Name:	Toshio Asano	Name:	Armando Anido
Title:	President	Title:	CEO and President

AUXILIUM INTERNATIONAL HOLDINGS, INC.

		By:	/s/ James Englund
		Name:	James Englund
		Title:	President

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Schedule 1.12: Auxilium Patents

[**]

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

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Schedule 1.15: BTC License Agreement

**See the Amended and Restated Development and License Agreement, dated as of December 11, 2008, by and between BioSpecifics Technologies Corp. and Auxilium Pharmaceuticals, Inc. (“Auxilium”) (filed as Exhibit 10.2 to Auxilium’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2008 and incorporated by reference herein).**

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Schedule 6.8.1: XIAFLEX Trademark and Logo

Country	Application No.	Registration No.
Japan	2007-27153	5083756

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Schedule 7.6: Forecast Methodology

Q1 (months 1 -3)	Q2 (months 4 -6)	Q3 (months 7 -9)	Q4 – Q8 (months 10 – 24)
Currently being filled	Purchase Order submitted for this Quarter simultaneously with Forecast submission	May not vary by more than +/- 25% when Q3 becomes Q2 via next Forecast and Purchase Order	Non-binding, good faith estimates

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Schedule 10.2: Disclosure Schedule

Auxilium and BTC are currently engaged in resolving BTC’s assertion that two of its employees are co-inventors of the patents and patent applications [**].

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

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Schedule 12.5.1: Press Release

Auxilium Pharmaceuticals, Inc. and Asahi Kasei Pharma Corporation Enter Agreement

to Develop, Commercialize and Supply XIAFLEX® In Japan

Asahi Kasei Obtains Exclusive Rights for Two Indications

Malvern, PA (March XX, 2011) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL) and Asahi Kasei Pharma Corporation announced today that they have entered into a long-term strategic alliance for the development, commercialization and supply of XIAFLEX® (collagenase clostridium histolyticum), a novel, first-in-class biologic for the treatment of Dupuytren’s contracture and Peyronie’s disease. Under the terms of the agreement, Asahi Kasei Pharma will receive exclusive rights to commercialize XIAFLEX for the treatment of Dupuytren’s contracture and Peyronie’s disease in Japan. Asahi Kasei Pharma will be primarily responsible for the clinical development, regulatory and commercialization activities for XIAFLEX in Japan.

XIAFLEX has been approved by the U.S. Food and Drug Administration and the European Commission for the treatment of Dupuytren’s contracture. Asahi Kasei Pharma expects to begin clinical trials for XIAFLEX for the treatment of Dupuytren’s contracture in 2012. XIAFLEX is also being evaluated in a global phase III development program for Peyronie’s disease with top line data expected in the first half of 2012.

“Today, Asahi Kasei Pharma and Auxilium have forged a partnership, which we believe has the opportunity to offer the first, effective nonsurgical treatment for two diseases in Japan,” said Armando Anido, Chief Executive Officer and President of Auxilium. “With the strength of Asahi Kasei Pharma’s development and commercialization organizations in Japan, we believe this relationship greatly enhances our ability to effectively introduce this potentially groundbreaking product.”

Asahi Kasei Pharma will pay Auxilium $15 million upfront. Under the terms of the agreement, Asahi Kasei Pharma will also make up to $247 million in potential milestone payments, with $37 million tied to development and regulatory milestones and $210 million based on sales milestones. Auxilium will receive increasing tiered double-digit royalties based on sales of XIAFLEX in Japan and will supply product to Asahi Kasei Pharma at a predetermined cost.

“Our partnership with Auxilium reinforces Asahi Kasei Pharma’s commitment to seek out innovative products that complement our existing portfolio in orthopedics and urology and address significant unmet medical needs in Japan,” said Toshio Asano, President and Representative Director of Asahi Kasei Pharma. “We look forward to combining our organizational strengths to develop the potential for XIAFLEX as a novel nonsurgical treatment for patients suffering from Dupuytren’s contracture and Peyronie’s disease in Japan.”

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EXECUTION VERSION

Auxilium will remain primarily responsible for the global development of XIAFLEX in Peyronie’s disease and will be responsible for all clinical and commercial drug manufacturing and supply. Asahi Kasei Pharma will be responsible for clinical development and regulatory activities and associated costs in Japan. Furthermore, Asahi Kasei Pharma will have a right of first negotiation to obtain exclusive rights to commercialize XIAFLEX pipeline indications in Japan.

About XIAFLEX

XIAFLEX (collagenase clostridium histolyticum) is a biologic approved in the U.S. and the EU for the treatment of adult Dupuytren’s contracture patients with a palpable cord. XIAFLEX is a novel nonsurgical treatment for this condition and consists of a highly purified combination of several subtypes of collagenase, derived from clostridium histolyticum, in specific proportion. It is also in phase III of a global development program for the treatment of Peyronie’s disease and is in phase II of development for the treatment of Frozen Shoulder syndrome (Adhesive Capsulitis). Together, they work synergistically to break the bonds of the triple helix collagen structure more effectively than human collagenase.

Claims for Auxilium’s U.S. Patent No. 7,811,560 include, among other things, purified collagenase, which is the active component in XIAFLEX (collagenase clostridium histolyticum). This patent entitled “COMPOSITIONS AND METHODS FOR TREATING COLLAGEN-MEDIATED DISEASES” is expected to expire in July 2028. The Company has filed continuation applications with the USPTO, which, if granted, may expand the scope of patent claims covering XIAFLEX. An international patent covering the same claims as the U.S. patent is currently under review outside of the U.S.

About Dupuytren’s Contracture

Dupuytren’s contracture is a condition that affects the connective tissue that lies beneath the skin in the palm. The disease is progressive in nature. Typically, nodules develop in the palm as collagen deposits accumulate. As the disease progresses, the collagen deposits form a cord that stretches from the palm of the hand to the base of the finger. Once this cord develops, the patient’s fingers contract and the function of the hand is impaired. The incidence of Dupuytren’s contracture is highest in Caucasians, historically those of Northern European descent, with a global prevalence of three to six percent of the Caucasian population. (1) The incidence of Dupuytren’s contracture in a Japanese population is estimated to be less than seen in Caucasian populations. Most cases of Dupuytren’s contracture occur in patients older than 50 years. (2)

The most frequently affected parts of the hand associated with Dupuytren’s contracture are the joints called the Metacarpal Phalangeal Joint, or MP joint, which is the joint closest to the palm of the hand and the Proximal Intra-Phalangeal Joint, or the PIP joint, which is the middle joint in the finger. The little finger and ring finger are most frequently involved. XIAFLEX is the only drug approved by the U.S. Food and Drug Administration for treatment of Dupuytren’s contracture, which has historically been treated primarily by an open surgical procedure.

(1)	American Academy of Orthopaedic Surgeons. http://orthoinfo.aaos.org/topic.cfm?topic=A00008
(2)	Badalamente, M. A., Hurst, L. C. et al., Collagen as a Clinical Target: Nonoperative Treatment of Dupuytren’s Disease, The Journal of Hand Surgery, (2002;27A:788-798)

About Peyronie’s Disease

Peyronie’s disease is the development of collagen plaque, or scar tissue, on the shaft of the penis that hardens and reduces flexibility, thus causing pain and forcing the penis to bend or arc during erection. This may prevent intercourse. In addition to difficulty with sexual intercourse, Peyronie’s disease may also be associated with emotional distress, bother, loss of self-esteem and depression.

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EXECUTION VERSION

Prevalence of Peyronie’s disease is estimated to be approximately 5% in adult men, but actual prevalence may be higher, based on autopsies. (1,2,3,4)

(1)	Bella A. Peyronie’s Disease J Sex Med 2007;4:1527–1538
(2)	Lue TF, et al. Summary of the recommendations on sexual dysfunctions in men. J Sex Med 2004;1:6–23.
(3)	Mulhall JP, et al. Subjective and objective analysis of the prevalence of Peyronie’s disease in a population of men presenting for prostate cancer screening. J Urol 2004;171:2350–3.
(4)	Smith BH. Am J Clin Pathol. 1966;45:670-678.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences, such as urologists, endocrinologists, certain targeted primary care physicians, hand surgeons, subsets of orthopedic, general, and plastic surgeons who focus on the hand, and rheumatologists. Auxilium markets XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord and Testim® 1%, a testosterone gel, for the topical treatment of hypogonadism. Auxilium has two projects in clinical development. XIAFLEX is in phase III of development for the treatment of Peyronie’s disease and is in phase II of development for treatment of Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

About Asahi Kasei Pharma

Asahi Kasei Pharma Corporation, headquartered in Tokyo, Japan, is a research-based healthcare innovator that discovers, develops, manufactures, and markets products for the pharmaceutical, diagnostics, and medical nutrition markets. Asahi Kasei Pharma is a wholly owned business unit of Asahi Kasei Corporation, a US$15 billion technology company that provides innovative, science-based solutions to a diverse range of markets including chemicals and plastics, apparel, housing and construction, healthcare, and electronics.

AUXILIUM SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the timing of release of results from the phase III trial for XIAFLEX for the treatment of Peyronie’s disease; Asahi Kasei Pharma’s ability to develop, register for approval and commercialize XIAFLEX for Dupuytren’s contracture and Peyronie’s disease in the licensed territory; Auxilium’s receipt of milestone payments and royalties from Asahi Kasei Pharma; the benefits of the strategic alliance between Auxilium and Asahi Kasei Pharma; the patent protection for XIAFLEX; the number of people suffering from Dupuytren’s contracture and Peyronie’s disease and products in development for Peyronie’s disease and Frozen Shoulder syndrome. All statements other than statements of historical facts contained in this release, including but not limited to, statements regarding future expectations, plans and prospects for the Company, statements regarding forward-looking financial information and other statements containing the words “believe,” “appears,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and similar expressions, as they relate to the Company, constitute forward-looking statements. Actual results may differ materially from those reflected in these forward-looking statements due to various factors, including further evaluation of clinical data, results of clinical trials, the performance of third-party service providers, decisions by regulatory authorities regarding whether or when to proceed to the next phase of clinical trials, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 under the heading “Risk Factors,” which is on file with the Securities and Exchange Commission (the “SEC”) and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on

CONFIDENTIAL

EXECUTION VERSION

the Internet at http://www.auxilium.com under the heading “For Investors — SEC Filings.” There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in forward-looking statements. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements.

In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this release.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com

or

Minoru Takada

General Manager, Business Development & Licensing

Asahi Kasei Pharma Corporation

+81-3-3296-3631

licensing@om.asahi-kasei.co.jp

or

Asahi Kasei Corporation

Corporate Communications

+81-3-3296-3008

Asahi Kasei Pharma Corp.
Press Release	March 23, 2011

License agreement for Xiaflex collagenase clostridium histolyticum

Asahi Kasei Pharma has concluded a license agreement with Auxilium Pharmaceuticals, Inc. of the US on March 22, 2011, under which Asahi Kasei Pharma received exclusive rights to develop and market Auxilium’s Xiaflex* collagenase clostridium histolyticum in Japan.

Xiaflex is a novel, first-in-class biologic, developed to address unmet medical needs through the provision of a nonsurgical treatment for Dupuytren’s contracture and Peyronie’s disease. By proceeding with the development of Xiaflex under this agreement in order to obtain regulatory approval in Japan, Asahi Kasei Pharma is further reinforcing its R&D pipeline in its key strategic fields of orthopedics and urology.

Corporate profile of Auxilium Pharmaceuticals, Inc.

CEO:	Armando Anido
Headquarter:	Malvern, Pennsylvania, USA
Paid-in capital:	US$94 million (≈ \8.0 billion)
Business line:	Development and marketing of products to predominantly specialist audiences, such as urologists, endocrinologists, hand surgeons, plastic surgeons who focus on the hand, and rheumatologists, as a specialty biopharmaceutical company
Sales (2010):	US$211 million* (≈ \17.9 billion)

About Xiaflex

Xiaflex (collagenase clostridium histolyticum), a biologic developed by Auxilium Pharmaceuticals, Inc., consists of a highly purified combination of several subtypes of collagenase derived from clostridium histolyticum in specific proportion. As a locally injectable treatment, it is the first effective non-surgical therapy for Dupuytren’s contracture, and has been approved in the US and the EU for this indication. Xiaflex is now also in Phase III of a global development program for the treatment of Peyronie’s disease, and in Phase II of development for the treatment of frozen shoulder syndrome (adhesive capsulitis).

About Dupuytren’s contracture

Dupuytren’s contracture is a condition that affects aponeurotic tissue (a kind of connective tissue) beneath the skin of the palm, causing a fixed flexion contracture of the fingers as the disease progresses. The incidence of Dupuytren’s contracture is highest in Caucasians of Northern European descent, but there remain many unknowns regarding its pathogenic mechanism. Xiaflex is the only drug which shows effectiveness for the treatment of Dupuytren’s contracture, which has conventionally been treated by surgery.

Press Release	Asahi Kasei Pharma Corp.
Page 2 of 2	March 23, 2011

About Peyronie’s disease

Peyronie’s disease is the development of collagen plaque, or scar tissue, on the shaft of the penis that hardens and reduces flexibility, thus causing pain and forcing the penis to bend or arc during erection, possibly preventing intercourse. The disease occurs mostly in middle-aged men, and is possibly associated with other afflictions such as diabetes, erectile dysfunction (ED), and Dupuytren’s contracture. The precise number of patients is unknown.

About clostridium histolyticum

Clostridium histolyticum is a bacterium that secretes various kinds of collagenase-like proteinase which decompose tissue for it to feed on and multiply. As it exhibits a strong enzymatic activity, the collagenase derived from Clostridium histolyticum is often used in the separation of cells from animal tissue during the course of various biochemical and physiological research.

About collagenase

Collagenase is an enzyme which breaks apart collagen, a fibrous protein that plays a vital role in maintaining connective tissue and bones in animals.

*	Xiaflex is a registered trademark of Auxilium Pharmaceuticals, Inc.

For more information, please contact:

Asahi Kasei Pharma Corporation	Asahi Kasei Corporation
General Affairs Department	Corporate Communications
Phone: +81-(0)3-3296-3600	Phone: +81-(0)3-3296-3008
Fax: +81-(0)3-3296-3680	Fax: +81-(0)3-3296-3162